As filed with the Securities and Exchange Commission on August 7, 2014 333-197099

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
AMENDMENT NO. 2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corvus Gold Inc.
(Exact name of registrant as specified in its charter)

British Columbia	1040	98-0668473
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 2300, 1177 W. Hastings St.
Vancouver, British Columbia Canada
(604) 638-3246
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Pontius
Chief Executive Officer
Suite 2300, 1177 W. Hastings St.
Vancouver, British Columbia Canada
(604) 638-3246
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam
Jason K. Brenkert
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, Colorado 80202

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

The Registrant previously paid a registration fee of $742.92 in connection with the filing of the initial registration statement on Form S-1 with the Commission on June 27, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated August 7, 2014

PRELIMINARY PROSPECTUS

Corvus Gold Inc.

5,150,000 Common Shares

Corvus Gold Inc. (“Corvus”, “we”, “us” or “our”) are offering up to 5,150,000 Common Shares at a public offering price of $1.20 per Common Share (the “offering”).  There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale. The offering price is payable in Canadian dollars only and all dollar amounts set forth in this prospectus are in Canadian dollars unless otherwise specified. See “Currency and Exchange Rates.”

The offering is being conducted on a best efforts self-underwritten basis and there is no minimum number of Common Shares required to be sold by us.  All proceeds from the sale of these Common Shares will be delivered directly to us and will not be deposited in any escrow account.  If the entire 5,150,000 Common Shares are sold, we will receive gross proceeds of $6,180,000 before expenses estimated to be approximately $200,000.  We plan to complete or terminate this offering within 45 days of the date hereof.  No assurance can be given to the number of Common Shares we will sell or even if we will be able to sell any Common Shares.  There is no minimum offering amount.

The price at which the Common Shares are being sold was fixed by us pursuant to the rules of the TSX and is equal to the volume-weighted average price for the Common Shares on the TSX for the five-day period immediately preceding June 25, 2014, of $1.46 less a discount of approximately (17%) percent, as permitted by the TSX. The offering price will remain fixed for the duration of the offering.

Our Common Shares are currently quoted on the OTCQX, under the symbol “CORVF” and on the Toronto Stock Exchange under the symbol “KOR”.  The last reported sale price of our Common Shares on the OTCQX on August 6, 2014 was US$1.17 per Common Share and on the Toronto Stock Exchange was $1.26 per Common Share.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

Investing in our securities involves a high degree of risk.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2014

TABLE OF CONTENTS

DEALER PROSPECTUS DELIVERY OBLIGATION	ii
GLOSSARY OF TERMS	iii
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES	viii
CURRENCY AND EXCHANGE RATES	viii
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	15
MARKET FOR COMMON SHARES AND RELATED MATTERS	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS	19
BUSINESS	29
PROPERTIES	36
LEGAL PROCEEDINGS	71
DIRECTORS AND EXECUTIVE OFFICERS	71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
EXECUTIVE COMPENSATION	77
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	86
DESCRIPTION OF SECURITIES	87
DILUTION	88
PLAN OF DISTRIBUTION	88
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	89
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	90
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	97
LEGAL MATTERS	97
INTERESTS OF EXPERTS	97
WHERE YOU CAN FIND MORE INFORMATION	98
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus that we have authorized for use in connection with this offering. Neither we nor the placement agent has authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

i

DEALER PROSPECTUS DELIVERY OBLIGATION

Until  (90 days after the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GLOSSARY OF TERMS

“Ag”	Silver

“alteration”	Changes in the chemical or mineralogical composition of a rock, generally produced by weathering or hydrothermal solutions

“Arrangement”	The corporate spin-out of Corvus from ITH by way of a plan of arrangement among ITH, the shareholders of ITH and Corvus under the BCBCA, effective August 26, 2010

“Au”	Gold

“Board”	The board of directors of Corvus

“BCBCA”	Business Corporations Act (British Columbia), Corvus’ governing statute

“Corvus Nevada”	Corvus Gold Nevada Inc., a wholly owned subsidiary of Corvus US subsisting under the laws of Nevada

“Corvus US”	Corvus Gold (USA) Inc., a wholly owned subsidiary of Corvus subsisting under the laws of Nevada

“Common Shares”	The Common Shares without par value in the capital stock of Corvus as the same are constituted on the date hereof

“Corvus”	Corvus Gold Inc., a company organized under the laws of British Columbia

“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit, that is, material of the lowest assay value that is included in a resource/reserve estimate

“deposit”
A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

“Director”	A member of the Board of Directors of Corvus

“disseminated”	Fine particles of mineral dispersed throughout the enclosing rock

“epigenetic”	Said of a mineral deposit of origin later than that of the enclosing rocks

“executive officer”
When used in relation to any issuer (including the Company) means an individual who is:

    (a) a chair, vice chair or president;

    (b) a vice-president in charge of a principal business unit, division or function, including sales, finance  or production; or

    (c) performing a policy-making function in respect of the issuer

“g/t”	Grams per metric tonne

“grade”	To contain a particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock

“heap leaching”
A method of recovering minerals from ore whereby crushed rock is stacked on a non-porous liner and an appropriate chemical solution is sprayed on the top of the pile (the “heap”) and allowed to percolate down through the crushed rock, dissolving the desired minerals(s) as it does so.  The chemical solution is then collected from the base of the heap and is treated to remove the dissolved mineral(s)

“host”	A rock or mineral that is older than rocks or minerals introduced into it or formed within it

“host rock”	A body of rock serving as a host for other rocks or for mineral deposits, or any rock in which ore deposits occur

“hydrothermal”	A term pertaining to hot aqueous solutions of magmatic origin which may transport metals and minerals in solution

“ITH”	International Tower Hill Mines Ltd., a company subsisting under the laws of British Columbia

“massive”	Said of a mineral deposit, especially of sulphides, characterized by a great concentration of ore in one place, as opposed to a disseminated or veinlike deposit

“Moz”	Million ounces

“mineral reserve”
The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed

“mineral resource”
A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.  The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase “reasonable prospects for economic extraction” implies a judgment by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable

“mineralization”	The concentration of metals and their chemical compounds within a body of rock

“National Instrument 43-101”/ “NI 43-101”	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”

“NBP”	The North Bullfrog Project in Nevada held by Corvus Nevada, as more particularly described under “Properties”

“NSR”	Net smelter return

“Raven Gold”	Raven Gold Alaska Inc., a wholly owned subsidiary of Corvus US subsisting under the laws of Alaska

“SEC”	United States Securities and Exchange Commission

“SoN”	SoN Land and Water, LLC, a limited liability company subsisting under the laws of Nevada, of which Corvus Nevada is the sole member

“tabular”	Said of a feature having two dimensions that are much larger or longer than the third, or of a geomorphic feature having a flat surface, such as a plateau

“TSX”	Toronto Stock Exchange

“vein”	An epigenetic mineral filling of a fault or other fracture, in tabular or sheetlike form, often with the associated replacement of the host rock; also, a mineral deposit of this form and origin

“Whittle® Software”
Computer software from Dassault Systemes Geovia used to create optimized open pit mine designs. The program implements the Lerchs-Grossman algorithim to identify the mineable portion of a resource model of tonnage and grade by considering parameters of price, mine operating cost, metallurgical recovery, resource grade and pit slope. It defines continuous volumes (pit shapes) of economically viable resource. “Whittle is a registered trademark.”

“Whittle® Analysis”
An analysis of a particular mining project carried out using the Whittle® Software system to define optimized mining volumes (pit shapes) based on a resource model that defines tonnage and resource grade, and using input parameters of price, operating cost, metallurgical recovery, and pit slope.

“$1,300 Whittle® Pit”
A mineable volume (pit shape) defined using the Whittle® Software with the gold price set equal to US $1,300 per ounce, and a resource model of tonnage and grade, with input parameters of mine operating cost, metallurgical recovery and pit slope.

SEC Industry Guide 7 Definitions:

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

development stage
A “development stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production.  This stage occurs after completion of a feasibility study.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

probable reserve
The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.
proven reserve
The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction.  “Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.  A reserve includes adjustments to the in-situ tonnes and grade to include diluting

v

materials and allowances for losses that might occur when the material is mined.

1 For SEC Industry Guide 7 purposes this study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

2 SEC Industry Guide 7 does not require designation of a qualified person.

Metric Equivalents

For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometres	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857
1 mile = 1.609 kilometres 1 acre = 0.405 hectares 2,204.62 pounds = 1 metric ton = 1 tonne	2000 pounds (1 short ton) = 0.907 tonnes 1 ounce (troy) = 31.103 grams 1 ounce (troy)/ton = 34.2857 grams/tonne

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

The mineral estimates in this prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws.  The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended.  These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”).  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in, and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC.  Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.  Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated.  The Company’s accounts are maintained in Canadian dollars and the Company’s financial statements are prepared in accordance with United States Generally Accepted Accounting Principles.  All references to “U.S. dollars”, “USD” or to “US$” are to United States dollars.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

	Year Ended May 31
Canadian Dollars to U.S. Dollars	2014	2013	2012
Rate at end of period	0.9202	0.9672	0.9663
Average rate for period	0.9379	0.9956	1.0007
High for period	0.9833	1.0299	1.0583
Low for period	0.8888	0.9599	0.9430

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities. Unless the context provides otherwise, all references to “Corvus,” “we,” “us,” “our,” or similar terms, refer to Corvus Gold Inc.  In this prospectus, all references to “$” or “dollars” mean the Canadian dollar and, unless otherwise indicated, all currency amounts in this prospectus are stated in Canadian dollars.

About Our Company

We were incorporated under the BCBCA with the name “Corvus Gold Inc.” on April 13, 2010 as a wholly-owned subsidiary of International Tower Hill Mines Ltd., a company subsisting under the laws of British Columbia (“ITH”), with an authorized capital consisting of an unlimited number of Common Shares.  Pursuant to the corporate spin-out of Corvus from ITH by way of a plan of arrangement among ITH, the shareholders of ITH and Corvus under the BCBCA, effective August 26, 2010, Corvus was spun out as a separate and independent public company, and each shareholder of ITH received one-half of a Common Share.

We are a reporting issuer in the Canadian Provinces of British Columbia, Alberta and Ontario and the Common Shares are listed for trading on the TSX under the trading symbol “KOR” and are quoted on the OTCQX under the symbol “CORVF”.

Our head office is located at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3, and our registered and records office is located at Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia V7X 1J1.

We are a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  We currently hold or have the right to acquire interests in a number of mineral properties in Alaska and Nevada, USA, including the NBP, which is our sole material mineral property.  We are in the exploration stage as our properties have not yet reached commercial production and none of our properties is beyond the preliminary exploration stage.  All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization.

Recent Developments

North Bullfrog Project Estimated Mineral Resource Update:  The mineralization inventory at Sierra Blanca and Yellowjacket was recalculated, effective March 25, 2014, to incorporate all the new drilling done in 2012 and 2013.  At the same time, the decision was made to change how the estimated mineral resources at the NBP were calculated.  Instead of discussing the overall mineralization inventory as was done in the past, the estimated mineral resource is now limited to that part of the mineralization inventory that falls within a US $1300 Whittle® pit.

North Bullfrog Project Exploration:  Assays from 2013 drilling continued to come in during December 2013 and January 2014 and additional channel sampling along road cuts was conducted in December 2013 and January 2014.  The 2014 Phase I drilling campaign started in February 2014 with focus on the Yellowjacket vein system.  Phase I is planned to consist of approximately 5000 metres of core drilling.  The Company has received results from 9 drill holes in the Yellowjacket deposit.  The results from these holes have defined a new parallel high-grade vein system immediately west of the Yellowjacket deposit and intersected high-grade mineralization along the northern extension of the deposit.  The new drilling results continue to indicate that the Yellowjacket system is expanding.

North Bullfrog Project Infrastructure:  In December 2013 the Company completed the purchase of a 430 acre fee simple parcel of land located about 30 kilometers north of the NBP area which carries with it 1,600 acre-feet of irrigation water rights within the Sarcobatus Flats water basin.  Cost of the land and water was US$ 1,000,000.  This water right is significant because it provides all water presently anticipated to be required under the current conceptual NBP mine plan.

North Bullfrog Project Metallurgy:  The Company has completed a series of metallurgical test on the Yellowjacket deposit mineralization which have returned encouraging gold and silver recovery results.  Initial grind size analysis test work indicated enhanced recoveries for gold and silver could be obtained from milling the rock to a relatively coarse particle size with follow-up gravity recovery followed by cyanide leaching of the tails.  This initial test work has established the basis for future potential optimization metallurgical work focusing on a simple, low cost grinding circuit with gravity gold silver recovery followed by cyanide leaching of tails to obtain higher gold and silver recoveries from the higher grade Yellowjacket mineralization. See “Properties” below for further information.

The Offering

Common shares being Offered	Up to 5,150,000 Common Shares, at a per Common Share price of $1.20.

OTCQX and TSX Symbol	The Common Shares are listed on the OTCQX under the symbol “CORVF” and on the TSX under the symbol “KOR”.

Use of Proceeds:	We intend to use the net proceeds from this offering for additional work on the NBP and for general corporate purposes, including working capital.

Risk Factors:	Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Summary Financial Information

The following tables summarize our financial data for the periods presented.  The summary statements of operations and comprehensive loss for the years ended May 31, 2014 and 2013, and the statements of financial position as of May 31, 2014 and 2013, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods.  You should read this data together with our financial statements and the related notes included elsewhere in this prospectus, as well as “Management's Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 1 of this prospectus.

Statements of Operations and Comprehensive Loss

	Years Ended May 31,
	2014	2013
Total revenue	$–	$–
Total operating expenses	(13,117,477)	(12,505,999)
Net loss	(11,664,974)	(12,462,880)
Basic and diluted loss per share	(0.17)	(0.22)

Statements of Financial Position

	Years Ended May 31,
	2014	2013

Total assets	$8,274,418	$12,516,986
Total liabilities	883,158	769,282
Total shareholders’ equity	7,391,260	11,747,704

RISK FACTORS

Investing in the Common Shares involves a high degree of risk.  You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in the Common Shares.  If any of the following risks materialize, our business, financial condition, results of operation and future prospects will likely be materially and adversely affected.  In that event, the market price of the Common Shares could decline and you could lose all or part of your investment.

Risks Related To Our Company

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine if proven and probable mineral reserves exist at our properties, to continue exploration and if warranted, develop our existing properties and to identify and acquire additional properties to diversify our property portfolio.  We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying and feasibility studies with regard to the results of our exploration.  We may not benefit from some of these investments if we are unable to identify commercially exploitable mineralized material.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold and silver.  Capital markets worldwide have been adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities.  We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.  Failure to obtain such additional financing could result in delay or indefinite postponement of further mining operations or exploration and development and the possible partial or total loss of our potential interest in our properties.

We have a limited operating history on which to base an evaluation of our business and prospects.

Since our inception we have had no revenue from operations.  We have no history of producing metals from any of our properties.  All of our properties are exploration stage properties in various stages of exploration.  Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure.  As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold/silver ore reserves to support a commercial mining operation;

•	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

•	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

•	the availability and cost of appropriate smelting and/or refining arrangements, if required;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance exploration, development and construction activities, as warranted;

•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

•	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

•	potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies.  It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction and mine start-up.  Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have negative cash flow from operating activities and expect to continue to incur losses in the future.  We incurred the following losses from operations before other income (expense) during each of the following periods:

•	Approximately $(13,117,477) for the year ended May 31, 2014; and

•	Approximately $(12,505,999) for the year ended May 31, 2013.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generate sufficient revenues to fund continuing operations.  We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations.  At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development.  We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body.  In addition, costs are affected by the price of commodities such as fuel, steel, rubber, and electricity.  Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any significant location could have a significant effect on our profitability.

Risks Related to Mining and Exploration

All of our properties are in the exploration stage.  Other than the NBP, which has estimated inferred and/or indicated resources identified, there are no known resources, and there are no known reserves, on any of our properties.  There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities.  Until we can do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration.  If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.  A mineral reserve is defined by the SEC in its Industry Guide 7 as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.  The probability of an individual prospect ever having a “reserve” that meets the requirements of the SEC’s Industry Guide 7 is extremely remote; in all probability our mineral properties do not contain any “reserves” and any funds that we spend on exploration could be lost.  Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those minerals.  Both mineral exploration and development involve a high degree of risk and few mineral properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices.  Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses.  Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;

•	fluctuation in production costs that make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents;

•	metallurgic and other processing problems;

•	mechanical and equipment performance problems;

•	failure of pit walls or dams;

•	unusual or unexpected rock formations;

•	personal injury, fire, flooding, cave-ins and landslides; and

•	decrease in the value of mineralized material due to lower gold and/or silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates.  We currently have very limited insurance to guard against some of these risks.  If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable, or result in additional expenses.

We have no history of producing metals from our current mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

We have no history of producing metals from our current mineral properties.  We do not produce gold or silver and do not currently generate operating earnings.  While we seek to move our projects into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises, including:

•	the timing and cost, which are considerable, of the construction of mining and processing facilities;

•	the ability to find sufficient gold/silver reserves to support a profitable mining operation;

•	the availability and costs of skilled labor and mining equipment;

•	compliance with environmental and other governmental approval and permit requirements;

•	the availability of funds to finance construction and development activities;

•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

•	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of some of our properties.  It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up.  In addition, our management will need to be expanded.  This could result in delays in the commencement of mineral production and increased costs of production.  Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques.  Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions.  In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results.  Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this prospectus have been determined based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate.  Extended declines in market prices for gold or silver may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect any commercial viability determinations we may reach.  Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian requirements.  These requirements are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC.  It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers.  In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves.

Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations.  Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor.  The success of gold, silver and other commodity exploration is determined in part by the following factors:

•	the identification of potential mineralization based on surficial analysis;

•	availability of government-granted exploration permits;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves.  The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

The volatility of the price of gold could adversely affect our future operations and, if warranted, our ability to develop our properties.

The potential for profitability of our operations, the value of our properties, the market price of the Common Shares and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold and silver.  Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received.  A decrease in the price of gold and/or silver may prevent our property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold and silver prices.  The prices of gold and silver are affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world.

The volatility in gold prices is illustrated in the table presented under the heading “Business – Business Operations – Gold Price History” below.

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate.  In the event gold and/or silver prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Companies engaged in mineral property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits.  We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all.  Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities.  Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.  Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•	laws and regulations related to exports, taxes and fees;

•	labor standards and regulations related to occupational health and mine safety; and

•	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits.  Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions.  We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate.  Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.  These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities.  It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Legislation has been proposed that would significantly affect the mining industry.

Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law of 1872.  If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims.  Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims.  Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims.  Passage of such legislation could adversely affect our financial performance.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change.  Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations.  Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.  Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete.  Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation.  The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate.  These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures.  These impacts may adversely impact the cost, production and financial performance of our operations.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents;

•	treat ground and surface water to drinking water standards; and

•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs.  We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate.  If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases.  As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable.  We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees.  If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended.  We compete with other precious metal companies for capital.  If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate additional precious metal projects.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit, or increase the cost of, production.

Joint ventures and other partnerships may expose us to risks.

We may enter into joint ventures or partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest.  Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture.  Further, we may be unable to exert control over strategic decisions made in respect of such properties.  Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of the Common Shares.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including our President, our Chief Executive Officer and our Chief Operating Officer.  The loss of any officer could have an adverse effect on us.  We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors.

We are a Canadian corporation and certain of our Directors are neither citizens nor residents of the United States.  A substantial part of the assets of several of these persons, are located outside the United States.  As a result, it may be difficult or impossible for an investor:

•
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or

•	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

Our results of operations could be affected by currency fluctuations.

Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars.  There can be significant swings in the exchange rate between the U.S. and Canadian dollar.  There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned.  Our current properties are located in Nevada and Alaska and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations.  This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of “unpatented” lode mining claims created and maintained in accordance with the United States General Mining Law of 1872.  Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law of 1872.  Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government.  The validity of an unpatented lode mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law.  In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.  Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

We may be unable to secure surface access or purchase required surface rights.

Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost or overall ability to develop any mineral deposits we may locate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes which may result in litigation or other legal claims.  We may be required to assert or defend against these claims which will divert resources and management time from operations.  The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We do not currently insure against all the risks and hazards of mineral exploration, development and mining operations.

Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Risks Related to the Common Shares

We believe that we may be a “passive foreign investment company” for the current taxable year which may result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets.  United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended May 31, 2014, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years.  If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the shareholder makes a timely and effective "qualified electing fund" election (“QEF Election”) or a "mark-to-market" election with respect to the Common Shares.  A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amount to our shareholders.  A U.S. shareholder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein.  This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.”  Each U.S. shareholder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Common Shares:

•	Changes in the worldwide price for gold and/or silver;
•	Disappointing results from our exploration efforts;
•	Decline in demand for Common Shares;

•	Downward revisions in securities analysts’ estimates or changes in general market conditions;
•	Technological innovations by competitors or in competing technologies;
•	Investor perception of our industry or our prospects; and

•	General economic trends.

In the last 12 months, the closing price of our stock on the TSX has ranged from a low of $0.70 to a high of $2.12.  In addition, stock markets in general have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.  These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Common Shares.  As a result, you may be unable to resell any Common Shares you acquire at a desired price.

We have never paid dividends on the Common Shares.

We have not paid dividends on the Common Shares to date, and we may not be in a position to pay dividends for the foreseeable future.  Our ability to pay dividends with respect to the Common Shares will depend on our ability to successfully develop one or more properties and generate earnings from operations.  Further, our initial earnings, if any, will likely be retained to finance our operations.  Any future dividends on Common Shares will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of the Board.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per Common Share if we issue additional employee/Director/consultant options or if we sell additional Common Shares to finance our operations.

In order to further expand the Company’s operations and meet our objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Shares, including, but not limited to, raising funds to explore the NBP.  Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we will likely also need to issue additional Common Shares to finance future acquisitions, growth and/or additional exploration programs of any or all of our projects or to acquire additional properties.  We will also in the future grant to some or all of our Directors, officers, and key employees and/or consultants options to purchase Common Shares as non-cash incentives.  The issuance of any equity securities could, and the issuance of any additional Common Shares will, cause our existing shareholders to experience dilution of their ownership interests.

If we issue additional Common Shares or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per Common Share depending on the price at which such securities are sold.

We are subject to the continued listing criteria of the TSX and our failure to satisfy these criteria may result in delisting of the Common Shares.

The Common Shares are currently listed on the TSX.  In order to maintain the listing, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders.  In addition to objective standards, the TSX may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of TSX; or if any other event occurs or any condition exists which makes continued listing on the TSX, in the opinion of the TSX, inadvisable.

If the TSX delists the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage of the Company, and an inability for us to obtain additional financing to fund our operations.

The issuance of additional Common Shares may negatively impact the trading price of our securities.

We have issued Common Shares in the past and will continue to issue Common Shares to finance our activities in the future.  In addition, outstanding options, warrants and broker warrants to purchase Common Shares may be exercised, resulting in the issuance of additional Common Shares.  The issuance by us of additional Common Shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict if investors will find our Common Shares less attractive because we may rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Broker-dealers may be discouraged from effecting transactions in Common Shares because they are considered a penny stock and are subject to the penny stock rules.

The Common Shares are a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than USD 5.00 per share or an exercise price of less than USD 5.00 per share, subject to certain exceptions.  The Common Shares are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of USD 5,000,000 or individuals with a net worth in excess of USD 1,000,000 or annual income exceeding USD 200,000 or USD 300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Shares.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the Common Shares.

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits attached hereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation, collectively “forward-looking statements”.  Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, statements regarding:

•	the Company’s strategies and objectives, both generally and in respect of its specific mineral properties;

•
the timing of decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company’s exploration programs, including for the NBP;

•	the Company’s estimates of the quality and quantity of the resources at its mineral properties;

•	the timing and cost of planned exploration programs of the Company and its joint venture partners (as applicable), and the timing of the receipt of results therefrom;

•
the planned use of proceeds from the Company’s private placement completed in November 2013, from the exercises of stock options and warrants, and from the proceeds of the sale of the Company’s interest in the Terra Project, Alaska in February, 2014;

•	the Company’s future cash requirements;

•	general business and economic conditions;

•	the Company’s belief that its operations are conducted in material compliance with applicable laws and regulations;
•	the Company’s ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations;

•	the Company’s expectation that it will be able to add additional mineral projects of merit to its assets;

•	the planned completion of and timing for an updated resource estimate for the NBP;

•	the potential for the existence or location of additional high-grade veins at the NBP;

•	the potential to expand the high grade gold and silver at the Yellowjacket target, and the potential to expand the higher grade bulk tonnage at the Sierra Blanca target, at the NBP;

•
the potential for any higher grade portions of the deposits at the NBP to be a potential starter pit, the potential to add to existing resources or to increase the confidence in the existing resource estimate, the potential for there to be a low strip ratio in connection with any mine at the NBP, the potential for the existence or location of additional high-grade veins or higher grade mineralization; and

•	the Company’s expectation that it will be able to build itself into a non-operator gold producer with significant carried interests and royalty exposure.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our requirement of significant additional capital;

•	risks related to our limited operating history;

•	risks related to our history of losses;

•	risks related to cost increases for our exploration and, if warranted, development projects;

•	risks related to our properties being in the exploration stage;

•	risks related to mineral exploration and production activities;

•	risks related to our lack of mineral production from our properties;

•	risks related to estimates of mineral resources;

•	risks related to changes in mineral resource estimates;

•	risks related to differences in United States and Canadian reserve and resource reporting;

•	risks related to our exploration activities being unsuccessful;

•	risks related to fluctuations in gold, silver and other metal prices;

•	risks related to our ability to obtain permits and licenses for production;

•	risks related to government and environmental regulations that may increase our costs of doing business or restrict our operations;

•	risks related to proposed legislation that may significantly affect the mining industry;

•	risks related to land reclamation requirements;

•	risks related to competition in the mining industry;

•	risks related to equipment and supply shortages;

•	risks related to current and future joint ventures and partnerships;

•	risks related to our ability to attract qualified management;

•	risks related to the ability to enforce judgment against certain of our Directors;

•	risks related to currency fluctuations;

•	risks related to claims on the title to our properties;

•	risks related to surface access on our properties;

•	risks related to potential future litigation;

•	risks related to our lack of insurance covering all our operations;

•	risks related to our status as a “passive foreign investment company” under US federal tax code; and

•	risks related to the Common Shares, including price volatility, lack of dividend payments, dilution and penny stock rules.

This list is not exhaustive of the factors that may affect our forward-looking statements.  Some of the important risks and uncertainties that could affect forward-looking statements are described further under “Risk Factors” in this prospectus.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of Common Shares in this offering, assuming a public offering price of $1.20 per Common Share and all 5,150,000 Common Shares are sold, after deducting estimated offering expenses payable by us, will be approximately $5,980,000.  The offering does not specify any minimum sale of any specific number of Common Shares and, as a result, the net proceeds actually received by us may be considerably less than the estimated net proceeds above.  The principal reasons for this offering are to raise capital for continued work on the NBP and general corporate purposes, including working capital, and an anticipated budget for fiscal 2015, including the Company’s existing working capital as at June 1, 2014 of $2.99 million plus the estimated $5,980,000 net proceeds from the planned offering is given below.

The Company intends to use the net proceeds of the offering to carry out a program of work in respect of the NBP, as set out below, and for general working capital:

(a)	Further exploration and baseline characterization data collection. Extension of the vein system at Yellowjacket will be the focus of a Phase II drilling program estimated at 15,000 metres.

(b)
Baseline data collection will continue at the NBP to support development of mining plans. Metrological data collection is performed by a weather station with satellite uplink. Cultural resource studies will continue to provide clearance for work on specific exploration sites, and the plan to expand coverage into all areas projected to require mining disturbance will be submitted for approval by the BLM. A total of 11 water quality monitoring wells and 10 springs are sampled on a quarterly basis. The plans for hydrologic characterization and waste rock geochemistry characterization will be revised. Waste rock geochemistry sampling and testing will be expanded.

(c)
Metallurgical testing will continue, primarily focused on Yellowjacket and new areas of potential resource expansion.  The Phase II drilling program is planned to develop additional inventory of sample materials that can be used to develop composite samples to confirm metallurgical performance in the vein/stockwork zones.

(d)	preparation of a revised resource estimate and preliminary economic assessment incorporating new drilling and metallurgical data.

The Company presently estimates that the foregoing programs will have an approximate cost of $4,728,300, as broken out in Table 14 on page 67 (assuming completion of the proposed offering by August 15, 2014).  The Company anticipates that the proposed Phase II drilling program would commence shortly after the completion of the proposed offering and take approximately 6 months to complete.  The baseline data collection, including metrological data, cultural resource studies and water quality monitoring would be ongoing for the entire year.  The preparation of the revised resource estimate would be completed in early 2015, with the proposed preliminary economic analysis being completed prior to May, 2015.

The fiscal 2015 budget for the proposed exploration program at the NBP and for general corporate purposes, including the Company’s existing working capital as at June 1, 2014, is as follows:

Company Cost Center	Fiscal 2015 Q 1 Budget June 1- Aug 31	Fiscal 2015 Q 2 Budget Sept 1- Nov 30	Fiscal 2015 Q 3 Budget Dec 1- Feb 28	Fiscal 2015 Q 4 Budget March 1- May 31
Corporate
Company Administration	$600,000	$500,000	$500,000	$500,000
Land & Corp Support	$125,000	$125,000	$125,000	$125,000
Subtotal	$725,000	$625,000	$625,000	$625,000
NBP Exploration
Project Labor	$323,800	$373,800	$124,600	$54,000
Drilling	$812,700	$1,471,100	$8,800	$4,500
Assay Costs	$166,800	$691,400	$129,200	$0
Project Studies	$256,700	$55,300	$79,800	$175,800
Subtotal	$1,560,000	$2,591,600	$342,400	$234,300
Total	$2,285,000	$3,216,600	$967,400	$859,300

Any amounts of working capital, including proceeds from this offering, remaining at the end of the fiscal 2015 budget, will be used for the Company’s ongoing working capital and corporate administration expenses in fiscal 2016. To the extent that the proceeds of the offering are less than as estimated above, but are at least $4,728,300, the amount of working capital remaining as at May 31, 2015 would be reduced accordingly.  To the extent that the net proceeds are less than $4,728,300, then the work program at the NBP would be reduced accordingly, as the program is staged and can be reduced depending upon the net proceeds available.

We will have broad discretion over the manner in which the net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders.  Although we have no present intention of doing so, future events may require us to reallocate the offering proceeds.  These future contingencies could include:

●	discovery of different mineralization characteristics on the NBP than currently anticipated;
●
determination to expand or diminish exploration on the NBP due to unexpected exploration discoveries being favorable or unfavorable to continued exploration of the property, at all or in the manner currently contemplated;

●	the acquisition of other material properties or discoveries on currently immaterial properties;
●	assay results and project studies may suggest different exploration and development plans than currently anticipated;
●	projected exploration costs and expenditures may increase or decrease, causing us to cut back or expanded our current exploration budget; and
●	property carrying costs may change.

If these contingencies regarding exploration of the NBP occur, we may determine to use proceeds for the exploration of the NBP in an altered exploration program of the NBP which may include adjustments in the amounts spent for drilling and assays.  We could also determine to use the proceeds to explore properties of the Company that are currently immaterial or to acquire a new material property and conduct exploration or development activities on the new properties.  Determination of the exact amounts by which our use of proceeds may vary on the occurrence of these contingencies is not possible due to their varied nature and the uncertainty surrounding the extent of their impact on our current planned use of proceeds. Management does not currently anticipate that these potential contingencies will materially impact our use of proceeds.

MARKET FOR COMMON SHARES AND RELATED MATTERS
Market Information

The principal market on which the Common Shares are traded is the TSX. The Common Shares commenced trading on the TSX on August 30, 2010 under the symbol “KOR”. The following table shows the high and low trading prices and average trading volume of the Common Shares on the TSX for the periods indicated.

Year	High (C$)	Low (C$)
Fiscal Year ended May 31, 2015
First Quarter (through August 6, 2014)	$1.62	$1.08
Fiscal Year ended May 31, 2014
First Quarter	$1.09	$0.52
Second Quarter	$1.34	$0.97
Third Quarter	$2.13	$1.11
Fourth Quarter	$2.18	$1.14
Fiscal Year ended May 31, 2013
First quarter	$1.23	$0.83
Second quarter	$1.70	$0.89
Third quarter	$1.83	$0.94
Fourth quarter	$1.04	$0.51
Fiscal Year ended May 31, 2012
First quarter	$0.68	$0.49
Second quarter	$0.89	$0.47
Third quarter	$0.98	$0.52
Fourth quarter	$1.01	$0.67

In the United States, the Common Shares are quoted for trading on the OTCQX under the symbol “CORVF”.  The following table shows the high and low bid information for the Common Shares for the periods indicated.

Year	High (US$)	Low (US$)
Fiscal Year ended May 31, 2015
First Quarter (through August 6, 2014)	$1.50	$0.99
Fiscal Year ended May 31, 2014
First Quarter	$1.04	$0.50
Second Quarter	$1.29	$0.93
Third Quarter	$2.04	$1.02
Fourth Quarter	$1.97	$1.05
Fiscal Year ended May 31, 2013
First quarter	$1.19	$0.83
Second quarter	$1.71	$0.91
Third quarter	$1.84	$0.91
Fourth quarter	$0.99	$0.48
Fiscal Year ended May 31, 2012
First quarter	$0.69	$0.51
Second quarter	$0.91	$0.44
Third quarter	$1.00	$0.51
Fourth quarter	$0.98	$0.66

The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Incentive Stock Options

As of May 31, 2014, we have 6,175,234 incentive stock options outstanding which are exercisable into 6,175,234 Common Shares.  Of these, 3,594,214 are exercisable as at that date and the remainder have not vested as at that date.

Holders

As of May 31, 2014, we have 126 holders of record of the Common Shares.

Dividends

We have not paid any cash dividends on the Common Shares since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Equity Compensation Plan

The following summary information is presented as of May 31, 2014

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (1)
Equity Compensation Plans Approved by Securityholders(2)	6,175,234	$0.8351	866,269
Equity Compensation Plans Not Approved By Securityholders	Nil	Nil	N/A
Total	6,175,234	N/A	866,269

1.           As at May 31, 2014, being the Company’s last completed financial year.

2.           The only equity compensation plan of the Company is the 2010 Incentive Stock Option Plan.:

2010 Incentive Stock Option Plan (“Plan”)

On July 8, 2010, the Company adopted a “rolling” stock option plan reserving, for the grant of incentive stock options, a maximum number of common shares equal to 10% of the issued common shares at the time of any stock option grant.  The Plan was subsequently approved by the TSX (subject to approval of the shareholders) on July 28, 2010 and was approved by the shareholders on August 12, 2010.  As required by the TSX, the Plan, incorporating certain amendments, was reapproved by the shareholders on October 29, 2013.  The Plan will require re-approval by the shareholders on or before October 29, 2016.

As at May 31, 2014, there are an aggregate of 6,175,234 incentive stock options outstanding (8.77% of the issued capital as at such date) and an additional 866,269 incentive stock options were available for grant (1.23% of the issued capital as at such date).

The Plan is intended as an incentive to enable the Company to attract and retain qualified directors, officers, employees and consultants of the Company and its affiliates, promote a proprietary interest in the Company and its affiliates among its employees, officers, directors and consultants, and stimulate the active interest of such persons in the development and financial success of the Company and its affiliates.

The Plan is administered by the Compensation Committee of the Board (“CC”).  Options are granted by the Board based upon the recommendations of the CC.  The following is a brief description of the Plan, which description is qualified in its entirety by the Plan.

1.
Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its affiliates who are, in the opinion of the CC, in a position to contribute to the success of the Company or any of its affiliates.

2.
The aggregate number of common shares that may be made issuable pursuant to options granted under the Plan at any particular time (together with those common shares which may be issued pursuant to any other security-based compensation plan(s) of the Company or any other option(s) for services granted by the Company at such time), unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the common shares issued and outstanding at such time. For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may (subject to such 10% limit) grant an equivalent number of new options under the Plan and the Company may (subject to such 10% limit) continue to grant additional options under the Plan as its issued capital increases, even after the Plan has received regulatory acceptance and shareholder approval.

3.	The number of common shares subject to each option will be determined by the Board at the time of grant (based upon the recommendations of the CC), provided that:

(a)	the maximum aggregate number of common shares reserved for issuance pursuant to options granted under the Plan and any other share compensation arrangements of the Company for issuance to insiders at any particular time may not exceed 10% of the issued common shares at such time; and

(b)	the number of common shares issued to Insiders pursuant to the Plan (together with any common shares issued to insiders pursuant to any other share compensation arrangements of the Company) within a twelve (12) month period may not exceed ten (10%) of the issued and outstanding number of common shares.

Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.	The exercise price of an option will be set by the Board in its discretion (based on the recommendation of the CC), but such price shall be not less than the greater of:

(a)	the maximum aggregate number of common shares reserved for issuance pursuant to options granted under the Plan and any other share compensation arrangements of the Company for issuance to insiders at any particular time may not exceed 10% of the issued common shares at such time; and

(b)	the closing price of the common shares on the TSX on the day prior to the option grant.

5.
Options may be exercisable for a period of up to ten years from the date of grant. The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee (for whatever reason) or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.
Notwithstanding the expiry date of an option set by the Board, the expiry date will be adjusted, without being subject to the discretion of the Board or the CC, to take into account any blackout period imposed on the optionee by the Company. If the expiry date falls within a blackout period, then the expiry date will be the close of business on the tenth business day after the end of such blackout period. Alternatively, if the expiry date falls within two business days after the end of such a blackout period, then the expiry date will be the difference between 10 business days reduced by the number of business days between the expiry date and the end of such blackout period.

7.
The Plan does not provide for any specific vesting periods. The Board may (based on the recommendation(s) of the CC), at the time of grant of an option, determine when that option will become exercisable and any applicable vesting periods, and may determine that that option will be exercisable in installments.

8,
On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

9.	Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

10.	The exercise price per optioned share under an option may be reduced, at the discretion of the Board (upon the recommendation of the CC), if:

(a)	at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)	shareholder approval is obtained, including disinterested shareholder approval if required by the TSX.

11.	The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

12.	The present policy of the Board is not to transform an option granted under the Plan into a stock appreciation right.

13.
If there is any change in the number of common shares outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under the Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX. If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

14.
The Plan provides that, subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Plan, any option granted under the Plan and any relevant option agreement, in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)	ensure that the options granted under the Plan will comply with any provisions respecting stock options in tax and other laws in force in any country or jurisdiction of which a optionee to whom an option has been granted may from time to time be resident or a citizen;

(b)	make amendments of an administrative nature;

(c)	correct any defect, supply any omission or reconcile any inconsistency in the Plan, any option or option agreement

(d)	change vesting provisions of an option or the Plan;

(e)	change termination provisions of an option provided that the expiry date does not extend beyond the original expiry date;

(f)	add or modify a cashless exercise feature providing for payment in cash or securities upon the exercise of options;

(g)	make any amendments required to comply with applicable laws or the requirements of the TSX or any regulatory body or stock exchange with jurisdiction over the Company; or

(h)	add or change provisions relating to any form of financial assistance provided by the Company to participants under the Plan that would facilitate the purchase of securities under the Plan;

provided that shareholder approval shall be obtained for any amendment that results in:

(i)	an increase in the common shares issuable under options granted pursuant to the Plan;

(j)	a change in the persons who qualify as participants eligible to participate under the Plan;

(k)	(k) a reduction in the exercise price of an option;

(l)	the cancellation and reissuance of any option;

(m)	the extension of the term of an option;

(n)	a change in the insider participation limit;

(o)	options becoming transferable or assignable other than for limited purposes; and

(p)	a change in the amendment provisions contained in section 16 of the Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND OPERATING RESULTS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

We are a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  We currently hold or have the right to acquire interests in a number of mineral properties in Alaska and Nevada, USA.  The Company’s mineral property in Nevada (the NBP) is held by its Nevada subsidiary, Corvus Nevada, and its minerals properties in Alaska (Chisna, LMS and West Pogo) are held by its Alaskan subsidiary, Raven Gold. We are in the exploration stage as our properties have not yet reached commercial production and none of our properties is beyond the preliminary exploration stage. All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization.

Current Plan of Operations

Our primary focus will be to leverage our exploration expertise to discover major new gold deposits.  Other than with respect to our main project, the NBP, our strategy is to leverage our assets by utilizing partner funding during the high-cost, development phase of exploration to minimize shareholder financial risk while building a non-operator, gold production portfolio with significant carried interests and royalty exposure.  To meet this objective, during the year ended May 31, 2013, two of Corvus’ Alaskan projects (Terra and West Pogo) were subject to option/joint venture agreements with third parties in which the joint venture partner provided 100% of the funding to reach the next major exploration milestone, with Corvus retaining royalty and carried interest positions.  Subsequently, one of these joint ventures (West Pogo) was terminated as consequence of the joint venture partner failing to meet their earn-in obligations.  In February, 2014, Raven Gold completed the sale of its joint venture interest in the Terra project to its joint venture partner.  We are presently looking for partners to continue to advance the Company’s other Alaskan projects, although there can be no assurance that any such joint venture partners will be found or that satisfactory joint ventures can be negotiated.

The Company controls a 100% interest in the NBP, which is the most advanced of our properties and has a number of high-priority, bulk tonnage and high-grade vein targets.

The key milestones related to the development of the North Bullfrog into a producing mining property are listed below.  The timing on the completion of these milestones is highly dependent on the results of each prior milestone, available funding and commodity prices and are not quantifiable at this time.

●	Completion of positive Preliminary Economical Assessment using prevailing commodity price projections.
●	Completion of additional exploration and project development studies needed for the preparation of a Prefeasibility study.
●	Completion of a Prefeasibility study for the proposed mining project.
●	Completion of a definitive Feasibility study to establish a reserve and a project financing plan.
●	Obtain all Federal, State and local project permits required for the construction and operation of the proposed mining project.
●	Complete project financing.
●	Complete construction of the project.

Highlights of activities during the fiscal years ended May 31, 2013 and 2014 and to the date of this prospectus include:

•	Effective August 16, 2013, Catherine Gignac was appointed as a director of the Company.

•	On April 2, 2013 the Company closed a non-brokered private placement of 8,300,000 common shares at a price of $0.87 for total proceeds of $7,221,000.

•	On November 26, 2013, the Company closed a non-brokered private placement of 5,230,000 common shares at a price of $1.00 per share for total proceeds of $5,230,000.

•
NBP Exploration:  The amended permit to explore at NBP was issued by the BLM in May, 2013 and drilling commenced immediately.  Drilling results from both Yellowjacket and Sierra Blanca have continued to expand both high-grade vein and potentially bulk mineable resources.  Assays from 2013 drilling continued to come in during December 2013 and January 2014 and additional channel sampling along road cuts was conducted in December 2013 and January 2014.  The 2014 Phase I drilling campaign started in February 2014 with focus on the Yellowjacket vein system.  Phase I is planned to consist of approximately 5000 metres of core drilling.  The Company has received results from 9 Phase I drill holes in the Yellowjacket deposit. The results from these holes have defined a new parallel high-grade vein system immediately west of the Yellowjacket deposit and intersected high-grade mineralization along the northern extension of the deposit. The new drilling results continue to indicate that the Yellowjacket system is expanding.

•
North Bullfrog Project Infrastructure: In December 2013 the Company completed the purchase of a 430 acre fee simple parcel of land located about 30 kilometers north of the NBP area which carries with it 1,600 acre-feet of irrigation water rights within the Sarcobatus Flats water basin. Cost of the land and water was US$ 1,000,000. This water right is significant because it provides all water presently anticipated to be required under the current conceptual NBP mine plan.

•
North Bullfrog Project Metallurgy: The Company has completed a series of metallurgical test on the Yellowjacket deposit mineralization which have returned encouraging gold and silver recovery results. Bottle roll tests from the Yellowjacket gold-silver mineralization gave an average recovery of 86% for gold and 77% for silver indicating that, like the other mineralization at the NBP, this mineralization is also amenable to simple cyanide leach processing. Initial grind size analysis test work indicated enhanced recoveries for gold and silver could be obtained from milling the rock to a relatively coarse particle size with follow-up gravity recovery followed by cyanide leaching of the tails. This initial test work has established the basis for future potential optimization metallurgical work focusing on a simple, low cost grinding circuit with gravity gold silver recovery followed by cyanide leaching of tails to obtain higher gold and silver recoveries from the higher grade Yellowjacket mineralization. Additional testing is planned.

•	NBP ZuZu Infill: Infill drilling on the ZuZu claim has delineated a substantial zone of near surface mineralization.

•
NBP Utilities: Valley Electric Association is in the process of upgrading the main power line running along the eastern margin of the project area.  The NBP was considered in the design to ensure that when the upgrade is complete in 2014 the line capacity will be sufficient to supply power to the project.

•
NBP Resource Update:  The mineralization inventory at Sierra Blanca and Yellowjacket was recalculated to incorporate all the new drilling done in 2012 and 2013.  At the same time, the decision was made to change how the estimated mineral resources at the NBP were calculated.  Instead of discussing the overall mineralization inventory as was done in the past, the estimated mineral resource is now limited to that part of the mineralization inventory that falls within a $1300 WhittleTM pit.

•
Terra Project (Alaska):  Raven Gold has completed the sale of its minority interest in the Terra Project in Alaska to its joint venture partner, Terra Gold Corp. (“Terra Gold”), a subsidiary of WestMountain Gold Inc., for $ 1.8M cash and 200,000 WestMountain common shares.  Proceeds from the Terra sale are intended to be used for the continued advancement of the NBP.

•
West Pogo Project (Alaska):  A “Cooperation Agreement” has been signed with Dave Wright and Partners which allows them to market the West Pogo property together with their adjacent claims in an effort to find companies interested in exploring this area.  The agreement allows Dave Wright and Partners to show the exploration data from the West Pogo claims to potential buyers but does not empower them to negotiate exploration agreements on the Raven Gold property.

•
LMS Project (Alaska): Work is underway to prepare an initial estimated mineral resource for LMS incorporating drill data from the work by First Star during the Raven Gold/First Star joint venture and it is anticipated that a new independent technical report on the LMS project, containing an initial estimated resource, will be issued in late 2014.

•	Chisna Project (Alaska): No exploration activities have been undertaken at Chisna in 2013. However, a modest exploration program is planned for 2014 to cover expenditure obligations on the property.

In the fiscal year ending May 31, 2015, we intend to focus primarily on the exploration of the NBP and seek joint venture partner opportunities on our Alaskan projects.  On the NBP, we plan on conducting the activities based on our current budget for exploration of the project of approximately $4.7 million, subject to the completion of the planned offering.  Exploration activities have been suspended as of the end of July 2014, pending completion of the planned offering.  Should it become necessary, the Company would also take steps to reduce ongoing expenditures, including a reduction of its land position at non-core properties, a reduction-in-force for certain staff and a reduction in general corporate overhead. In this plan, the Company’s focus would be on holding onto its core properties and maintaining them in good standing and keeping key personnel.

The Company has, as at June 1, 2014, $2.99 million in working capital.  This amount will be sufficient for the Company to complete the ongoing Phase I work program at NBP (which was completed at the end of July 2014), and fund the Company’s anticipated general and administrative costs for fiscal 2015 plus some ongoing metallurgical studies regarding the NBP, as follows:

Company Cost Center	Fiscal 2015 Q 1 Budget June 1- Aug 31	Fiscal 2015 Q 2 Budget Sept 1- Nov 30	Fiscal 2015 Q 3 Budget Dec 1- Feb 28	Fiscal 2015 Q 4 Budget March 1- May 31
Corporate
Company Administration	$600,000	$500,000	$500,000	$500,000
Land & Corp Support	$125,000	$125,000	$125,000	$125,000
Subtotal	$725,000	$625,000	$625,000	$625,000
Project Exploration
Project Labor	$25,000	$0	$0	$0
Drilling	$150,000	$0	$0	$0
Assay Costs	$25,000	$0	$0	$0
Project Studies	$100,000	$100,000	$100,000	$100,000
Subtotal	$300,000	$100,000	$100,000	$100,000
Total	$1,025,000	$725,000	$725,000	$725,000

 See “Properties – North Bullfrog Project, Nevada – Proposed Activities” for a description of our proposed exploration program at NBP for fiscal 2015, subject to completion of the planned offering.

All exploration expenditures are subject to change based on our liquidity position throughout the year and our determination of project priorities based on future exploration results and management’s best judgment.

Results of Operations

Year ended May 31, 2014 Compared to Year ended May 31, 2013

For the year ended May 31, 2014, the Company had a net loss of $11,664,974 compared to a net loss of $12,462,880 in the prior year.  Included in net loss was $1,846,269 (2013 - $1,168,783) in stock-based compensation charges which is a result of a combination of granting of 1,449,654 stock options (2013 - 2,425,846 stock options) and previously granted stock options which vested during the year.  The decrease in loss of $797,906 in the current year was due to a combination of factors discussed below.

Consulting fees increased to $686,662 (2013 - $408,415) mainly due to stock-based compensation charges of $464,638 during the current year compared to $295,415 in the prior year.  There were also an increase of $29,524 in director fees and an increase of $7,500 in consulting fees in the current period compared to the prior period.

Exploration expenditures decreased to $8,151,179 (2013 - $8,390,656) mainly due to decreased exploration activities at the Alaskan properties as the Company focused on exploration activities at the NBP offset by an increased stock-based compensation charge of $63,670 (2013 - $44,904).

Investor relations expenses increased to $1,224,378 (2013 - $922,188).  While stock-based compensation charges of $371,459 during the current year were less than the $269,663 in the prior year, this decrease was offset by an increase of $200,394 due to a combination of increases in investor relations-related travel, advertising and marketing, and the number of personnel engaged, all of which are associated with an increased push by the Company to make investors aware of the Company’s business and the results of its ongoing activities.

Professional fees increased to $486,774 (2013 - $447,733) primarily due to decreased stock-based compensation charges of $69,761 during the current compared to $87,713 in the prior period somewhat offset by an increase of $56,993 in accounting and legal fees in the current period compared to the prior period as a result of costs incurred by the Company in restructuring its US subsidiaries.

Regulatory expenses increased to $118,637 (2013 - $62,368) due to additional filing and listing fees incurred in the current period.

Travel expenses decreased to $138,153 (2013 - $231,472) due to less attendance at trade shows and conferences in the current period compared to the prior period.

Wages and benefits increased to $1,957,900 (2013 - $1,649,711) due to a increase in stock-based compensation charges to $876,741 in the current period compared with $471,088 in the prior year and a decrease of $97,464 in wages and benefits in the current period due to a decrease in the number of employees.

Other expense categories which reflected only moderate change year over year were administration expenses of $11,133 (2013 - $3,187), bad debts of $22,118 (2013 - $nil), charitable donations of $1,172 (2013 - $8,595), depreciation expenses of $25,657 (2013 - $17,757), insurance expenses of $52,914 (2013 - $50,019), office expenses of $145,625 (2013 - $169,194), property investigation recovery of $nil (2013 – $111), and rent of $95,175 (2013 - $72,815).

Other items amounted to a gain of $1,452,503 compared to a gain of $43,119 in the prior period.  There was a gain on sale of the Company’s interest in the Terra property of $1,840,480 in the current period compared to $nil in the comparative period of the prior year, a write-off of the Company’s interest in the West Pogo property in Alaska of $395,485 in the current period compared to a write-off of the Company’s interest in the Gerfaut property of $10,000 in the prior period, and an unrealized loss on marketable securities of $26,388 in the current period compared to $nil in the prior period.  There was also an increase in foreign exchange loss of $8,016 (2013 - $802), which is the result of factors outside of the Company’s control, offset by an increase in interest income of $41,912 (2013 - $53,921) as a result of investments in cashable GICs during the current period.

Year ended May 31, 2013 Compared to Year ended May 31, 2012

For the year ended May 31, 2013, the Company had a net loss of $12,462,880 compared to a net loss of $6,275,956 in the prior year.  The increased loss of $6,186,924 in the current year was due to a combination of factors discussed below.

Consulting fees increased to $480,415 (2012 - $264,310) mainly due to stock-based compensation charges of $295,415 during the current year compared to only $98,341 in the prior year.

Exploration expenditures increased to $8,390,656 (2012 - $3,933,695) mainly due to increased exploration activities at the NBP and increased stock-based compensation charges of $44,904 (2012 - $8,199).

Investor relations expenses increased to $922,188 (2012 - $384,617) due to increased stock-based compensation charges of $269,663 during the current year compared to $6,996 in the prior year.  The remaining increase of $274,904 was due to a combination of increases in investor relations-related travel, advertising and marketing, and the number of personnel engaged, all of which are associated with an increased push by the Company to make investors aware of the Company’s business and the results of its ongoing activities.

Professional fees increased to $447,733 (2012 - $333,221) primarily due to increased stock-based compensation charges of $87,713 during the current year compared to $7,893 in the prior year.  There was also an increase of $34,692 in accounting and legal fees due to an increase in activities in the current period.

Rent increased to $72,815 (2012 - $59,653) due to the Company commencing monthly rental payments for office space of the Denver office in October 2011.

Travel expenses increased to $231,472 (2012 - $160,412) due to attendance at more trade shows and conferences in the current year compared to the prior year.  In addition, there was more travel being made by Directors and officers for directors’ meetings and property visits in order to ensure our Directors are familiar with our current mineral projects and the conditions at such projects.

Wages and benefits increased to $1,649,711 (2012 - $836,130) due to an increase in personnel and the hiring of a Chief Operating Officer combined with an increase of employer’s expenses associated with the increase in wages and salaries.  In addition, stock-based compensation charges increased to $471,088 in the current year from $13,364 in the prior year.

Other expense categories which reflected only moderate change year over year were administration expenses of $3,187 (2012 - $7,046), charitable donations of $8,595 (2012 - $23,475), depreciation expenses of $17,757 (2012 - $14,630), insurance expenses of $50,019 (2012 - $52,904), office expenses of $169,194 (2012 - $175,895), property investigation recovery of $111 (2012 – expenditures of $11,125), and regulatory expenses of $62,368 (2012 -  $56,672).

Other items amounted to a gain of $43,119 compared to a gain of $37,829 in the prior year.  This was mainly due to the write-off of the Company’s Gerfaut property in Quebec of $10,000 in the current year compared to $nil in the prior year.  There was an increase in foreign exchange to a loss of $802 (2012 – gain of $18,162), which is the result of factors outside of the Company’s control, and an increase in interest income of $53,921 (2012 - $19,667) as a result of investment in a cashable GIC during both years.

Liquidity and Capital Resources

We have no revenue generating operations from which we can internally generate funds.  To date, our ongoing operations have been financed by the sale of our equity securities by way of private placements and the exercise of incentive stock options and share purchase warrants.  We believe that we will be able to secure additional private and public placements financings in the future, although we cannot predict the size or pricing of any such financings.  In addition, we can raise funds through the sale of interests in our mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirers of any such interest(s).  This situation is unlikely to change until such time as we can develop a bankable feasibility study on one of our projects.

When acquiring an interest in mineral properties through purchase or option we will sometimes issue Common Shares to the vendor or optionee of the property as partial or full consideration for the property interest in order to conserve our cash.

We reported cash and cash equivalents of $3,227,970 as at May 31, 2014 compared to $7,867,270 as at May 31, 2013.  The change in cash position was the net result of $1,195,596 used in capitalized acquisition costs, on property and equipment, and for a reclamation deposit, $10,690,510 used for operating activities, $1,976,580 received from sale of exploration and evaluation costs and $5,237,988 received from the private placement and exercise of stock options during the current year.

As at May 31, 2014, we had working capital of $2,986,574 compared to working capital of $7,991,552 as at May 31, 2013.  We expect that we will operate at a loss for the foreseeable future and believe the current cash and cash equivalents will be sufficient for us to maintain our currently held properties, and fund our currently anticipated general and administrative costs, for the balance of the year ending May 31, 2015.  Our current anticipated operating expenses (not including the planned Phase II exploration program to be funded by the proposed offering) are $3,200,000 until May 31, 2015.  Our anticipated burn rate averages approximately $341,666 for June to August, 2014, where approximately $241,666 is for administrative purposes and approximately $100,000 is for planned exploration expenditures related to the completion of the ongoing Phase I exploration program at the NBP.  From September 2014 to May 2015, the monthly burn rate averages approximately $241,666, all of which is for administrative purposes, including land holding costs for our currently held mineral properties.  In addition to the planned offering, we anticipate that we will pursue additional public or private equity financings in late 2014 to raise additional funds for additional exploration at the NBP.  In any event, the Company will be required to raise additional funds, again through public or private equity financings, prior to the end of May 2015 in order to continue in business.  Should such financing not be available in that time-frame, we will be required to reduce its activities and will not be able to carry out all of its presently planned exploration and development activities at the NBP on its currently anticipated scheduling.

Other than the proposed offering, we currently have no further funding commitments or arrangements for additional financing at this time (other than the potential exercise of options) and there is no assurance that we will be able to obtain additional financing on acceptable terms, if at all.  There is significant uncertainty that we will be able to secure any additional financing in the current equity markets.  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once the proposed offering has been completed and management knows what funds will be available for these purposes.

We have no exposure to any asset-backed commercial paper.  Other than cash held by its subsidiaries for their immediate operating needs in Alaska and Nevada, all of our cash reserves are on deposit with a major Canadian chartered bank.  We do not believe that the credit, liquidity or market risks with respect thereto have increased as a result of the current market conditions.  However, in order to achieve greater security for the preservation of its capital, we have, of necessity, been required to accept lower rates of interest, which has also lowered its potential interest income.

The following table discloses our contractual obligations for mineral claim payments, mineral property lease and option payments and committed operating lease obligations.  We do not have any long-term debt or loan obligations.  Under the terms of certain option agreements and mineral property leases, we are required to make certain scheduled acquisition payments, incur certain levels of expenditures, and make lease and/or advance royalty payments as summarized in the table below in order to maintain and preserve our interests in the related mineral properties.  If we are unable or unwilling to make any such payments or incur such expenditures, we would lose or forfeit its rights to acquire or hold the related mineral properties.  However, such payments are optional, and we can choose not to make such payments.

	Payments Due by Period(4)
Contractual Obligations	Total	Prior to May 31, 2015 (9 months)	June 1, 2015 to May 31, 2017 (24 months)	June 1, 2017 to May 31, 2020 (36 months)	June 1, 2020 to May 31, 2023 (36 months
Mineral Property Leases/Options(1)(2)(3)(5)	$5,556,018	$701,391	$1,307,139	$1,808,244	$1,739,244
Operating Lease Obligations(5)	$466,497	$39,985	$106,628	$159,942	$159,942
Total Contractual Obligations	$6,022,515	$741,376	$1,413,767	$1,968,186	$1,899,186
Notes:
1.	Does not include required work expenditures, as it is assumed that the required expenditure level is significantly below the work which will actually be carried out by the Company.
2.	Does not include potential royalties that may be payable (including annual minimum royalty payments based on future prices and actual royalties paid) or any potential royalty buyouts or buydowns.
3.	Payments of ITH shares assume fair value of $0.49 (closing price on May 31, 2014).
4.	Assumes CAD and USD at par.
5.	Assumes that the Company will renew all leases at the end of the original lease term.

Off-balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material investors

Subsequent events

We have evaluated subsequent events through August 7, 2014, the date the consolidated financial statements became available to be issued.  There were no subsequent events since May 31, 2014.

Outstanding share data

At May 31, 2014 we had 70,415,028 issued and outstanding Common Shares and 6,175,234 outstanding stock options at a weighted average exercise price of $0.8351.

Critical Accounting Policies

Basis of presentation

The Company’s consolidated financial statements are presented in Canadian dollars and have been prepared in accordance with U. S. generally accepted accounting principles (“US GAAP”).  In prior years, the Company had prepared its financial statements under International Financial Reporting Standards (“IFRS”) for reporting as permitted by security regulators in Canada.  The transition to US GAAP was made retrospectively for all periods from the Company’s inception.

Basis of consolidation

The Company’s consolidated financial statements include the accounts of Corvus and its wholly-owned subsidiaries Corvus USA, Corvus Nevada, Raven Gold and SoN (collectively, the “Group”).  All intercompany transactions and balances were eliminated upon consolidation.

Significant judgments, estimates and assumptions

The preparation of the Company’s financial statements in accordance with US GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year.  Actual outcomes could differ from these estimates.  The Company’s financial statements include estimates which, by their nature, are uncertain.  The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences.  Revisions to accounting estimates are recognized in the year in which the estimate is revised and future periods if the revision affects both current and future years.  These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting year, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the carrying value and the recoverability of the capitalized acquisition costs included in the Balance Sheet, the assumptions used to determine the fair value of Stock-based compensation in the Statement of Operations and Comprehensive Loss, and the estimated amounts of reclamation and environmental obligations.

Significant judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments.  The Company made the following critical accounting judgments:

•	The determination of deferred tax assets and liabilities recorded in the Balance Sheet.
•
The analysis of resource calculations, drill results, laboratory work, etc., which can impact the Company’s assessment of impairments, and provisions, if any, for environmental rehabilitation and restorations.

•
The determination of functional currency.  In accordance with FAS 52 “Foreign Currency Translation”, management determined that the functional currency of Corvus Nevada, Raven Gold, Corvus USA and SoN is US dollars and for all other entities within the Group, the functional currency is Canadian dollars, as these are the currencies of the primary economic environment in which the companies operate.

Cash and cash equivalents

Cash equivalents include highly liquid investments in term deposits that are readily convertible to known amounts of cash with original maturities of three months or less, and term deposits with original term of maturities greater than three months but are cashable after 30 days with no penalties, and are subject to an insignificant risk of change in value.

Marketable securities

Marketable securities held in companies with an active market are classified as held-for-trading securities.  Held-for-trading securities are recorded at fair value in the financial statements with unrealized gains and losses recorded in the Statement of Operations and Comprehensive Income (Loss).

Foreign currency translation

The presentation currency of the Company is the Canadian dollar.

The functional currency of each of the parent company and its subsidiaries is measured using the currency of the primary economic environment in which that entity operates.  The functional currency of Corvus Nevada, Raven Gold, Corvus USA and SoN is US dollars, and for the Company the functional currency is Canadian dollars.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction.  Foreign currency monetary items are translated at the year-end exchange rate.  Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction.  Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the Statement of Operations and Comprehensive Income (Loss) in the year in which they arise.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income (loss) in the Statement of Operations and Comprehensive Income (Loss) to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income (loss).  Where the nonmonetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Parent and Subsidiary Companies

The financial results and position of foreign operations whose functional currency is different from the presentation currency are translated as follows:

•	Assets and liabilities are translated at year-end exchange rates prevailing at that reporting date; and
•	Income and expenses are translated at monthly average exchange rates during the year.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s exchange difference on translating foreign operations on the Statement of Operations and Comprehensive Income (Loss) and are reported as a separate component of shareholders’ equity titled “Cumulative Translation Differences”.  These differences are recognized in the profit or loss in the year in which the operation is disposed of.

Property and equipment

Recognition and measurement

On initial recognition, property and equipment are valued at cost, being the purchase price and directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items.

Property and equipment is subsequently measured at cost less accumulated depreciation, less any accumulated impairment losses, with the exception of land which is not depreciated.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Subsequent costs

The cost of replacing part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefit embodied within the part will flow to the Company and its cost can be measured reliably.  The carrying amount of the replaced part is derecognized.  The costs of the day-to-day servicing of property and equipment are recognized in profit or loss as incurred.

Major maintenance and repairs

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.  All other repairs and maintenance are charged to the profit or loss during the financial year in which they are incurred.

Gains and losses

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount, and are recognized net within other items in profit or loss.

Depreciation

Depreciation is recognized in profit or loss on a declining-balance basis at the following annual rates:

Computer equipment	–	30% declining balance
Vehicles	–	30% declining balance
Tent	–	20% declining balance

Additions during the year are depreciated at one-half the annual rates.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Mineral properties and exploration and evaluation expenditures

The Company’s mineral projects are currently in the exploration and evaluation phase.  All direct costs related to the acquisition of mineral property interests are capitalized.  Mineral property exploration costs are expensed as incurred.  At such time that the Company determines  that a mineral property can be economically developed, subsequent mineral property expenses will be capitalized during the development of such property.

The Company assesses interests in exploration properties for impairment or when facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount.  Impairment analysis includes assessment of the following circumstances: a significant decrease in the market price of a long-lived asset or asset group; a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.  The term “more likely than not” refers to a level of likelihood that is more than 50%.

Asset retirement obligations

The Company records a liability based on the best estimate of costs for site closure and reclamation activities that the Company is legally or contractually required to remediate and recorded at the time environmental disturbance occurs.  The provision for closure and reclamation liabilities is estimated using expected cash flows based on engineering and environmental reports and accreted to full value over time through periodic charges to income.  The Company does not have any material provisions for environmental rehabilitation as of May 31, 2014.

Income taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Share capital

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

Commissions paid to agents, and other related share issuance costs, such as legal, auditing, and printing, on the issue of the Company’s shares are charged directly to share capital.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of Common Shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the Common Shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, is allocated to the attached warrants.  Any fair value attributed to the warrants is recorded as warrants.

Earnings (loss) per share

Basic loss per share is calculated using the weighted average number of Common Shares outstanding during the year.  The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method, the dilutive effect on earnings (loss) per share is calculated presuming the exercise of outstanding options, warrants and similar instruments.  It assumes that the proceeds of such exercise would be used to repurchase Common Shares at the average market price during the year.  However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.  For the year ended May 31, 2014, 6,175,234 outstanding stock options (2013 - 4,075,234) were not included in the calculation of diluted earnings (loss) per share as their inclusion was anti-dilutive.

Stock-based compensation

The Company follows the provisions of Financial Accounting Standards Board Accounting Standards Codification Section 718 “Compensation - Stock Compensation”, which establishes accounting for equity based compensation awards to be accounted for using the fair value method.  The Company uses the Black-Scholes option pricing model to determine the grant date fair value of the awards.  Compensation expense is measured at the grant date and recognized over the requisite service period, which is generally the vesting period.

Non-monetary transactions

All non-monetary transactions are measured at the fair value of the asset surrendered or the asset received, whichever is more reliable, unless the transaction lacks commercial substance or the fair value cannot be reliably established.  The commercial substance requirement is met when the future cash flows are expected to change significantly as a result of the transaction.  When the fair value of a non-monetary transaction cannot be reliably measured, it is recorded at the carrying amount (after reduction, when appropriate, for impairment) of the asset given up adjusted by the fair value of any monetary consideration received or given.  When the asset received or the consideration given up is shares in an actively traded market, the value of those shares will be considered fair value.  The Company did not have any non-monetary transactions during the years ended May 31, 2014 and 2013.

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.  The Company currently does not have any joint venture accounting.

Adoption of US GAAP

During 2013, the Company transitioned its accounting from IFRS to US GAAP.  The transition was made retrospectively for all periods from the Company’s inception on June 1, 2006.  The transition to US GAAP included adoption of any relevant accounting pronouncements effective for fiscal years ended prior to May 31, 2013.

Recent Accounting Pronouncements

Development Stage Entities (Topic 915)

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915) which provides guidance for improving financial reporting and consolidation.  This ASU affects any entity that is development stage entity under U.S. GAAP and any entity that has an interest in an entity that is a development stage entity.  This ASU will supersede Master Glossary term Development Stage Entity.  This ASU also supersedes Topic 915, Development Stage Entities.  The Company has early adopted this standard effective June 1, 2012.  The adoption of this accounting standard update eliminated the inception-to-date information in the consolidated financial statements.

The Company has evaluated all other recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

BUSINESS

General Corporate Information

We were incorporated under the BCBCA with the name “Corvus Gold Inc.” on April 13, 2010 as a wholly-owned subsidiary of ITH, with an authorized capital consisting of an unlimited number of Common Shares.  Pursuant to the corporate spin-out of Corvus from ITH by way of a plan of arrangement among ITH, the shareholders of ITH and Corvus under the BCBCA, effective August 26, 2010, Corvus was spun out as a separate and independent public company, and each shareholder of ITH received one-half of a Common Share.

We are a reporting issuer in the Canadian Provinces of British Columbia, Alberta and Ontario and the Common Shares are listed for trading on the TSX under the trading symbol “KOR” and are quoted on the OTCQX under the symbol “CORVF”.

Our head office is located at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3, and our registered and records office is located at Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia V7X 1J1.

We are a mineral exploration company engaged in the acquisition, exploration and development of mineral properties.  We currently hold or have the right to acquire interests in a number of mineral properties in Alaska and Nevada, USA.  We are in the exploration stage as our properties have not yet reached commercial production and none of our properties is beyond the preliminary exploration stage. All work presently planned by us is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization.

Loss of Foreign Private Issuer Status under U.S. Securities Laws

Based on our analysis of the number of Common Shares held by persons resident in the United States as of November 30, 2012 and within 60 days of the filing of this prospectus, as well as the majority of our assets and Directors being in the United States, we do not meet the definition of a “foreign private issuer” under Rule 3b-4 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, effective June 1, 2013 we were subject to United States securities laws as applicable to a United States domestic company and are filing this Form S-1 as a domestic issuer. Prior registration under Section 12(g) of the Exchange Act was not required as we had at June 1, 2013 and currently have less than 500 holders of record of Common Shares.

You may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Emerging Growth Company Status

We qualify as an  “emerging growth company”  as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of May 31, 2014, being the last day of our last fiscal year.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1,000,000,000 or (ii) we issue more than $1,000,000,000 in non-convertible debt in a three-year period.  We will lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer.  We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company under the JOBS Act, we have elected to opt out of the extended transition period for complying with new or revised standards pursuant to Section 107(b) of the Act.  This election is irrevocable.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934.  Such sections are provided below:

•	Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, management's assessment of its internal controls.

•
Sections 14A(a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934.

Geographic and Segment Information

We have one reportable segment, consisting of evaluation, acquisition and exploration activities which are focused principally in Nevada and Alaska, U.S.A.  We reported no material revenues during 2013 and 2012.

Intercorporate Relationships

We have four material subsidiaries:

(a)	Corvus Nevada, a corporation incorporated in Nevada on April 9, 2007, which holds all of our properties in Nevada and is 100% owned by Corvus US;

(b)	Raven Gold, a corporation incorporated in Alaska on July 2, 2009, which holds all of our properties in Alaska and is 100% owned by Corvus US;

(c)	SoN Land & Water, LLC, a limited liability company incorporated in Nevada on July 25, 2013, of which Corvus Nevada is the sole member; and

(d)	Corvus US, a corporation incorporated in Nevada on February 25, 2013, which holds all of the shares of Corvus Nevada and Raven Gold and is 100% owned by Corvus.

The following corporate chart sets forth all of our material subsidiaries:

Recent History

In May 2010, the board of directors of ITH approved a proposal to undertake a spin-out transaction to segregate its then existing assets into two separate and highly focused companies.  The transaction was intended to maximize value for ITH shareholders by creating Corvus as a new exploration focused company that would work to advance ITH’s existing advanced to early stage exploration properties (at that time, four in Alaska and one in Nevada) and acquire additional exploration properties of merit, while allowing ITH to concentrate on moving its Livengood advanced exploration project towards feasibility and a potential production decision.

The spin-out transaction pursuant to the Arrangement was approved by the shareholders of ITH on August 12, 2010, and the final order of the Supreme Court of British Columbia approving the plan of arrangement necessary to implement the transaction was received on August 20, 2010.  The effective date of the Arrangement was August 26, 2010 and the Common Shares commenced trading on the TSX on August 30, 2010.  Under the terms of the Arrangement, ITH retained all assets relating to the Livengood gold project in Alaska, together with approximately $33 million in working capital, while Corvus received all of ITH’s other existing Alaska and Nevada assets (including the shares of Corvus Nevada), together with approximately $3.3 million in working capital.

Following the completion of the Arrangement, Corvus held four advanced to early stage exploration projects in Alaska (Chisna, Terra, LMS and West Pogo) and the advanced exploration stage NBP in Nevada.  Our primary focus is to leverage our exploration expertise to discover major new gold deposits.  Furthermore, we intend to try and build ourselves into a non-operator gold producer with significant carried interests and royalty exposure.  To meet this objective, certain of the Alaskan projects received by us in the Arrangement have been made subject to option/joint ventures either arranged by ITH or, subsequent to the Arrangement, by us.  For its services in arranging certain of such joint ventures, ITH will receive any option payments (in cash and/or shares) made by our joint venture partners in respect of those projects for which the joint ventures were originally arranged by ITH (all of which are now terminated).  For joint ventures arranged by ITH, we will receive the benefit of all exploration expenditures required to be made by such partners in order to earn their respective interests in our properties.  For joint ventures arranged by us subsequent to the Arrangement, we will receive not only the benefit of all exploration expenditures required to be made by such partners in order to earn their respective interests in our properties, but also any option payment(s) in cash or shares.  At the present time, we do not have any such joint ventures, as Corvus sold its interest in the Terra joint venture in February, 2014 and, due to the inability of the joint venture partners in our other joint ventures to complete their earn-in obligations, the remaining three joint ventures have been terminated (Chisna, LMS and West Pogo).

We also received from ITH a 100% interest in the NBP, which is Corvus’ sole material mineral property at this time and the primary focus of our exploration activities.  Since the acquisition of the NBP from ITH, we have expanded the NBP by entering into additional leases of patented lode mining claims and staking additional unpatented lode mining claims.

Business Operations

Summary

We currently hold, or have rights to acquire, interests in several mineral properties (subject, in certain cases, to NSR royalties payable to the original property vendors/lessors) in Alaska (3) and Nevada (1), USA.  In all cases, the Company’s objective with respect to such properties is to evaluate the potential of the property and to determine if spending additional funds is warranted (in which case, an appropriate program to advance the property to the next decision point will be formulated and, depending upon available funds, implemented by us) or not (in which case the property may be returned by us to the optionor/lessor or, in respect of properties in which we are earning an interest, be returned to the optionor thereof).  Our present primary focus is on the exploration and development of the NBP, located 15 kilometres north of Beatty, Nevada, which we consider as our only material mineral property at this time.  The progress on, and results of, the work programs on our material mineral property is set out in this prospectus.  We continue to and assess additional mineral property acquisitions but do not presently contemplate entering into any such agreements, other than in connection with the NBP.

We are in the exploration stage and do not mine, produce or sell any mineral products at this time, nor do any of our current properties (with the exception of the NBP, which has indicated and inferred estimated resources) have any known or identified mineral resources or mineral reserves.  We do not propose any method of production with respect to any of our Alaskan properties at this time.  With respect to the NBP, our present studies indicate that any production would be through a combination of heap leaching some of the mineralization (and treatment of the leaching solution to recover gold and silver) and processing other portions of the mineralization through a cyanide leach milling process.

Availability of Raw Materials

All of the raw materials we require to carry on our business are readily available through normal supply or business contracting channels in Canada and the United States.  Since commencing current operations in August 2010, we have been able to secure the appropriate personnel, equipment and supplies required to conduct our contemplated programs.  As a result, we do not believe that we will experience any shortages of required personnel, equipment or supplies in the foreseeable future.

Dependence on a Few Contracts

Our business is not substantially dependent on any contract such as a contract to sell the major part of the Company’s products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.  Rather, our ability to continue making the holding, assessment, lease and option payments necessary to maintain our interest in our mineral projects is of primary concern.  We do not presently anticipate any difficulties in this regard in the current financial year.

Competitive Conditions

There is aggressive competition within the minerals industry to discover and acquire mineral properties considered to have commercial potential.  We compete for the opportunity to participate in promising exploration projects with other entities.  In addition, we compete with others in efforts to obtain financing to acquire and explore mineral properties, acquire and utilize mineral exploration equipment and hire qualified mineral exploration personnel.  We may compete with other junior mining companies for mining claims in regions adjacent to our existing claims, or in other parts of the world should we dedicate resources to doing so in the future.  These companies may be better capitalized than us and we may have difficulty in expanding our holdings through the staking or acquisition of additional mining claims or other mineral tenures.

In competing for qualified mineral exploration personnel, we may be required to pay compensation or benefits relatively higher than those paid in the past, and the availability of qualified personnel may be limited in high-demand mining periods, such as was in past years when the price of gold was higher than it is now.

Government Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities.  These include the United States Environmental Protection Agency (“EPA”) and the United States Bureau of Land Management (“BLM”) as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

Federal

On lands owned by the United States, mining rights are governed by the General Mining Law of 1872, as amended, which allows the location of mining claims on certain federal lands upon the discovery of a valuable mineral deposit and compliance with location requirements.  The exploration of mining properties and development and operation of mines is governed by both federal and state laws.  Federal laws that govern mining claim location and maintenance and mining operations on federal lands are generally administered by the BLM.  Additional federal laws, governing mine safety and health, also apply.  State laws also require various permits and approvals before exploration, development or production operations can begin.  Among other things, a reclamation plan must typically be prepared and approved, with bonding in the amount of projected reclamation costs.  The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time.  Local jurisdictions may also impose permitting requirements (such as conditional use permits or zoning approvals).

Alaska

In Alaska, low impact, initial stage surface exploration such as stream sediment, soil and rock chip sampling do not require any permits.  The State of Alaska requires an Alaska Placer Mining Application (“APMA”) exploration permit for all substantial surface disturbances such as trenching, road building and drilling.  These permits are also reviewed by related state and federal agencies that can comment and require specific changes to the proposed work plans to minimize impacts on the environment.  The permitting process for significant disturbances generally requires 30 days for processing and all work must be bonded.  The Company understands that its joint venture partners/operators have, in the past, obtained all necessary permits with respect to their exploration activities on the Company’s properties in Alaska.  Although the Company has never had, and understands that none of its joint venture partners/operators have had, an issue with the timely processing of APMA permits there can be no assurances that delays in permit approval will not occur.  Due to the northern climate, exploration work in some areas of Alaska can be limited due to excessive snow cover and cold temperatures.  In general, surface sampling work is limited to May through September and surface drilling from March through November, although some locations afford opportunities for year round exploration operations and others, such as wetland areas, may only be explored while frozen in the winter.  Mining is conducted in a number of locations in Alaska on a year round basis, both open pit and underground.

Currently, there are no environmental regulations in Alaska that impact the Company because it is still in the exploration stage.  Reclamation work, that is, work done to restore the property to its original state, is minimal because the Company’s operations (and those of its joint venture partners/operators on the Company’s Alaskan properties), have virtually no environmental impact.  The required remedial environmental reclamation work typically consists of slashing underbrush so that wildlife movement is not hampered and basic re-seeding operations.

Nevada

In Nevada, as in Alaska, initial stage surface exploration does not require any permits.  Notice-level exploration permits (less than 5 acres of disturbance) are required (through the BLM) for the NBP to allow for drilling.  More extensive disturbance required the application for a receipt of a “Plan of Operations” from the BLM.  We recently applied for, and obtained in May 2013, an amended Plan of Operations allowing approximately 100 acres of disturbance in the public lands portion of the NBP, which is considered sufficient by us for our currently proposed 2013-14 drilling program.  We also applied for, and received in August 2013, a Notice for disturbance outside the currently defined NBP area in order to allow us to drill water monitor wells and geotechnical soil investigations outside the NBP area.  In general, exploration activities in Nevada can be carried out on a year-round basis, although some such activities may be adversely affected by the winter climate.  Mining is conducted in Nevada on a year round basis, both open pit and underground.

In Nevada, we are required to post bonds with the State of Nevada to secure our environmental and reclamation obligations, with amount of such bonds reflecting the level of rehabilitation anticipated by the then proposed activities..  As at May 31, 2014, the Company had posted with Nevada Division of Minerals in the State of Nevada, as security for these obligations, a reclamation bond of $522,332.

In June 2013, formal meetings were held with officials of both the Nevada Department of Environmental Protection (“NDEP”) and the BLM to discuss the design criteria for the environmental baseline studies that will be required to support the development of a Plan of Operation and other permit applications necessary to enable any mining at or production from the NBP.  In January 2014, Corvus Nevada executed a Memorandum of Understanding (“MOU”) with the Tonopah Office of the BLM for definition of baseline characterization requirements and development of a mining plan of operations at the NBP.  Characterization plans for hydro-geologic modeling studies, rock geochemical studies and biologic/wildlife studies have been developed and have been reviewed by BLM specialists.  We are in the process of responding to comments and additional requirements received from the BLM with respect to such plans.

If we are successful in the future at discovering a commercially viable mineral deposit on our property interests, then if and when we commence any mineral production, we will also need to comply with laws that regulate or propose to regulate our mining activities, including the management and handling of raw materials, disposal, storage and management of hazardous and solid waste, the safety of our employees and post-mining land reclamation.

We cannot predict the impact of new or changed laws, regulations or permitting requirements, or changes in the ways that such laws, regulations or permitting requirements are enforced, interpreted or administered.  Health, safety and environmental laws and regulations are complex, are subject to change and have become more stringent over time.  It is possible that greater than anticipated health, safety and environmental capital expenditures or reclamation and closure expenditures will be required in the future.  We expect continued government and public emphasis on environmental issues will result in increased future investments for environmental controls at our operations.

Environmental Regulation

Our mineral projects are subject to various federal, state and local laws and regulations governing protection of the environment.  These laws are continually changing and, in general, are becoming more restrictive.  The development, operation, closure, and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations, and public agency decisions.  Compliance with environmental and related laws and regulations requires us to obtain permits issued by regulatory agencies, and to file various reports and keep records of our operations.  Certain of these permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered.  We are currently operating under various permits for activities connected to mineral exploration, reclamation, and environmental considerations.  Our policy is to conduct business in a way that safeguards public health and the environment.  We believe that our operations are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites.  It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.  The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions.  CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act (“CAA”), as amended, restricts the emission of air pollutants from many sources, including mining and processing activities.  Any future mining operations by the Company may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws.  New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance.  In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions.  If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”).  The United States Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS.  This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities.  Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations.  The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit.  The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells.  The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state.  The program requires that a permit be obtained before drilling a disposal or injection well.  Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws.  In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada and Alaska

Other Nevada and Alaska regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations.  Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Employees

As at August 6, 2014, we have 4 employees, all are full-time.  Our operations are managed by our officers with oversight by the Directors.  We engage geological, metallurgical, and engineering consultants from time to time as required to assist in evaluating our property interests and recommending and conducting work programs.

Gold Price History

The price of gold is volatile and is affected by numerous factors all of which are beyond our control, such as the sale or purchase of gold by various central banks and financial institutions, inflation, recession, fluctuation in the relative values of the U.S. dollar and foreign currencies, changes in global and regional gold demand and the political and economic conditions.

The following table presents the high, low and average afternoon fixed prices in U.S. dollars for an ounce of gold on the London Bullion Market over the past five years:

Year	High	Low	Average
2009	1,213	810	972
2010	1,421	1,058	1,225
2011	1,895	1,319	1,571
2012	1,792	1,540	1,669
2013	1,693	1,192	1,411
Data Source: www.kitco.com

Seasonality

The NBP is not subject to material restrictions on our operations due to seasonality.  However, due to the northern climate, exploration work in some areas of Alaska can be limited due to excessive snow cover and cold temperatures.  In general, surface sampling work is limited to May through September and surface drilling from March through November, although some locations afford opportunities for year round exploration operations and others, such as wetland areas, may only be explored while frozen in the winter.  Mining is conducted in a number of locations in Alaska on a year round basis, both open pit and underground.

PROPERTIES

North Bullfrog Project, Nevada

Our principal mineral property is the NBP, a gold exploration project located in northwestern Nye County, Nevada, in the Northern Bullfrog Hills about 15 km north of the town of Beatty.  The NBP does not have any proven or probable reserves under SEC Industry Guide 7 and the project is exploratory in nature. The below information is in part summarized or extracted from our NI 43-101 technical report entitled “Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” and dated April 1, 2014, which was prepared for us by Scott W. Wilson, SME, of Metal Mining Consultants, Inc., Gary Giroux, M.A. Sc., P. Eng. (BC), of Giroux Consultants Ltd. and Herbert Osborne, Metallurgical Eng., SME, of H. C. Osborne and Associates.

Property Description and Location

The NBP is located in the Bullfrog Hills of northwestern Nye County, Nevada (Figure 1) and is 100% controlled by the Company.  The NBP covers about 4,426 hectares of patented and unpatented mining claims in Sections 20, 21, 25, 26, 27, 28, 29, 32, 33, 34, 35, and 36 of T10S, R46E; sections 1, 2, 11, 12, 13, and 14 of T11S, R46E; section 31 of T10S, R47E; and section 6, T11S, R47E, MDBM.  We have a total of eight option/lease agreements in place that give us control of an aggregate of 46 patented lode mining claims (Figure 2).

Figure 1 Property Map showing the Location of the North Bullfrog Project

Figure 2 Property Map of the North Bullfrog Project, Blue outline shows the NBP boundary and green areas are the Leased Private Land

Title and Ownership

Redstar Gold Joint Venture and ITH Land Purchase

Redstar Gold Corp. (“Redstar”) originally staked 213 unpatented lode mining claims and optioned 21 patented mining claims from six private parties in 2006.  ITH optioned the original NBP land package from Redstar in 2006, creating the North Bullfrog Property Joint Venture (“NBPJV”).  ITH added a lease of 11 patented claims (the Mayflower property) to the NBPJV in 2007 under the Greenspun lease agreement.  Redstar added a lease of 12 patented claims (the Connection and adjacent properties) to the NBPJV in 2008 under the Lunar lease agreement.  In August 2009, ITH purchased 100% interest in the NBPJV from Redstar by paying Redstar $250,000 and issuing 200,000 ITH common shares.  These holdings were then transferred to us during the Arrangement via the transfer of the shares of Corvus Nevada (then called “Talon Gold Nevada Inc.”).  We completed one additional mining lease with option to purchase agreement on two patented claims in the Jolly Jane area in March 2011, for a total of eight lease agreements on private mineral lands.  We have also added an additional 595 unpatented lode mining claims staked in 2012.  Table 1 below summarizes the obligations of the eight leases which are part of our responsibilities on the NBP.

Table 1: Summary of Lease Obligations that are part of the North Bullfrog Project (all $ US)

Party	Area	Claims/Acres	Next payment	Property Taxes	NSR	Signing Date
Gregory	North Pioneer	1/8.19	$3,000	$46.68	2%	6/16/2006
Hall	Savage	3/45.67	$7,200	$80.05	2%	5/22/2006
Kolo Corp	Jolly Jane	2/41.32	$3,000	$130.09	3%	5/8/2006
Milliken	Pioneer	3/24.53	$4,500	$80.05	2%	5/8/2006
Pritchard	Pioneer	12/203.01	$20,000	$230.18	4%	5/16/2006
Lunar	Connection	12/195	$16,200	$207.31	4%	10/27/2008
Greenspun	Mayflower	11/183.05	$10,000(1)	$213.50	4%	12/1/2007
Sussman	Jolly Jane	2/37.4	$25,000	$113.31	2%	3/14/2011
Total		46/738.17	$88,900	$1,101.63
(1)           Plus 50,000 shares of ITH

Gregory Property (North Pioneer Area)

Pursuant to a mining lease made and entered into as of May 16, 2006 between Redstar and an arm’s length individual, Redstar has leased 1 patented mineral claim.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 20,500 on execution and USD 20,000 on each anniversary thereafter.  The lessor is entitled to receive a 4% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 4,000,000 for the entire royalty).

Hall Property (Savage Valley Area)

Pursuant to a mining lease made and entered into as of May 22, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mineral claims.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 8,000 on execution, USD 4,800 on each of May 22, 2007, 2008 and 2009, USD 7,200 on May 22, 2010 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

Kolo Property (Jolly Jane Area)

Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and an arm’s length private Nevada corporation, Redstar has leased 2 patented mining claims.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of May 8, 2007, 2008 and 2009, USD 3,000 on May 8, 2010 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 3% NSR royalty on all production, which may be purchased by the lessee for USD 850,000 per 1% (USD 2,550,000 for the entire royalty).

Milliken Property (Pioneer Area)

Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mining claims.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 4,000 on execution, USD 3,500 on each of May 8, 2007, 2008 and 2009, USD 4,500 on May 8, 2010 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

Prichard Property (Pioneer Area)

Pursuant to a mining lease made and entered into as of May 16, 2006 between Redstar and an arm’s length individual, Redstar has leased 12 patented mineral claims.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 20,500 on execution and USD 20,000 on each anniversary thereafter.  The lessor is entitled to receive a 4% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 4,000,000 for the entire royalty).

Lunar Property (Connection Area)

Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) 12 patented mining claims.  The ten-year, renewable mining lease requires advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 10,800 on signing and annual payments for the first three anniversaries of USD 10,800 and USD 16,200 for every year thereafter.  Redstar has an option to purchase the property (subject to the NSR royalty below) for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased by the lessee for USD 1,250,000 per 1% (USD 5,000,000 for the entire royalty).

Sussman Property (Jolly Jane Area)

Pursuant to a mining lease and option to purchase made effective March 1, 2011 between Corvus Nevada and an arm’s length individual, Corvus Nevada has leased, and has the option to purchase, 2 patented mineral claims.  The lease is for an initial term of 10 years, subject to extension for an additional 10 years (provided advance minimum royalties are timely paid), and for so long thereafter as mining activities continue on the claims.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 20,000 on execution, USD 25,000 on each of March 1, 2012, 2013 and 2014, USD 30,000 on March 1, 2015 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 2% NSR royalty on all production.  The lessee may purchase the royalty for USD 1,000,000 per 1%.  If the lessee purchases the entire royalty (USD 2,000,000) the lessee will also acquire all interest of the lessor in the subject property

Greenspun Property (Mayflower Area)

ITH, through Corvus Nevada, entered into a mining lease with option to purchase with the Greenspun Group for 183 acres of patented mining claims that cover much of the Mayflower prospect (“Mayflower Property”).  The Mayflower lease requires us to make payments and complete work programs as outlined in Table 2.  During the term of the lease any production from the Mayflower Property is subject to a sliding scale royalty, also outlined in Table 2.  We have the right to purchase a 100% interest in the Mayflower Property for US $7.5 million plus a 0.5% NSR (if gold is less than US $500) or 1.0% (if gold is above US $500) at any time during the term of the lease (subject to escalation for inflation if the option is exercised after the 10th year of the lease).

Table 2: Summary of the Material Terms of the Mayflower/Greenspun Group Lease

Term: Five years beginning December 1, 2007
Five additional years with an additional five year period, plus an additional 3 year period or so long thereafter as commercial production continues
Lease Payments: Due on each anniversary date of the lease
On regulatory acceptance – US $5,000 and 25,000 ITH shares Each of first – fourth anniversaries, US $5,000 and 20,000 ITH shares Each of fifth – ninth anniversaries, US $10,000 and 50,000 ITH shares

Work Commitments: Excess expenditures in any year can be carried forward, or if under spent the unspent portion paid to Greenspun Group
Years 1-3 US $100,000 each year the lease is in effect Years 4-6 US $200,000 each year the lease is in effect Years 7-10 US $300,000 each year the lease is in effect
Retained Royalty: Production sliding scale net smelter return based on price of gold each quarter
2% if gold is less than US $300 per ounce 3% if gold is between US $300 and US $500 per ounce 4% if gold is more than US $500 per ounce
Advance Minimum Royalty Payments (if not in commercial production by the tenth anniversary, in order to extend lease for an additional three years)
Years 11-13 US $100,000 each year the lease is in effect and commercial production has not been achieved
Purchase Option:
During first 10 years property can be purchased for US $7.5 million plus a 0.5% NSR (if gold is less than US $500) or 1.0% (if gold is above US $500).
After the tenth anniversary the US $7.5 million purchase price escalates by the US Consumer Price Index, using the CPI immediately prior to the tenth anniversary as a base.

Millman Property

On February 21, 2013 Corvus Nevada signed a purchase agreement, which was subsequently closed on March 27, 2013, for the purchase of the surface rights only to five patented lode mining claims owned by Mr. and Mrs. Gordon Millman and located east of the Mayflower Property.  This ground could be used for potential overburden storage from the Mayflower deposit as well as improving access to the Mayflower Property in general.  Corvus Nevada purchased the surface rights for US $160,000.  Additionally, Corvus Nevada agreed to pay the Millmans a fee of US $0.02 per ton of any potential overburden storage subject to a minimum storage 12 million short tons of material.  The minimum storage fee of US $240,000 bears interest at 4.77% per annum from the closing date and is due on December 31, 2015.

Sarcobatus Property

In December 2013, SoN completed the purchase of an 160 ha fee simple parcel of land approximately 30 km north of the NBP which carries with it 1,600 acre feet of irrigation water rights within the Sarcobatus Flats water basin.  The cost of the land and associated water rights was US $1,000,000.  The Company has registered the purchase of water rights with the Nevada State Engineer (“NSE”) and will make application to the NSE to move the production point to the NBP, and change the application to mining.

Other property considerations

All of the unpatented lode mining claims are on U.S. public land administered by the US Bureau of Land Management (“BLM”) and therefore are subject to exploration and development permits as required by the several current regulations.  The unpatented lode mining claims require payment of yearly maintenance fees to the BLM and Nye County (recording fees) of US $121,604 (for 2013).  Annual property taxes to be paid by Corvus Nevada for the original six Redstar leases and 2 subsequent leases are tabulated in Table 1 above.

Current exploration activities by Corvus Nevada on the NBP are covered by a Plan of Operations (NVN-83002) with the BLM.  Two Plans of Operation are in place with the NDEP (NDEP#0280 and #0290) that fulfill the State of Nevada permitting obligations on private and public lands, respectively.  Reclamation bonds are in place to cover activities on the property.  The reclamation bonds amount to US $301,907 for 100 acres on public land with the BLM and US $175,266 for 20.3 acres on private land with NDEP.

Accessibility, Physiography, Climate and Infrastructure

The NBP is in Western Nevada’s high desert, which receives about 15 cm of precipitation per year, mostly as modest snow fall in the winter and thunderstorms in the summer. The average daily temperature (°F) varies from a low of 40 in January to a high of 80 in July.  The hills at the NBP are covered with sparse low brush including creosote, four-wing saltbush, rabbit brush and Nevada ephedra.  The project is in the Basin and Range province, but the local topographic relief is only a few hundred feet.  Most of the NBP area is characterized by low hills separated by modest width valleys.

Beatty, Nevada is the closest town to the NBP and contains most basic services. The nearest major supply point that would support a major mining related activity is Las Vegas, Nevada about 160 km to the southeast. The NBP is approximately 3 km immediately west of Nevada Highway 95, which connects the major cities of Las Vegas and Reno. Access around the NBP is by a series of reasonably good gravel roads that extend to most of the important exploration areas. There are several accessible old mine workings.

There are currently no other structures or infrastructure on the NBP.  Major mining and construction equipment sales and service are readily available throughout Nevada; however, most major mining operations are located in the northern part of the state and are serviced from the cities of Reno and Elko.  Human resources are readily available within the community of Beatty, which has a population of approximately 1,100 people, and historically provided a substantial portion of the workforce for the Bullfrog Mine, which operated between 1989 and 1998 as both an open pit and underground gold mining operation.  Pahrump, approximately 110 km to the southeast of Beatty, is a larger community with a population of 36,000.  Pahrump is a local regional center, with a hospital and emergency medical services, a college campus with technical training for industrial support and expanded service sectors.

Electrical power is provided to the immediate area of the NBP by the Valley Electric Association, Inc. (“VEA”), which is headquartered in Pahrump.  A 25 kVA line runs north from Beatty, NV along Highway 95.  VEA began upgrading its existing electrical facilities, on the eastern portion of the NBP, in mid-2013 and has advised that it anticipates completing the necessary upgrades in 2014.  This upgrade will accommodate the presently anticipated future demand from the NBP and we anticipate that adequate power will therefore be available for all proposed future mining operations at the project.  The Company contributed US $28,500 for the line upgrade.

Water resources for a mining project must be obtained from the ground water in the Sarcobatus Flats.  There appears to be sufficient resources in the ground water basins at the project, and the Company has registered the water rights purchased in Sarcobatus with the NSE.  The Company will make application to convert the water rights to a temporary mining use, and to transfer the point of extraction to the NBP.  Water wells, booster stations, and pipelines would be developed to provide water to the mine, process facilities, and ancillary structures.  The current plan would be to drill several wells northwest of the heap leach pad and install a fresh water line from the well fields to the process plant.  The water right is significant because it provides all water presently anticipated to be required under the current conceptual NBP mine plan.  The first phase of the hydrologic characterization program was completed during the 2013 drill program, which successfully identified a potential water production well site in the Sarcobatus Flats (Nevada State Water Basin 146) within the northwest portion of the NBP.  The test well, NB-WW-10, penetrated over 300 metres of alluvial material with a static water level beginning at a depth of 55 metres and sustained air lift water production in excess of 100 gpm for several hours.

Geology and Mineralization

Geology

The NBP is within the Walker Lane structural province and the Southwestern Nevada Volcanic Field (“SWNVF”).  The Project lies approximately ten kilometres west of the western margin of the middle Miocene Timber Mountain caldera complex of the SWNVF and many of the volcanic units exposed on the NBP originated from the caldera complex. However, it appears that many of the most important host rocks to the mineralization are locally derived from what is now known as the North Bullfrog Hills Volcanic Complex (“NBVC”) and are slightly older than the main ash flows erupted from the Timber Mountain Caldera.  The region is underlain by Paleozoic sedimentary rocks which are the basement for the mid-Miocene tuffs and related rocks that are the hosts for most of the mineralization in the Bullfrog mining district.  The region was subjected to extensional faulting which was contemporaneous with volcanism and localized sedimentary basins filled with reworked volcanic and basement debris developed as a result.  Multiple episodes of extension have been documented.  Most of the major fault zones have northerly strikes with normal displacement to the west.  However, hanging wall antithetic faults are also present.   Some of the major faults are interpreted to have listric shapes, similar to the MP fault at the Bullfrog mine, and likely sole into a district-scale detachment fault at depth.  During younger periods of extension many of the older faults in the hanging walls of these listric structures have experienced significant rotation.

The Northern Bullfrog Hills (“NBH”) is underlain by pre-Tertiary basement rocks consisting of Precambrian to Cambrian sedimentary rocks of the Wood Canyon, Zabriskie and Carrara Formations.  The basement rocks are exposed on the property in two prominent erosional windows.  The pre-Tertiary windows are remnants of a basement structural high of significant relief upon which the Tertiary rocks were deposited.  The basement rocks are overlain by a sequence of Miocene volcanic and lesser sedimentary rocks of the SWNVF.

The lowermost Tertiary rocks are known as the Jolly Jane Formation and consist of a basal conglomerate overlain by a sequence of heterogeneous sedimentary rocks including mudstone, siltstone and sandstone.  The basal conglomerate is a time transgressive surface lag deposit which generally contains abundant clasts of pre-Tertiary basement rocks.  The type locality for this unit is known from drilling in the Jolly Jane area and consists of up to 50 metres of heterogeneous sediments which appear to have been accumulated in a structural basin prior to and during the onset of volcanism.  Sandstone, silt, shale and calcareous sediments are present with both black organic-rich and hematitic intervals also present.  It is common to see tuffaceous sediments in the upper portions of the sand and shale sequences. The thickness and composition of the Jolly Jane Formation is highly variable, and is interpreted to have been deposited on a Tertiary erosional unconformity of significant relief.

The Jolly Jane Formation is overlain by the Savage Formation which consists of locally-sourced lava domes, flows and associated intrusive rocks of dacitic to rhyolitic composition. The Savage Formation also includes intercalated volcaniclastic intervals (re-worked dacite) and locally carbonaceous sediments.  It is rather heterogeneous in terms of the thickness and the areal distribution of individual domes, flows and epiclastic intervals.   The Savage Formation is only locally mineralized.

The Pioneer Formation rhyolitic pyroclastics overlie the Savage Formation dacites.  The Pioneer Formation ranges from 10 to more than 200 metres in thickness and consists of monotonous lithic lapilli tuffs.  In the northern parts of the NBP these tuffs are mixed with rhyolite domes of uncertain origin, however, dating shows that the tuffs and rhyolites are essentially the same age.  Epiclastic sediments found at the top of the Pioneer Formation suggest that an angular unconformity is developed between this sequence and the overlying Sierra Blanca Tuff.  The Pioneer Formation is extensively altered and hosts a large portion of the disseminated gold mineralization.

The Sierra Blanca Tuff is a large rhyolitic ash flow tuff that blankets the NBP.  Unlike the preceding units, which appear to have been locally derived, the Sierra Blanca Tuff probably represents a regional ash flow eruption that came from outside the NBP.  The Sierra Blanca Tuff varies in thickness from <70 metres at Jolly Jane to >160 metres at North Sierra Blanca.  The tuff consists of a single cooling unit and is densely welded.  The densely welded nature makes the rock brittle and, as a consequence, it is the most important host for both disseminated and vein style mineralization at the NBP.

Following the deposition of the Sierra Blanca Tuff, local volcanism continued with the deposition of the Savage Dacite, another locally-sourced sequence of lava domes, flows, pyroclastics and epiclastics of primarily dacitic composition.  The Savage Dacite varies greatly in both thickness and composition, characterized by alternating eruptive cycles of geochemically different dacitic magmas.  The Savage Dacite is only mineralized where it is in contact with significant fault structures.

Zircon dating shows that the entire sequence from Pioneer Formation through the Savage Dacite was deposited between 16.1Ma and 14.4Ma, making it among the oldest volcanics in the region.

The 13.5Ma Crater Flat Tuff, which consists of two regionally extensive ash flow cooling units, appears to overlie the Savage Dacite at both Savage Valley and Jolly Jane but the contact is not exposed at the surface.  The Crater Flat Tuffs are extensively altered at both Yellowjacket and Jolly Jane but no significant mineralization has yet been identified in these units.

The Rainbow Mountain Sequence is the most heterogeneous unit of the NBH.  It consists of intercalated sequences of heterolithic and monolithic sedimentary debris flow breccias, large slide bocks derived from local volcanic and sedimentary units, as well as rhyolitic ash flows and rhyolite domes.  The debris flow breccias are bedded but poorly sorted, consisting of sand- to large boulder-size clasts of predominantly volcanic rocks.  Both gravity sliding and fluvial processes appear to have played a role in deposition.  The volcanic debris is derived from many of the SWNVF units that are preserved as tabular ash flow tuff sheets elsewhere in the Bullfrog Hills.  These include the Crater Flat Group, the Paintbrush Group and the Timber Mountain Group tuffs.  The debris flow breccia deposits are largely the result of the re-working of the SWNVF units via gravity sliding and alluvial fan development around fault-bounded basement structural highs.  The Debris Flow Breccia sequence represents a period of dynamic extensional faulting, scarp development and mass wasting.  Massive, relatively intact blocks of monolithic breccias are interpreted as landslide megabreccia deposits that were shed off local fault scarps.  Gold mineralization at Mayflower and Connection is hosted in the Rainbow Mountain Sequence.  The thickness of this unit exceeds 300 metres in the Mayflower area.

Mineralization

Two general styles of low-sulfidation gold mineralization are recognized on the property: 1) high-grade, fault-controlled fissure veins and vein breccias (Mayflower, Liberator, Yellowjacket, Liberty, and other unnamed occurrences); and 2) low-grade, disseminated replacement deposits (Sierra Blanca, Jolly Jane, Mayflower, etc.).  Low-grade disseminated mineralization is the more abundant style in the NBH, most commonly associated with strong silica-adularia-pyrite alteration, and less commonly associated with sericite-dominated assemblages.  Sericite alteration appears to overprint silica-adularia alteration in the Yellowjacket area, where it appears to be a later assemblage associated with high-grade vein mineralization.

The majority of the disseminated gold mineralization at the NBP occurs within the Pioneer Formation and Sierra Blanca Tuff.  Mineralization in the Sierra Blanca Tuff is stratabound within the densely welded and brecciated middle portion of the unit.  Mineralization is also hosted in Rainbow Mountain Sequence and locally in the Savage Formation and Savage Dacite units.  The paucity of mineralization in the dacites may reflect poor permeability compared to surrounding ryolitic tuffs and debris flows.  Higher grade disseminated gold and lesser silver mineralization has an affinity for quartz and adularia alteration but lower grades may also occur in areas of illite-smetitie alteration.  Mineralization may also occur in veins, vein breccias, stockworks, and as disseminations within silicified/adularized replacement zones.

At Mayflower, quartz-adularia-calcite veins and stockwork zones locally exhibit high grades, but the bulk of the resource is low-grade disseminated mineralization. Disseminated mineralization lies peripheral to vein structures and is associated with strong silica-adularia replacement of the debris flow breccia matrix. Veins are massive to weakly banded crustiform quartz with variable amounts of calcite and adularia.  Stockwork zones have similar mineralogy except that the veins are narrower and less continuous.  Calcite veining is typically grey to brown manganiferous calcite that is locally bladed.

At Yellowjacket, the high-grade mineralization, specifically the Josh Vein, consists of native gold and silver sulphide (acanthite) developed in quartz veins whose textures are indicative of boiling in a low sulphidation epithermal environment.  Veins with true thicknesses in excess of 18 metres have been observed.  These veins are typically surrounded by zones of stockwork mineralization several metres wide.

Historical Work

The NBP is in the Bullfrog Mining District.  Gold was discovered at what was to become the original Bullfrog mine by Frank “Shorty” Harris and Ernest Cross on August 9, 1904.  Two periods of mining activity account for the majority of production from the District.  It is reported that 111,805 ounces of gold and 868,749 ounces of silver were produced between 1905 and 1921, after which there was little production until the 1980s.  In early 1982 geologists from St. Joe Minerals Corporation became interested in the District.  They conducted extensive exploration in the area of the Montgomery-Shoshone and Senator Stewart mines, resulting in the discovery of the Bullfrog deposit in mid-1986.  Several company acquisitions resulted in Barrick Gold Corporation (“Barrick”) being the final owner of the mine.  The Bullfrog mine produced gold and silver from three separate deposits including: 1) main Bullfrog (open pit and underground); 2) Montgomery-Shoshone (open pit); and 3) Bonanza Mountain (open pit).  Between 1989 and 1999, it is reported that the Bullfrog mine produced 2.31 Moz of gold and 3.0 Moz of silver.

The early history of the NBP is comingled with the greater Bullfrog Mining District.  The Pioneer and Mayflower were the principal mines in the northern part of the district.  The Pioneer mine was most active between 1909 and 1926 with about 15,000 feet of underground workings, all being developed within 330 feet of the surface.  There are no accurate production figures, but limited records suggest that head grades were about one quarter ounce of gold per ton.  The Mayflower mine was probably active during the same time, but again there are no reliable production records.  Underground development at Sierra Blanca, Jolly Jane, Savage Valley, and Yellowjacket also attest to historic mining and production, probably during the same period.

Modern exploration started in the early 1970s and consisted of a number of companies with focuses on different parts of the property.  These programs consisted of a variety of activities including surface mapping and sampling, underground mapping and sampling, and drilling.

Between the early 1970’s and the end of the Barrick exploration in the mid-1990’s, approximately 249 rotary and reverse-circulation drill holes were drilled on the NBP.

With the downturn in gold price at the start of the 21st Century, interest in the NBP was essentially nonexistent.  Redstar became attracted to the North Bullfrog area in late 2005, and started staking claims and acquiring leases on patented mining claims.  In March 2007, Redstar granted ITH the right to earn an interest in the NBP and thereafter form the NBPJV.  In December 2007 ITH completed a lease of the Mayflower property, which was included in the NBPJV.  Following the execution of the NBPJV agreement, ITH commenced active exploration on the NBP.  In October 2008, Redstar completed a lease of the Connection property, which was also included in the NBPJV.  On August 4, 2009, ITH purchased Redstar’s interests in the NBP and continued the exploration program as sole owner/lessor.  On August 26, 2010, ITH spun out Corvus as a separate public company in a transaction which resulted in Corvus owning Corvus Nevada, through which all interest in the NBP was held, thus resulting in Corvus indirectly acquiring all of the interest in and responsibilities for the NBP.

Sample Preparation, Analyses and Security

The Company’s work program at the NBP was designed and supervised by Russell Myers (CPG 11433), President of the Company, and Mark Reischman, Corvus Nevada Exploration Manager, who are responsible for all aspects of the work, including the quality control/quality assurance program.

Corvus has implemented a standardized sampling protocol on all RC drilling.  The protocol utilizes two sets of pre-marked 20”x24”sample bags with numbered barcode tags for each drill hole.  The drill cuttings exiting the cyclone are split through a rotary wet splitter where one stream is diverted for sampling and the other stream of excess sample is diverted into the sump.  The sample stream is then divided into two streams using a “Y” splitter, which allows for two duplicate samples to be collected.  One sample designated for assaying and the other designated for QA/QC and metallurgical studies.  Two sets of pre-marked 20”x24”sample bags are placed in five gallon buckets hung on the “Y” splitter to collect duplicate five foot samples from the two streams.  Using the large bags placed in five gallon buckets allows for capture of fines and dramatically reduces sample loss as the interval is being drilled.  In general, an effort is made to collect approximately 10kg of sample material.  Once a five foot interval is drilled, the two duplicate bags/buckets are removed and replaced with the next set of duplicate bags/buckets.  The sample bags are tied-off with little or no water loss, then removed from the buckets and laid in rows to allow slow decantation by evapotranspiration

Corvus has also implemented a standard core sampling protocol.  HQ3 and PQ3 core are drilled and extracted using triple-tube tooling to insure the best recovery through highly fractured intervals.  Triple tube also minimizes core separation and rotation within the extraction tube, which is imperative in preserving reliable orientation data.  The entire length of each hole is sampled with continuous intervals based on careful logging of geological characteristics.  In conjunction with the logging, sample intervals are marked in the core box and assigned unique sample numbers in a sequence that includes pre-selected QA/QC samples every tenth sample.  Each hole starts with a blank QA/QC sample, and alternates between blanks and reference standard just like the RC holes.  Once a hole is logged and tagged for sampling, each box is photographed within a fabricated lighting and reference frame.  The reference frame allows rectification of the image so that in future applications true lengths can be measured on the core using the photos.  Once a hole, or a group of boxes in a hole, are photographed, the photos are reviewed for adequacy and the photo files renamed using hole number and box number.

Prior to shipment, all rock and core samples were weighed, photographed and then placed in bags that are sealed with a security tag.  RC samples are not weighed but are accumulated in super sacks which are sealed with a security tag prior to shipment.  Each drill hole is sent to ALS Minerals in Reno, NV as a separate shipment with a chain of custody document to certify that the seals were intact when the shipment was received.

Duplicates are used to monitor the precision of the assays that are incorporated into the mineralization estimate.  Duplicates monitor 3 sources of variation, e.g. sampling, preparation and assaying.  Field duplicates are used to document the precision associated with sampling, prep duplicates are used to monitor the sample preparation process and pulp duplicates monitor the assaying process.  Corvus uses all three types of duplicates to monitor the precision of the gold and silver analyses.

Field duplicates are only collected for RC samples and they are created by putting a Y-splitter into the sample stream and creating two identical samples (referred to as the “Met Split” since they are often used for metallurgical testing).  There is no specific ratio of field duplicates to normal samples but field duplicates are selected by the project geologist to represent the geological and grade variation based on the logging and original assays. Work by the Company has shown that, in general, field duplicates reproduce within the analytical precision of both the gold and silver assays as defined by the analytical precision equation:

Analytical Precision = value+/-(( value*method precision)+(2*detection limit)).

The method precision quoted by ALS Minerals is 10% and the detection limit for the Au-ICP22 gold method is 0.001 ppm.  The gold coefficient of variation for the field duplicates is 13% which is only marginally greater than the method precision.  For silver the coefficient of variation is 15%, again only marginally more than the method precision.  For gold samples that lie outside of the analytical precision field there seems to be a very slight tendency for the original sample to report higher value than the duplicate.  This may reflect gold particle settling in the duplicate which is related to the fact that the original sample is shipped wet while the duplicate continues to dry for several weeks before it is finally selected for assaying.  Vibration during the handling the dry sample could allow gold particles to preferentially settle making it more difficult to get a representative split later.  For silver there is an obvious bias with 90% of the samples that lie outside of the analytical precision field having higher silver in the original sample than in the duplicate.  The consistency of the bias and the distinctly different character compared to gold suggests that this bias is much more likely to reflect analytical problems than sampling problems.  An important difference between the field duplicates and other duplicates discussed below is that field duplicates are analyzed in batches that are completely separate from the original samples therefore they are able to detect subtle shifts in the analytical methods that cannot be easily detected within a single batch.  The origin of the observed bias in silver is currently under investigation by the Company and ALS Minerals.

Sample preparation duplicates are created by crushing the sample and then splitting it in half.  The two halves are then processed as separate samples.  As a general rule the ratio of prep duplicates to samples is 1:20 but usually five prep duplicates are created for each drill hole.  The selection of which samples to duplicate is made by the logging geologist based on their interpretation of lithologies and degree of mineralization. Work by the Company has shown that, in general, the preparation duplicates reproduce very well for both gold (coefficient of variation 17%) and silver (coefficient of variation 19%).  There is no evidence of bias in the gold but there may be a hint of bias in the silver with slightly more samples falling below the analytical precision field than above.  This effect is also under investigation by ALS Minerals.

Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to ALS Minerals in Reno, Nevada, for preparation and then on to ALS Minerals in Reno, Nevada, or Vancouver, B.C., for assaying.  ALS Minerals’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

In 2013, an independent geological consultant to the Company selected a series of check samples from the “met split” library and submitted them for analysis at an independent laboratory.  These samples serve both as field duplicates and test the validity of the original assay results reported by the Company for these samples.  The results show that, with only one exception, the gold assay values reproduce well within the 10% analytical precision of the assays reported by ALS Minerals.  Silver shows slightly more variability but is also generally within the analytical precision of the method.  Silver check assays submitted by the independent geological consultant to American Assay labs show that most of the silver values reproduce within the 10% precision for the ALS Minerals method, which has a 0.01ppm detection limit.  All but one of the samples fall well within the analytical precision of the American Assay Labs method, which has a detection limit of 0.2ppm.

Recent Exploration Work

New Mineralization Discovered at Yellowjacket

The Josh Vein System in the Yellowjacket Zone represents a completely blind discovery of a large, previously unrecognized, gold and silver vein in the North Bullfrog District (Figures 3 and 4).  Prior drilling in this area was focused to the east in an area of historic prospect pits along the Liberator and Yellowjacket Faults, with RC hole NB-10-63 intersecting 10.7 metres @ 7.5 g/t gold and 6.5 g/t silver and core hole NB-12-126 intersecting 11.4 metres @ 4.9 g/t gold and 7.0 g/t silver (Figure 5).  Core hole NB-12-127 (7.7 metres @ 2.4 g/t gold and 11.31 g/t silver) was designed to follow up on an interesting intersection in RC hole NB-11-91 (9.1 metres @ 2.07 g/t gold and 2.32 g/t silver) which was the first time quartz vein related mineralization was encountered.

These results were used to target the hotter boiling zone part of the quartz vein system, which lead to the Yellowjacket discovery in hole NB-12-138 (72.4 metres @ 1.74 g/t gold and 98.7 g/t silver including 4.3 metres @ 20 g/t gold and 1,519 g/t silver).

In late 2012, a four hole program extended and further delineated the trend of the feeder system identified earlier in 2012. In addition, Hole NB-12-184, which intersected 58 metres @ 1.7 g/t gold and 33 g/t silver including 3.8 metres @ 4.1 g/t gold and 151 g/t silver, 4.4 metres @ 6.9 g/t gold and 50.4 g/t silver and 4.1 metres @ 4.3 g/t gold and 25 g/t silver, confirmed the continuity of the mineralized zone.

Within the Yellowjacket Zone, the high-grade, fault controlled, gold and silver mineralization appears to be controlled by a number of different structures (Figure 4).  The interaction of these different faults results in zones of fracturing and extensive stockwork mineralization.  The Liberator Fault has a mapped strike length of more than a kilometre and the Josh Vein structure has a proven strike length of more than 800 metres at this time and remains open to the north and south.  Recent detailed mapping, which utilized new geophysical data, has now highlighted a number of other structural zones with similar signatures to the Yellowjacket discovery.

The 2013 drilling program at Yellowjacket was focused on following the mineralized structure to the north.  A summary of the results from the holes drilled in 2013 is provided in Table 3.  A summary of some of the more important results follow.

Holes NB-13-341 and 13-342 were drilled to determine the geometry of the stockwork mineralization previously identified in NB-12-127 (Figure 5).  Hole NB-13-341, which represents a 70 metre step out to the north of the 2012 discovery, returned 0.85g/t gold over 46 metres within an overall interval of 116 metres of 0.6g/t gold (Figure 5).  Hole NB-13-344, which represents a 120 metre step out to the north of the previously defined 2012 high-grade discovery, intersected vein material with visible gold averaging 10.7g/t gold and 10.4g/t silver over 8.3 metres, including 1.2 metres averaging 50 g/t gold and 36 g/t silver.  Drill hole NB-13-347, intersected 13.8 metres of 7.2 g/t gold and 21.0 g/t silver, including 1.7 metres averaging 8.5 g/t gold and 256 g/t silver.  It represents a 260-metre step-out north of 2012 discovery hole NB-12-138 and is 140 metres north of hole NB-13-344.  In addition, hole NB-13-343, which is on the same section as NB-12-344, and hole NB-13-346, which lies halfway between NB-13-344 and NB-13-347, returned thick moderate grade intercepts which reflect the surrounding disseminated and stockwork style of mineralization and confirm the continuity within the overall broad structural zone.

Figure 3: Plan of the Yellowjacket Zone showing the location of the Josh Vein high-grade structure.	Figure 4: Drill section across the southern end of the Yellowjacket illustrating the relationship between the Liberator Fault and the Josh Vein.

Drill hole NB-13-350 was drilled approximately 100 metres east of the known Yellowjacket Zone and angled towards Yellowjacket and North Sierra Blanca.  The hole intercepted a completely new quartz vein stockwork structure which returned 7.1 metres @ 0.98 g/t gold.  This new structure has the same style of quartz-sulphide veining as the other Yellowjacket veins and currently appears to have a similar north-south trend, which strengthens the Company’s belief that more covered high-grade structures should exist on the project.  In addition, the hole encountered a different, thick zone of possible replacement style of mineralization at depth (42.7 metres @ 0.8 g/t gold) extending to the bottom of the hole.  This new style of massive, moderate grade, mineralization correlates with a similar zone in previously reported hole NB-13-230 and could represent a large new target at depth in the greater Sierra Blanca deposit area.

The new target area west of Yellowjacket is shown by holes in Figure 5. Hole NB-13-352 encountered 270 metres of continuous mineralization, which included four separate zones of quartz veining.  One zone of quartz veining returned 1.2 metres @ 3.07 g/t gold and 8.00 g/t silver and another returned 2.4 metres @ 7.57 g/t gold and 6.90 g/t silver.  Hole NB-13-352 has now intercepted high-grade vein mineralization for a distance of nearly 650 metres, which mineralization remains open on all directions. Results from NB-13-353 show that, in addition to the main vein (7.9 metres @ 10.36 g/t gold and 105.61 g/t silver), there are multiple zones of veining that extend the entire length of the hole.  These veined intervals occur in a variety of lithologies and, together with NB-13-350 (1.8 metres @ 2.35 g/t gold and 6.62 g/t silver), indicate that the corridor between the main Yellowjacket structures has the potential to host multiple new high-grade vein zones.  Drill hole NB-13-352 was drilled approximately 150 metres north of NB-13-350, where the first eastern quartz veins were discovered.  The silver to gold ratio in both holes suggests that the high-grade veins are part of the overall Yellowjacket system.  The upper intercept in NB-13-352 is in the same structural position as the veining in NB-13-350, indicating a likely continuity of veining.  The second high-grade intercept in NB-13-352 is in a new position and may represent yet another new vein zone.  In addition to the quartz veining, mineralization in the bottom of NB-13-352 (23 metres @ 0.79 g/t gold) is associated with broad pyrite veining/replacement style of mineralization similar to that observed in the bottom of NB-13-350 (42.7 metres @ 0.76 g/t gold), as well as holes NB-13-230 (26 metres @ 1.2 g/t gold), NB-13-232 (12.2 metres @ 0.97 g/t gold) and NB-13-222 (53.3 metres @ 0.86 g/t gold).  This shows that this mineralization style occurs over a strike length of at least 250 metres, is over 100 metres wide and is open in all directions, particularly at depth.  This new style of mineralization could represent a large new zone of gold mineralization that still remains within potentially open pit mining depths.

In drill hole NB-13-361, located 50 metres up dip from NB-13-360, the main vein thinned as it approached the surface.  However, the stockwork around the vein returned 22.3 metres @ 0.82 g/t gold.  The vein interval in drill hole NB-13-367, located 70 metres along strike from NB-13-361, is hosted by dacite which is generally a poor vein host and has limited vein width development.  However, the vein and stockwork combined returned an intercept of 17.2 metres @ 1.15 g/t gold at relatively shallow depths.  NB-13-368 encountered a 2 metre wide vein with 27 g/t gold and good stockwork.  The intercept in NB-13-368 is 600 metres along strike from the original discovery hole NB-12-138.

Hole NB-13-370 returned the deepest intersection to date on the Yellowjacket system (170 metres down dip), which has shown a marked increase in the grade of the system.  The vein/stockwork intercept in this hole was 41.7 metres @ 4.9 g/t gold and 29.7 g/t silver, including 4.9 metres of 21.2 g/t gold and 117 g/t silver, surrounded by over 60 metres of disseminated low-grade gold-silver mineralization.  The hole terminated in mineralization.  This drill intercept is 125 metres down dip from the intersection in NB-13-358 (24 metres @ 1.3 g/t gold) and 73 metres down dip from NB-13-359 (65 metres @ 3 g/t gold).  This new deeper hole opens up significant potential to extend the depth of the deposit into what appears to be a higher grade portion of the system.  An important geological feature, called the NE30 fault, intersects the Yellowjacket vein in this northern area.  The fault is mineralized and, as it approaches the Yellowjacket vein structure, a thick zone of stockwork is developed between the structures as indicated by the thickness of peripheral stockwork in the hangingwall of the vein zone in hole NB-13-370 (60 metres @ 0.37 g/t gold).  Hole NB-13-371, with 10 metres of 0.63 g/t gold, was drilled to confirm the location of this structural zone so it can be targeted for future high-grade veins outboard of the main Yellowjacket.  The NE30 structure is consistently mineralized in holes 369, 370, 371 and 372, forming a large target.

Holes NB-13-362 and NB-13-363 are PQ diameter holes drilled in the Yellowjacket deposit to confirm continuity of high-grades in larger diameter core and to acquire material for coarse crush metallurgical testing.  Hole NB-13-362, with 35 metres of 4.0 g/t gold, was drilled in the center of four holes (NB-13-353, 354, 355 and 356) and has returned a similar average grade and thickness as the 4 surrounding holes.  Hole NB-13-363, with 19 metres @ 3.4 g/t gold, is the twin of hole NB-12-347 which reported 14 metres @ 7.1 g/t gold.  The consistency of the zone thickness is good and the variations in the grade reflect the typical variability associated with high-grade gold and silver systems and are encouraging in establishing continuity of grade with larger diameter core.

Table 3: Significant Intercepts* from Yellowjacket South Quartz Vein System
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
NB-12-127	105.3	182.1	76.8	0.8	2.76	Az 270 Dip -70
Including	129	147.5	18.6	1.67	6.5
NB-13-341	86.5	202.7	116.2	0.59	1.5	Az 90 Dip -65
Including	112.3	158.4	46.1	0.85	2.3
NB-13-342	98.7	193.1	94.4	0.2	1.01	Az 90 Dip -85
Including	133.3	160	26.7	0.34	1
NB-13-343	51.5	75.6	24.1	0.41	1.76	Az 90 Dip -75
Including	61	75.6	14.6	0.57	1.83
	94.6	153.6	59	0.49	0.9
Including	94.6	97.8	3.2	3.64	1.48
Including	94.6	132.1	37.5	0.6	1
	182.7	242	59.3	0.36	0.74	Ended in Mineralization
Including	195	219.4	24.4	0.5	0.8

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
NB-13-344	51.2	61.6	10.42	0.91	5.35	Az 90 Dip -55
	118.2	126.6	8.34	10.72	10.45
Including	118.2	119.1	0.9	32.31	41.36
Including	123.7	124.9	1.17	50.05	36.07
	130.1	173.1	43.02	0.15	1.1
NB-13-345	110.3	131.6	21.4	0.17	1.29	Az 90 Dip -60
	161.1	176.6	15.4	0.21	0.72
	228.7	235.6	6.9	0.31	0.79	Ended in Mineralization
NB-13-346	70.4	91.3	21	0.37	1.92	Az 90 Dip -80
Including	76.7	85.6	8.9	0.64	2.57
	116.4	176.5	60.1	0.46	0.65	Ended in Mineralization
	52.6	65.6	13	1.28	36.51	HW Peripheral Stockwork
	65.6	68.7	3.1	3.69	18.82	HW Stockwork
NB-13-347	68.7	71.2	2.5	4.6	36.27	Main Vein
	71.2	79.7	8.4	9.12	17.38	FW Stockwork
	79.7	132.3	52.6	0.35	1.59	FW Peripheral Stockwork, Az 90, Incl 82
NB-13-350	119.3	126.4	7.1	0.98	3.35	Azimuth 267 Incl -50
Including	120.8	122.6	1.85	2.35	6.62
	130.4	158.9	28.4	0.32	0.84
	197	266.1	69.1	0.29	0.66
	266.1	308.8	42.7	0.76	2.3
	25	40.5	15.6	0.11	0.64	Disseminated
	69.8	89.3	19.6	0.15	0.68	Disseminated
	93.5	113.4	19.9	0.17	1.09	HW Peripheral Stockwork
	113.4	130.5	17.1	0.82	1.93	HW Stockwork
NB-13-354	130.5	135.3	4.8	16.86	74.5	Main Vein
	135.3	145.7	10.4	2.63	9.88	FW Stockwork
	145.7	181.3	35.6	0.42	2.19	FW Peripheral Stockwork
	182.6	192.9	10.4	0.25	1.1	Disseminated
						Az 108, Incl -60
	36.4	67.5	31.1	0.14	0.75	Disseminated
	67.5	80.8	13.4	0.2	0.86	HW Peripheral Stockwork
	80.8	96.7	15.9	1.01	2.62	HW Stockwork
NB-13-355	96.7	102.1	5.4	13.77	76.14	Main Vein
	102.1	108.7	6.6	1.47	22.56	FW Stockwork
	108.7	143.2	34.5	0.21	1.35	FW Peripheral Stockwork
	143.2	182.3	39.1	0.14	0.8	Disseminated
						Az 90, Incl -45
	22.4	39.1	16.7	0.15	0.45	Disseminated
	67.5	104	36.5	0.16	0.81	Disseminated
	104	123.8	19.9	0.5	1.69	HW Peripheral Stockwork
	123.8	131.1	7.2	15.74	25.21	HW Stockwork
NB-13-356	131.1	135.3	4.3	17.39	93.92	Main Vein
	135.3	153.2	17.9	0.84	5.45	FW Stockwork
	153.2	201.5	48.3	0.69	1.97	FW Peripheral Stockwork
	219.1	249.7	30.5	0.59	0.98	Disseminated/Vein
						Az 90, Incl -65

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	17.1	36.5	19.4	0.18	0.58	Disseminated
	61.3	75.7	14.4	0.18	0.84	Disseminated
	91	126.7	35.6	0.13	1.01	HW Peripheral Stockwork
NB-13-357	126.7	176.4	49.7	0.41	3.49	HW Stockwork
	207.8	219	11.2	0.32	0.88	Disseminated/Vein
	219	219.9	0.9	0.12	160	Acanthite Vein
	245.5	287.7	42.2	0.94	19.67	Disseminated/Vein
						Az 90, Incl -77
	22.8	32.1	9.3	0.25	0.8	HW Peripheral Stockwork
	32.1	51.4	19.3	0.82	3.08	HW Stockwork
	51.4	52.7	1.3	10.73	189.01	Main Vein
NB-13-358	52.7	56.4	3.7	0.4	10.98	FW Stockwork
	56.4	65.8	9.5	0.21	1.41	FW Peripheral Stockwork
	65.8	116.7	50.9	0.16	0.55	Disseminated
	121.3	150.3	29	0.14	0.49	Disseminated
	160.9	163.1	2.2	0.3	10.4	Liberator Structure
	191.4	213.9	22.5	0.19	0.58	Disseminated
	213.9	226.7	12.8	0.55	1.03	Disseminated/Vein
						Az 90, Incl -50
	12.1	18.4	6.3	0.15	0.56	Disseminated
	18.4	68.9	50.5	0.39	1.14	HW Peripheral Stockwork
	68.9	90.7	21.8	3.43	21.48	HW Stockwork
NB-13-359	90.7	103.3	12.6	8.53	81.16	Main Vein
	103.3	134	30.7	0.42	1.81	FW Stockwork
	134	175.4	41.4	0.32	0.6	FW Peripheral Stockwork
	188.5	200.9	12.4	0.35	0.89	Disseminated/Vein
	206.8	235.9	29.1	0.39	0.88	Disseminated/Vein
						Az 90, Incl -82
	16.9	62.7	45.8	0.28	1.54	HW Peripheral Stockwork
	62.7	82	19.2	0.41	2.05	HW Stockwork
NB-13-360	82	91.6	9.6	6.34	132.78	Main Vein
	91.6	109.4	17.8	0.93	10.96	FW Stockwork to TD
			46.7	1.83	32.44	Vein + Main Stockwork
						Az 5, Incl -70
	25.3	30.5	5.2	0.15	0.65	Disseminated
	30.5	47.8	17.4	0.92	3.65	HW Stockwork
NB-13-361	47.8	49.2	1.4	0.78	Pending	Main Vein
	49.2	52.8	3.5	0.34	0.96	FW Stockwork
			22.3	0.82	Pending	Vein + Main Stockwork
	52.8	90.8	38.1	0.16	0.7	FW Peripheral Stockwork
						Az 25, Incl -45
	97.3	105.4	8.1	1.28	3.16	HW Stockwork in dacite
NB-13-367	105.4	107.9	2.5	1.06	13.19	Main Vein
	107.9	114.5	6.6	1.02	2.48	FW Stockwork in dacite
			17.2	1.15	4.37	Vein + Main Stockwork
	114.5	144.4	29.9	0.15	1.2	Disseminated
	144.4	185.9	41.5	0.4	1.53	Illite-pyrite Stockwork
						Az 90, Incl -42

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	109.3	122.1	12.7	5.99	Pending	HW Stockwork
NB-13-368	122.1	124.1	2	26.97	Pending	Main Vein
	124.1	142.6	18.5	0.35	Pending	FW Stockwork
	142.6	194.1	51.5	0.3	1.45	FW Peripheral Stockwork
	194.1	245.4	51.3	0.15	0.6	Disseminated
						Az 60, Incl -45

	120.1	129.2	9.2	1.01	1.3	NE 30 Stockwork
	129.2	150.9	21.7	2.98	13.6	HW Stockwork
NB-13-369	150.9	163.8	12.9	4.08	60.6	Main Vein
	163.8	166.1	2.4	0.16	15	FW Stockwork
	166.1	172.6	6.4	0.22	3.4	FW Peripheral Stockwork
	188.5	190.7	2.2	1.16	8.8	FW Vein
						Az 60, Incl -65
	94.5	101.4	6.9	0.14	2.6	NE 30 Stockwork
	101.4	161.2	59.8	0.37	2.5	HW Peripheral Stockwork
NB-13-370	161.2	189.2	28	0.7	9.4	HW Stockwork
	189.2	194.1	4.9	21.16	117	Main Vein
	194.1	202.9	8.7	9.19	45.9	FW Stockwork
	202.9	204.6	1.7	0.26	1.1	FW Peripheral Stockwork to TD
						Az 125, Incl -45
NB-13-371	118.3	128.3	10	0.63	1.9	NE 30 Stockwork did not test YJ Vein
Including	125.1	128.3	3.1	1.38	3.2	Az 125 Incl -67
	105.8	116.3	10.6	0.68	1.4	NE 30 Stockwork
	116.3	129.6	13.2	3.1	5.7	HW Stockwork
NB-13-372	129.6	132.8	3.2	3.87	33.3	Main Vein
	132.8	144.2	11.4	2.4	2.8	FW Stockwork
	144.2	183.5	39.3	0.29	1.6	FW Peripheral Stockwork to TD
						Az 90, Incl -60
	98	116.4	18.4	0.14	0.93	Disseminated
NB-14-377	116.4	122.5	6.1	0.81	1.86	HW Peripheral
	122.5	130	7.5	3.16	7.99	HW Stockwork
	130	133.7	3.7	1.8	19.2	Josh Vein
	133.7	143.9	17.3	2.04	8.23	Vein + HW Stockwork
	143.9	152.4	10.1	0.41	5.2	FW Stockwork
			8.5	0.32	5.5	FW Peripheral
						Az 90, Incl -80
	73.2	74.2	1	1.23	9.6	Isolated Vein
	82.2	83.4	1.2	0.57	11	WV HW Stockwork
NB-14-378	83.4	92.6	9.2	18	260	West Vein
	92.6	97.9	5.3	0.15	2.74	WV FW Stockwork
	97.9	105.6	7.7	0.31	1.92	WV FW Peripheral
	107.1	124.7	17.5	0.23	0.89	JV HW Peripheral
	124.7	126.6	2	1.02	1.77	Josh Vein Fault
	126.6	132.3	5.7	0.32	0.82	JV FW Stockwork
	132.3	139.1	6.7	0.13	0.45	JV FW Peripheral
						Az 90, Incl -80

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	25.2	29.3	4.1	0.16	0.94	WV HW Peripheral
NB-14-379	29.3	32.3	3.1	0.34	2.32	WV HW Stockwork
	32.3	33.5	1.1	2.35	7.77	West Vein
	33.5	38	4.6	0.21	5.71	WV FW Stockwork
	80.9	81.1	0.2	0.05	57.5	Isolated Vein
	126.6	129.1	2.5	0.53	1.09	Isolated Vein
						Az 90, Incl -45
	51.4	54	2.7	5.46	189	Upper Vein
NB-14-380	85.3	90	4.8	13.8	243	West Vein
						Az 90, Incl -70

*Intercepts calculated with an 0.1 g/t gold cut-off and up to 1.0 metre of internal waste.

Figure 5 – Geologic Map of the Yellowjacket Area showing locations and directions of recent drilling

Recent Drilling at the Yellowjacket Zone

The Company has now received the assay results from the 12 additional drill holes completed as part of the Phase I 2014 drill program, designed to assess the expansion potential of the recently defined Yellowjacket Deposit.  This drilling has defined a new high-grade vein system discovery within the Yellowjacket deposit called the West Vein and includes the initial hole from the exploration of the northern extension of the main deposit.

Drill hole results from the new West Vein include data from holes NB-14-380 through NB-14-384 as well as four recently completed holes from the new West Vein zone (Figure 6, Tables 4 & 5).  Hole NB-14-384 intersected 4.5 metres of 17 g/t gold and 60 g/t silver in the West Vein structure, 50 metres along strike from NB-14-380 (5 metres at 14 g/t gold) while NB-14-382 encountered 4.7 metres of 4.6 g/t gold and 0.5 metres of 181 g/t gold, 25 meters down dip from NB-14-380.

Assay results for hole NB-14-380 from the stockwork vein zone around the Upper Vein returned an overall intercept of 17 metres @ 1.2 g/t gold and 38 g/t silver (Table 5, Figure 7). The stockwork around the lower main West Vein in this hole has returned an intercept of 13 metres of 5.6 g/t gold and 94 g/t silver (Table 4).  Mineralization in the Josh Vein structure in this hole is confined to the hangingwall zone (Table 5, Figure 7).  NB-14-381 was drilled above NB-14-380 intersected the West Vein at a shallow depth above the productive mineralized zone and drilled on into the hangingwall of the Josh Vein at depth (Table 5, Figure 7).  NB-14-382 was drilled below NB-14-380 on the same section and encountered 4.7 metres of 4.6 g/t gold and 34 g/t silver in the main vein and encountered several mineralized veins in the footwall including a 0.5 metre interval with 181g/t gold and 94 g/t silver (Table 5, Figure 7).

Stepping 50 metres to the south of the previous three holes, hole NB-14-383 encountered 4.7 meters of quartz vein that was modestly mineralized, however, the total stockwork zone gave an intercept of 42 metres with 0.5 g/t gold and 3 g/t silver (Figure 6, Table 5).  In the West Vein structure, Hole NB-14-384 intersected 4.5 metres of 17 g/t gold and 150 g/t silver, 50 metres south of NB-14-380 (5 metres at 14 g/t gold) while NB-14-389, 30 metres south of NB-13-384, encountered 9.1 metres of 5.7 g/t gold and 33 g/t silver. The stockwork around the West Vein continues to return broad zones of gold and silver mineralization extending as far south as drilling has progressed to date (Table 4).

Drilling has now shown that south of NB-14-389 the fault strands merge into a zone of intense faulting resulting in widespread vein related mineralization (Figure 8).  Of particular interest is the structure near the top of NB-14-386 which contained 3.2 metres with 9.2 g/t gold and 87 g/t silver and represents a newly discovered vein structure (Figure 9).  In NB-14-386 results indicate almost 100 metres of stockwork developed in this large fault zone (Table 5, Figure 9). Assays are pending for two holes drilled down dip of the structure in NB-12-184 which is currently the furthest drilling on the Yellowjacket system to the south (Figure 8).

Exploration on the northern extension of the Josh Vein began in late April and the first four holes, including NB-14-391 (17.5 metres @ 12.77 g/t gold and 62 g/t silver), have established the continuity of the zone to the north with the presence of native gold and silver sulphide (acanthite) in thick quartz veins and surrounding stockwork veining (Figure 8).  The north extension drill program is ongoing initially assessing a 200 metre expansion of the system.  Following the initial north program drilling will move south to assess the southern extension potential below hole NB-12-184.

The Yellowjacket Vein Zone at the NBP is currently defined by the Josh-West Vein structural zone on the west and the Liberator Fault to the east (Figure 5).  The interaction of these two faults has created a large broken zone which contains several quartz veined structures, such as the Josh Vein, and broad zones of stockwork mineralization (Figure 9).  The West Vein strand delineated by 2014 drilling represents a new hangingwall splay off the main Josh Vein Fault as well as the new vein structure intercepts in NB-14-386.  Ongoing drilling is continuing to intersect new vein structures within and around the overall Yellowjacket deposit.

Drilling now indicates that large northeast faults such as the NE30 and NE50 faults (Figure 8) do not cut off the Josh Vein Fault system but enhance it as a host for vein development and have emerged as new exploration targets.  The stratigraphic reconstruction in Figure 9 indicates that Yellowjacket has undergone a complex fault history resulting in multiple zones.

Table 4: Significant Intercepts* from Yellowjacket South Quartz Vein System
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	98	116.4	18.4	0.14	0.93	Disseminated
NB-14-377	116.4	122.5	6.1	0.81	1.86	HW Peripheral
	122.5	130	7.5	3.16	7.99	HW Stockwork
	130.0	133.7	3.7	1.8	19.2	Josh Vein
			17.3	2.04	8.23	Vein + HW Stockwork
	133.7	143.9	10.1	0.41	5.2	FW Stockwork
	143.9	152.4	8.5	0.32	5.5	FW Peripheral
						Az 90, Incl -80
	73.2	74.2	1	1.23	9.6	Isolated Vein
	82.2	83.4	1.2	0.57	11	WV HW Stockwork
NB-14-378	83.4	92.6	9.2	18	260	West Vein
	92.6	97.9	5.3	0.15	2.74	WV FW Stockwork
	97.9	105.6	7.7	0.31	1.92	WV FW Peripheral
	107.1	124.7	17.5	0.23	0.89	JV HW Peripheral
	124.7	126.6	2	1.02	1.77	Josh Vein Fault
	126.6	132.3	5.7	0.32	0.82	JV FW Stockwork
	132.3	139.1	6.7	0.13	0.45	JV FW Peripheral
						Az 90, Incl -80
	25.2	29.3	4.1	0.16	0.94	WV HW Peripheral
NB-14-379	29.3	32.3	3.1	0.34	2.32	WV HW Stockwork
	32.3	33.5	1.1	2.35	7.77	West Vein
	33.5	38	4.6	0.21	5.71	WV FW Stockwork
	80.9	81.1	0.2	0.05	57.5	Isolated Vein
	126.6	129.1	2.5	0.53	1.09	Isolated Vein
						Az 90, Incl -45

*Intercepts calculated with an 0.1 g/t gold cut-off and up to 1.0 metre of internal waste.

Table 5 Significant Intercepts* from 2014 Drilling at Yellowjacket
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)\

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	46.3	51.4	5.1	0.43	4.9	UV HW Stockwork
	51.4	54.9	3.6	4.19	149.8	Upper Vein
	54.9	63.0	8.0	0.31	10.0	UV FW Stockwork
			16.7	1.18	38.4	Upper Vein + Stockwork
	80.0	85.3	5.3	0.41	2.8	WV HW Stockwork
NB-14-380	85.3	90.0	4.8	13.81	243.3	West Vein
Az 90; Incl -70	90.0	92.7	2.7	1.04	4.8	WV FW Stockwork
			12.7	5.57	93.5	West Vein + Stockwork
	113.2	114.9	1.7	0.88	1.9
	120.2	157.4	37.2	0.34	1.0	JV HW Periph
	157.4	165.6	8.2	0.70	1.1	JV HW Stockwork
NB-14-381	108.1	113.9	5.9	0.29	4.4	Josh HW Periph
Az 90; Incl -45	119.1	122.8	3.7	0.51	10.0	Josh HW Stockwork
	97.5	104.0	6.5	0.25	1.4	West Vein HW Stockwork
	104.0	108.7	4.7	4.62	33.9	West Vein
	108.7	116.1	7.4	1.05	1.5	WV FWStockwork
NB-14-382			18.6	1.67	9.6	West Vein + Stockwork
Az 90; Incl -80	116.1	159.1	43.0	2.56	2.3	WV FW Periph
Including	127.2	127.7	0.5	181.50	94.0	Single vein
	167.7	170.5	2.7	0.11	141.6	High Silver Fault Gouge
	172.5	199.1	26.6	0.50	1.1	Josh HW Stockwork
	124.4	129.1	4.7	0.55	2.24
	138.1	150.3	12.2	0.52	1.55	WV HW Periph
	150.3	160.1	9.9	0.86	7.97	WV HW Stockwork
NB-14-383	160.1	164.9	4.7	0.40	3.98	West Vein
	164.9	192.5	27.6	0.43	1.61	WV FW Stockwork
Az 90; Incl -80			42.2	0.52	3.36	West Vein + Stockwork
	103.5	114.4	10.9	0.58	5.57	WV HW Stockwork
NB-14-384	114.4	128.0	13.6	6.13	83	West Vein
Including	114.4	118.9	4.5	16.70	150
	128.0	134.8	6.8	0.37	1.26	WV FW Stockwork
			31.3	2.95	0.85	West Vein + Stockwork
Az 90 Incl -55	152.3	165.5	13.2	0.58	1.12	FW Veining
	224.8	234.1	9.3	0.46	0.76	Ended in Min
	133.5	162.3	28.8	0.59	2.62	WV upper Stkwk
Including	138.1	151.8	13.7	0.77	2.93
	175.7	177.7	2.0	0.61	2.27	WV HW Stkwk
NB-14-385	177.7	183.4	5.7	2.10	2.88	West Vein
	183.4	195.6	12.2	0.35	4.28	WV FW Stkwk
Az 90 Incl -78			19.9	0.88	3.68	West Vein + Stockwork

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
	61.0	64.2	3.2	9.43	87	New vein
NB-14-386	89.5	103.9	14.4	1.53	10	West Vein
Including	92.2	95.7	3.5	2.86	28
	103.9	123.3	19.4	1.49	4.03	WV FWStkwk
			33.8	1.51	6.64	West Vein + Stockwork
Az 90 Incl -45	130.9	173.1	42.3	0.65	3.04	Lib FW Stockwork
	176.7	220.6	44.0	0.48	1.47	Lib FW Stockwork

	237.7	246.0	8.3	0.74	2.38	Lib FW Stockwork
	142.0	152.6	10.6	1.08	2.8	WV HW Stockwork
NB-14-389	152.6	161.7	9.1	5.66	33	West Vein
	161.7	166.6	4.9	1.04	1.79	WV FW Stockwork
Az 58 Incl -57			24.6	2.75	13.72	West Vein + Stockwork
NB-14-391	133.4	144.4	17.5	12.77	62.0	Josh Vein
Including	135.4	139.3	3.8	20.06	105
Including	142.6	144.4	8.4	17.16	70.0
Az 90 Incl -67

*The veining and stockwork veining have been defined by geological observation of the percentage of veining in the interval, e.g. significant concentrations of veining in the immediate hangingwall and footwall of a significant vein.  Outside of the immediate hangingwall and footwall zones a cutoff of 0.3g/t gold equivalent has been used assuming a 55:1 price ratio of gold to silver.  Up to 3 metres of internal waste has been carried locally.

Figure 6: Location of 2014 drill holes at Yellowjacket.  Assays from the holes indicated in fuscia are reported above.
Green traces are from holes with pending assays.  The location of the section in Figure 7 is indicated.

Figure 7: Geological Cross Section through holes NB-13-380, 381 and 382 reported here.

Figure 8: Location of 2014 drill holes at Yellowjacket.  Assays from the holes indicated in fuscia are reported above.
Green traces are from holes with pending assays.  The location of the section in Figure 9 is indicated.

Figure 9: Geological Cross Section through holes NB-14-383, 384, 385 and 386 reported here.
Stratigraphic markers used in the interpretation are indicated by thin black lines

Drilling at North Sierra Blanca (NSB) and Air Track Hill in Disseminated Mineralization

A series of reverse circulation holes have been drilled to the north of the currently defined Sierra Blanca deposit to delineate the extent of disseminated mineralization and to look for higher grade mineralization in the area (Figure 10).  Table 6 provides a summary of these holes.

Holes NB-13-219 and NB-13-220 were drilled as 200 metre step-outs to the west and southwest of the previous 2012 scout hole NB-12-119, outside of the currently defined Sierra Blanca Whittle® pit.  Both holes encountered broad zones of characteristic alteration related to the North Bullfrog gold system and returned broad zones of mineralization similar to the original scout hole NB-12-119.  Both NB-13-219 (67m @ 0.52 g/t gold) and NB-13-220 (44m @ 0.62 g/t gold) show a normal stratigraphic section with the best grade mineralization developed in the middle Sierra Blanca Tuff unit which starts approximately 75 metres below surface to about 200 metres in depth.  The 17m @ 1.05 g/t gold intercept in NB-13-219 represents a structure that will be targeted with follow up core drilling for additional Yellowjacket type high-grade mineralization.  Also of interest is the presence of higher grade silver mineralization in the bottom of NB-13-220 (9.2m @ 10.09 g/t silver).  This could also reflect the presence of additional Yellowjacket style mineralization in this area.

A new vein system discovery, named the 222 Zone, was identified at Hole NB-13-222 and indicates the potential for another major high-grade system within the resource expansion area.  Hole NB-13-222 was drilled to a depth of 375 metres and represents the deepest hole drilled at the North Sierra Blanca area.  Significantly, the lower intersection of NB-13-222 ended in mineralization (12.2m @ 1.14 g/t gold & 2.08 g/t silver) which was associated with extensive quartz stockwork veining similar in character to the proximal stockwork zones around the high-grade feeders of the Yellowjacket Zone 200 metres to the east.  Subsequent core drilling is being planned to further delineate this newly discovered vein system.

Hole NB-13-224 intersected 24m @ 0.63 g/t and 30m @ 0.53 g/t gold and shows the potential as exploration moves north.  Mineralization in the new NSB holes is hosted primarily in a rhyolite dome feature which is a more favourable host rock for vein development and distinct from the Crater Flat Tuff hosting the lower grade deposit to the south in the current Sierra Blanca deposit.  In addition, holes NB-13-221, NB-13-222 and NB-13-224 each encountered vein related mineralization in structural zones with greater than 10m of approximately 1 g/t gold, thus expanding the feeder vein targets in the north area.

Holes NB-13-235, 236 and 237 have delineated a narrow, NE-trending structural block where the favourable Middle Sierra Blanca tuff unit has been removed by erosion and only limited mineralization is developed.  However, the two high-grade silver intercepts in NB-13-235 could indicate the presence of Yellowjacket-style high-grade vein mineralization on the margin of this block.

Hole NB-13-242 encountered over 250 metres of mineralization in several intervals, including 41 metres averaging 0.68 g/t gold from the surface.  Mineralization associated with stockwork veining between 27 and 38 metres yielded an intercept of 10.7 metres of 1.2 g/t gold.  This represents an new vein stockwork zone with similarities to the upper parts of the Yellowjacket high-grade style of mineralization occurring 200 metres to the west.  Hole NB-13-241 on the northern end of the Sierra Blanca ridge encountered over 180 metres of mineralization in two intervals.  Hole NB-13-243 encountered 90 metres of mineralization in two intervals.  In all of these holes, oxidation extends to depths in excess of 300 metres, which is significantly deeper than previous estimates.  These new results confirm that thickening zones of oxide mineralization extend from the previously defined currently proposed pit area to the new Yellowjacket high-grade zone, as well as defining new zones of higher grade mineralization to the west.  This data, together with hole NB-13-238 (12 metres @ 0.8 g/t gold) on the western flank of the ridge indicate that there is potential to develop multiple Yellowjacket style high-grade zones to the west.

Three core holes were drilled on the crest of Sierra Blanca North to evaluate quartz stockwork mineralization found in RC holes NB-13-242 and 246 (41m @ 0.7 g/t gold and 21m @ 0.5 g/t gold).  Core hole NB-13-373 undercut hole NB-13-242 and returned an interval of 17 metres of 0.58 g/t gold inside of an overall intercept of 78 metres of 0.26 g/t gold, establishing the continuity of the zone.  The difference in the thickness of the higher grade zone reflects a less oblique angle of intersection in the angled core hole compared to the vertical RC holes.  Hole NB-13-375, with 138 metres @ 0.26 g/t gold, was designed to test the stockwork and define the location of a key fault along the north-easterly flank of Sierra Blanca North.  Hole NB-13-376 was drilled to establish the location of the NE40 fault and confirmed that it is mineralized, thereby outlining a deeper exploration target for potential high-grade veins for the 2014 program.

Results from a number of the RC holes drilled on the northern end of Sierra Blanca have established good continuity and extended the known mineralization for about 300 metres to the north and 250 metres to the east, thereby linking the Sierra Blanca deposit with the Yellowjacket deposit.  Oxidation along the ridge at Sierra Blanca North extends for some 200 metres in depth, which is about 100 metres deeper than originally projected in this area.  As a result, the potential to increase the tonnage of this portion of the deposit has increased.  Broad zones of disseminated mineralization, such as NB-13-244 with 77 metres @ 0.25 g/t gold, have been found in all holes.  High level quartz stockwork mineralization seen at the surface has now been intersected in drilling, returning higher grades similar to those in the Yellowjacket such as hole NB-13-242 (41.2 metres @ 0.68 g/t gold from surface, including 10.7 metres @ 1.3 g/t gold) and hole NB-13-246 (21.3 metres @ 0.46 g/t gold).  In addition, holes NB-13-249, 250 and 251 not only demonstrate the continuity of lower grade disseminated mineralization, but also encountered intervals with anomalously high silver to gold ratios.  These values are characteristic of the Yellowjacket high-grade mineralization and indicate that the high-grade veining extends into these areas.

Hole NB-13-365, drilled at Air Track Hill to follow up the high tellurium mineralization found in the area, encountered the tellurium enriched structure but with only moderately anomalous gold grades.  The hole will help define the orientation of the structure that hosts the tellurium-rich gold mineralization in hole NB-13-364.

Figure 10:  Location of the Sierra Blanca North and holes drilled outside Yellowjacket in 2013.

Table 6 Significant Intercepts* from Infill Drilling at Sierra Blanca North

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
NB-12-119	97.5	128.0	30.5	0.32	1.05
	134.1	150.9	16.8	0.58	2.58
	158.5	182.9	24.4	0.59	2.13	Ended in Mineralization

Including	166.1	182.9	16.8	0.70	2.61	Ended in Mineralization
NB-13-219	109.7	176.8	67.0	0.52	1.14
Including	141.7	158.5	16.8	1.05	2.22
NB-13-220	71.6	198.1	126.5	0.37	1.97
Including	77.7	121.9	44.2	0.62	1.52
Including	187.4	196.6	9.2	0.21	10.09	High Silver
NB-13-221	128.0	138.7	10.7	0.79	1.14
	161.5	185.9	24.4	0.23	0.88
	213.4	243.8	30.5	0.38	0.92
Including	222.5	243.8	21.3	0.47	1.04	End in Min
NB-13-222	115.8	185.9	70.1	0.25	1.85
Including	140.2	153.9	13.7	0.45	1.50
	246.9	374.9	128.0	0.53	1.85	End in Min
Including	288.0	341.4	53.3	0.86	1.88
Including	307.9	320.0	12.2	1.14	2.08
NB-13-223	164.6	214.9	50.3	0.25	1.13
	222.5	231.6	9.1	0.25	6.82
	278.9	292.6	13.7	0.31	0.78
NB-13-224	73.2	266.7	193.6	0.32	1.13
Including	115.8	123.4	7.6	0.72	3.70
Including	140.2	164.6	24.4	0.63	1.41
	141.7	152.4	10.67	0.97	1.83
	207.3	266.7	59.44	0.39	0.95
Including	210.3	240.8	30.5	0.53	1.20
NB-13-226	6.1	70.1	64.0	0.25	0.64
Including	29.0	67.1	38.1	0.30	0.65
NB-13-233	86.9	134.1	47.2	0.36	1.34
Including	93.0	114.3	21.3	0.46	1.50
	143.3	166.1	22.9	0.42	1.43
	239.3	313.9	74.7	0.41	0.67
NB-13-234	0.0	117.3	117.3	0.23	1.08
	128.0	152.4	24.4	0.25	1.01
	164.6	230.1	65.5	0.30	0.99
NB-13-235	35.0	42.7	7.6	0.25	0.88
NB-13-236	No significant intercepts
NB-13-237	32.0	68.6	36.6	0.17	0.79
NB-13-238	1.5	42.7	41.1	0.39	0.77
Including	3.0	15.2	12.2	0.77	1.13
	50.3	73.2	22.9	0.15	0.44
	77.7	102.1	24.4	0.19	0.48
	126.5	179.8	53.3	0.19	0.44
NB-13-239	0.0	39.6	39.6	0.21	0.63
	134.1	158.5	24.4	0.14	0.21

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
NB-13-240	10.7	57.9	47.2	0.26	0.76
NB-13-241	0.0	103.6	103.6	0.27
Including	1.5	38.1	36.6	0.37	1.23
	125.0	202.7	77.7	0.16	0.46
NB-13-242	0.0	41.2	41.2	0.68	1.65
Including	27.4	38.1	10.7	1.21	1.93
	45.7	132.6	86.9	0.28	0.87
Including	64.0	89.9	25.9	0.35	0.78
	141.7	205.7	64.0	0.21	0.44
	211.8	213.4	1.5	0.71	13.00
	237.7	274.3	36.6	0.19	0.44
NB-13-243	32.0	89.9	57.9	0.28	Pending
Including	42.7	56.4	13.7	0.44	Pending
	214.9	239.3	24.4	0.14	Pending
NB-13-244	27.4	105.2	77.7	0.25	0.87
Including	61.0	79.3	18.3	0.36	1.12	Qtz stockwork
	120.4	144.8	24.4	0.16	0.44
	207.3	246.9	39.6	0.12	0.43	oxide to 244m
	271.3	285.0	13.7	0.14	0.69
	327.7	335.3	7.6	0.25	0.40
NB-13-245	12.2	82.3	70.1	0.17	0.76
	86.9	160.0	73.2	0.21	0.80
Including	118.9	147.8	29.0	0.32	0.66	oxide to 210m
NB-13-246	0.0	21.3	21.3	0.46	0.61	Qtz stockwork
	21.3	32.0	10.7	0.14	0.46
	32.0	47.2	15.2	0.44	0.90	Qtz stockwork
	47.2	106.7	59.4	0.22	0.96
	155.4	167.6	12.2	0.14	1.43
	172.2	181.4	9.1	0.15	0.56	oxide to 330m
NB-13-247	25.9	111.3	85.3	0.21	0.86
	120.4	178.3	57.9	0.21	0.55
	256.0	291.1	35.0	0.19	0.70	oxide to 202m
	300.2	335.3	35.0	0.18	0.40
NB-13-248	0.0	7.6	7.6	0.14	0.59
	19.8	36.6	16.8	0.22	1.68
	70.1	134.1	64.0	0.18	0.69
	187.4	216.4	29.0	0.15	0.33	oxide to 140m
	254.5	280.4	25.9	0.16	0.69
NB-13-249	97.5	106.7	9.1	0.07	2.27	High silver to gold
	112.8	144.8	32.0	0.20	0.94
	193.6	211.8	18.3	0.14	0.45	oxide to 158m
	219.5	240.8	21.3	0.18	0.44
	249.9	277.4	27.4	0.15	0.42
NB-13-250	54.9	57.9	3.0	0.16	4.83	High silver to gold
	56.4	217.9	161.5	0.21	0.89 20.00	oxide to 93m
	222.5	224.0	1.5	0.22		High silver to gold
	248.4	286.5	38.1	0.25	0.39

Hole ID	From (metres)	To (metres)	Interval (metres)	Gold (g/t)	Silver (g/t)	Comments
NB-13-251	82.3	128.0	45.7	0.31	1.08	Qtz stockwork
Including	83.8	111.3	27.4	0.42	1.32
	141.7	187.4	45.7	0.27	1.26
Including	150.9	164.6	13.7	0.43	0.93	feeder structure
Including	176.8	178.3	1.5	0.32	5.77	Qtz stkwk; High silver to gold
	233.2	251.5	18.3	0.19	0.32	oxide to 185m
NB-13-252	73.2	164.6	91.4	0.24	0.79	oxide to 32m
Including	79.3	83.8	4.6	0.66	1.26	feeder structure
Including	117.3	123.4	6.1	0.38	1.45	feeder structure
Including	155.4	161.5	6.1	0.51	0.41	feeder structure
NB-13-373	47.2	69.6	22.5	0.21	0.9	Az 40 Incl -60
	77.5	155.8	78.2	0.26	0.8
Including	93.3	110.0	16.7	0.58	1.0
NB-13-374	hole lost and not sampled					Az 70 Incl -70
NB-13-375	32.9	171.1	138.2	0.26	1.4	Az 70 Incl -70
Including	37.8	58.8	21.0	0.35	0.8
Including	69.7	119.1	49.4	0.33	1.0
Including	145.5	154.2	8.7	0.30	5.5	NE 40 Fault (high silver target)
NB-13-376	18.8	40.9	22.1	0.11	2.5	Az 70 Incl -45 (high silver target)
	82.0	88.4	6.4	0.19	1.8
	103.6	105.7	2.1	0.58	2.0	NE 40 Fault (high silver target)
* Intercepts are calculated with 0.1g/t gold cutoff and up to 3 metres of internal waste. Assuming that the mineralization is roughly stratiform in character the intercepts are approximately true thickness.  Except where indicated, all holes are vertic

New Mineralization Style Found at Air Track Hill and New Structure Found at Sierra Blanca West

At Air Track Hill, located on the southwestern edge of the Sierra Blanca deposit, a new type of higher grade gold-tellurium mineralization has been discovered in hole NB-13-364 (Table 7). This type of mineralization is frequently associated with high-grade gold systems around the world, with the most famous being the Cripple Creek District in Colorado. Hole NB-13-364 revealed a shallow mineralized zone with 23 metres @ 1 g/t gold from 17 metres depth, including 4 metres of 2.2 g/t gold. The silver to gold ratio of the mineralization is 1:10, which is exactly the opposite of the 10:1 ratio in the Yellowjacket quartz veins and much lower than the normal 1:1 ratio in the disseminated mineralization. The mineralization is hosted in a strongly altered pyroclastic unit with associated iron-oxide breccia veinlets. The average tellurium content of the zone is 5 ppm, with a high value of 36 ppm. Initial structural data suggests that the mineralization has a north-easterly strike similar to the newly discovered vein type mineralization within the main Sierra Blanca deposit. Hole NB-13-365 was drilled to confirm the orientation of the mineralized zone.

Core drilling on the northwestern edge of the Sierra Blanca deposit has also revealed a potentially new high-grade structural zone, thereby opening up potential mineralization to the west under an extensive area of shallow pediment cover. This new zone is hosted in a dacite unit, which typically has been barren but this intersection and the one in hole NB-13-361 in the Yellowjacket deposit 700 metres to the east are changing that assumption. Core hole NB-13-366 returned an intercept of 47 metres @ 0.9 g/t gold and 1 g/t silver from 41 metres depth.

Table 7: Significant intercepts* from recent core holes at Air Track Hill and West Sierra Blanca.
(Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-364	17.1	40.0	22.9	1.04	0.1	Az 90 Incl -45
Including	28.3	32.6	4.3	2.21	0.2	Tellurium and mercury related
Including	35.9	37.7	1.8	2.64	0.2
NB-13-365	no significant intercepts
NB-13-366	10.4	13.9	3.5	0.94	0.4	Az 15 Incl -46
	41.5	88.8	47.4	0.93	1.3	Disseminated in altered dacite
Including	46.7	66.9	20.2	1.03	1.4
Including	71.4	88.8	17.5	1.26	1.8
*Intercepts calculated using a 0.1g/t gold cutoff and up to 1 metre of internal waste.

Infill Drilling between Sierra Blanca and Savage Valley Deposits

Drill holes designed to evaluate a large un-drilled area between the southwest portion of Sierra Blanca and northern extension of the Savage Valley deposits have returned encouraging results which could potentially link the two proposed pits in future modeling (Table 8).  The results from seven holes show that low-grade mineralization extends through this area, with some significant shallow intercepts such as hole NB-13-256, where 75 of the top 105 metres is mineralized above cutoff, and NB-13-254 with 20 metres @ 0.26 g/t gold from 8 metres depth.

Holes NB-13-258 and NB-13-259 both have significant intercepts at nearly 0.5 g/t gold.  Of particular interest is the intercept of 10.7 metres @ 0.7 g/t gold in NB-13-258, which also has elevated tellurium similar to an intercept half a kilometre to the west at Air Track Hill.  As previously stated, tellurium is a strong indicator of high-grade gold mineralization.  Additional drilling is planned in the Savage Valley area to explore the potential southern extension of the Yellowjacket high-grade deposit into this large area of low-grade mineralization (which has some indicators that are similar to the setting at Sierra Blanca to the north).

Table 8: Significant intercepts* from recent RC holes between Sierra Blanca and Savage Valley.
(All holes are vertical.  Reported drill intercepts are not true widths.  At this time, there is insufficient data with respect to the shape of the mineralization to calculate its true orientation in space.)

Hole ID	From (m)	To (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comments
NB-13-253	No Significant Intercepts					oxide to 146m TD
NB-13-254	7.6	27.4	19.8	0.26	0.09	oxide to 111m
Including	15.2	22.9	7.6	0.36	0.07	feeder structure
NB-13-255	71.6	83.8	12.2	0.20	0.34	oxide to 117m
Including	73.2	76.2	3.0	0.42	0.33	feeder structure
NB-13-256	0.0	47.2	47.2	0.17	0.46
	70.1	83.8	13.7	0.15	0.39
	89.9	105.2	15.2	0.15	0.27
	111.3	163.1	51.8	0.15	0.38	oxide to 163m
	233.2	245.4	12.2	0.21	0.78	Tr1Seds
NB-13-257	53.3	93.0	39.6	0.14	0.30
NB-13-258	48.8	54.9	6.1	0.22	0.09
	64.0	93.0	28.9	0.45	0.76
Including	68.6	79.3	10.7	0.70	0.82	High tellurium zone
	93.0	131.1	38.1	0.15	0.63
	193.6	213.4	19.8	0.17	0.23	oxide to 198m
NB-13-259	18.3	56.4	38.1	0.51	1.11
	56.4	77.7	21.3	0.13	0.59
	109.7	121.9	12.2	0.25	0.17	oxide to 157
*Intercepts calculated using a 0.1g/t gold cutoff and up to 3 metres of internal waste.

New Metallurgical Data on Yellowjacket Zone

In early 2013 the results of a series of cyanide bottle roll tests on sample composites from the Yellowjacket gold-silver zone were returned (Tables 9 and 10).  The results from 22 composites throughout the currently defined area averaged recoveries of 86% for gold and 77% for silver with very low cyanide and lime consumption for material averaging 3.0 g/t gold and 29.0 g/t silver.

Table 9:  Summary by rock type of new Yellowjacket Zone bottle roll tests

Mineralization Type Summary	Avg. Gold Recovery (%)	Avg. Gold Grade (g/mt)	Avg. Silver Recovery (%)	Avg. Silver Grade (g/mt)
OX Tuff	91.2%	1.56	82%	6.50
UNOX Tuff	93.4%	1.07	72%	2.15
UNOX Vein Bx	75.1%	4.13	70%	35.05
Mixed Vein BX	89.0%	3.46	85%	46.81

Table 10: Results for 22 Yellowjacket Zone cyanide bottle roll tests
(96 hours on 80% passing 200 mesh material)

	Gold	Gold	Silver	Silver	Reagent Requirements,
Mineralization Type	Recovery	Head Grade	Recovery	Head Grade	kg/mt ore
	(%)	[g/mt]- (calculated)	(%)	[g/mt] (calculated)	NaCN Cons.	Lime Added
OX Tuff	96.1	2.32	85.7	10	0.08	1.2
OX Tuff	96.0	2.23	85.6	10	<0.07	1.3
UNOX Vein Bx	83.8	6.54	67.8	43	0.09	1.1
UNOX Vein Bx	82.4	5.97	65.1	42	0.14	1.2
UNOX Vein Bx	73.4	3.23	61.0	44	0.12	1.6
UNOX Vein Bx	76.9	3.33	73.0	46	0.21	1.6
UNOX Vein Bx	68.7	1.98	69.9	21	0.23	1.1
UNOX Vein Bx	73.6	1.97	76.4	20	0.13	1.0
UNOX Vein Bx	78.5	5.16	70.7	32	0.20	1.0
UNOX Vein Bx	78.7	4.83	72.8	33	0.21	0.9
OX Tuff	85.4	0.82	75.8	3	0.08	1.3
OX Tuff	87.1	0.85	78.8	3	0.07	1.4
Mixed Vein BX	84.1	8.18	80.1	43	0.11	1.1
Mixed Vein BX	87.2	8.11	79.2	43	0.17	1.1
Mixed Vein BX	91.8	0.85	88.2	50	0.12	1.1
Mixed Vein BX	92.4	0.79	85.7	54	0.13	1.1
Mixed Vein BX	94.8	3.63	89.7	40	0.22	1.1
Mixed Vein BX	92.8	3.46	89.1	40	0.15	1.1
Mixed Vein BX	86.9	1.37	83.6	52	0.26	1.1
Mixed Vein BX	82.3	1.30	83.5	53	0.34	1.1
UNOX Tuff	94.1	1.36	74.2	3	0.13	1.1
UNOX Tuff	95.5	1.56	75.0	3	0.08	1.2
UNOX Tuff	91.9	0.62	72.7	1	<0.07	1.2
UNOX Tuff	91.9	0.74	66.7	1	0.11	1.2
Average	86.1	3.0	77.1	29	0.2	1.2

In December, 2013, a second set of composites were developed for Yellowjacket PQ core to provide source material for cyanide bottle roll testing  and column leach testing at larger particle size.  Bottle roll tests were conducted at 80% passing 200 mesh, 150 mesh, 100 mesh, 0.07 inch, 0.25 in and 0.75 inch.  The bottle roll tests results are listed in Table 11, and indicate high gold and silver recovery at fine particle sizes, but substantially reduced recoveries at larger particle sizes.  The test data in Table 11 indicate that Yellowjacket mineralization is suitable for a cyanide leach milling process.

Table 11: Yellowjacket Bottle Roll Test Results at Different Particle Size Gradations
(96 hours on 80% passing 200 mesh material)

Composite	Feed Size (P80 - inches)	Au Recovery (%)	Ag Recovery (%)	NaCN Consumption (kg/mt)	Lime Added (kg/mt)
YJPQ01	0.75”	12.7	10.5	<0.09	0.5
YJPQ01	0.25”	30.4	24.9	0.12	0.7
YJPQ01	0.07”	50	46.9	0.17	0.7
YJPQ01	100 mesh	86.2	66.8	<0.12	1.0
YJPQ01	150 mesh	88.4	68.7	<0.12	1.0
YJPQ01	200 mesh	88.3	70.3	0.17	1.2
YJPQ02	0.75”	11.3	15	0.11	0.7
YJPQ02	0.25”	32.9	35.4	<0.11	0.9
YJPQ02	0.07”	53.6	50.2	0.12	0.9
YJPQ02	100 mesh	92	74.3	0.1	1.3
YJPQ02	150 mesh	92.9	75.8	<0.07	1.4
YJPQ02	200 mesh	90.4	77.4	0.18	1.2
YJPQ03	.75”	13.7	11.4	0.09	0.6
YJPQ03	.25”	27.3	20.5	<0.07	0.8
YJPQ03	0.07”	45.9	38.4	0.12	1.1
YJPQ03	100 mesh	88.5	68.4	<0.07	1.2
YJPQ03	150 mesh	88.3	65.9	<0.07	1.3
YJPQ03	200 mesh	89.6	76.1	0.2	1.3
YJPQ04	0.75”	23.1	16.7	0.07	0.8
YJPQ04	0.25”	33.3	41.9	<0.07	1.1
YJPQ04	0.07”	57.8	52.3	<0.09	1.2
YJPQ04	100 mesh	61.4	62	0.11	1.5
YJPQ04	150mesh	67.3	66	<0.07	1.6
YJPQ04	200 mesh	68.8	66.7	<0.08	2.5
YJPQ05	0.75”	43.9	29.4	<0.07	1.0
YJPQ05	0.25”	44.2	36.8	0.07	1.2
YJPQ05	.07”	54	47.4	0.16	1.3
YJPQ05	100 mesh	76.4	65	<0.10	1.7
YJPQ05	150 mesh	76.2	70	0.1	1.8
YJPQ05	200 mesh	74.4	61.9	<0.08	2.3

The composites were designed to be representative of the range of mineralization types and grades observed in the Yellowjacket vein system and are listed below:
•	Composite YJPQ01 was made up of quartz vein material with an average calculated head grade (extracted gold plus gold remaining in the tail) of 6.7 g/t gold.
•	Composite YJPQ02 was composed of vein breccia (~30% quartz) and stockwork (less than 10% quartz) and had an average calculated head grade of 5.8 g/t gold.
•	Composite YJPQ03 was constructed of vein breccia and stockwork samples with an average calculated head grade of 1.8 g/t gold.
•	Composite YJPQ04 was constructed of samples with 5-10% quartz veining and had an average calculated head grade of 0.56 g/t gold.
•	Composite YJPQ05 was constructed entirely of stockwork and had an average calculated head grade of 0.46 g/t gold.

Following the initial grind size test work the Company conducted follow-up gravity gold recovery testing and cyanide leaching of the gravity tail material from the main vein and stockwork core of the Yellowjacket deposit.  These test samples are representative of an estimated 70% of the gold and 85% of the silver within the Yellowjacket deposit estimated resource (location shown in Figure 10).

Figure 11: Corvus land position at North Bullfrog with estimated resource areas shown.

Results for the initial gravity followed by cyanide leaching of the tail material has produced high weighted recoveries for this zone, with an average of 89.2% for gold and 73% for silver (Tables 12 and 13).  Of interest, 40% of the gold (weighted average) recovers via gravity separation with the concentrate reporting to just 0.06% of the processed material (a very high concentration ratio of greater than 1500 to 1).

The residual tail material after the gravity separation process produced an average weighted recovery in cyanide bottle roll tests of approximately 84% for gold and 71% for silver, which is similar to the average gold recovery from the oxide heap leach material.  In addition, reagent consumptions are low as in earlier studies, averaging below 0.15 kg/t CN and about 1.5 kg/t for lime.  Test work is ongoing for the surrounding, primarily lower grade, material hosting the remaining estimated 30% of gold and 15% of silver within the Yellowjacket deposit.

The tests were conducted at a coarse grind size of 65 mesh for the gravity separation and 100 mesh for the bottle roll tests, confirming the earlier grind size optimization results reported in Table 11.  These results establish a clear path to proceed with optimization studies for the design of a simple, coarse grind, high recovery, milling circuit for the Yellowjacket deposit.

The envisioned system would include initial gravity separation of coarse gold and silver followed by cyanide leaching of the gravity tail either as an agglomerated product on the leach pad or in a standard CIL leach circuit for final gold-silver recovery.  The ongoing metallurgical testing will focus on maximizing gold-silver recovery and minimizing potential processing costs.  These studies are intended to better define the mill flow sheet, plant design and estimated actual recovery predictions for operations.

Table 12 – Results of Gravity Recoverable Gold testing followed by Cyanide Bottle Roll testing of the Yellowjacket Deposit Composites.

				Metallurgical Test Results
Metallurgical Composite	Calculated Au Head Grade (g/t)	Yellowjacket Mineralization Type*	% of Yellowjacket Deposit Contained Au	Gravity Gold Recovery (%)	Gravity Tail BRT, Additional Gold Recovery (%)	Total Gold Recovered in Tests (%)
YJPQ01	9.22	Main Vein	30%	50.7	43.0	93.7
YJPQ02	5.78	Stockwork	13%	57.8	36.7	94.5
YJPQ03	1.40	Stockwork	15%	25.7	62.6	88.3
YJPQ04	0.59	Stockwork***	6%	23.6	49.3	72.9
YJPQ05	0.55	Stockwork***	6%	**	76.4	76.4
*-consist of 17% Indicated and 83% Inferred Resource
**-no gravity recovery testing performed due to limited sample
***-mixed oxide and sulphide mineralization

Table 13 - Results of Gravity Recoverable Silver testing followed by Cyanide Bottle Roll testing of the Yellowjacket Deposit Composites

				Metallurgical Test Results
Metallurgical Composite	Calculated Ag Head Grade (g/t)	Yellowjacket Mineralization Type*	% of Yellowjacket Deposit Contained Ag	Gravity Silver Recovery (%)	Gravity Tail BRT Additional Silver Recovery (%)	Total Silver Recovered in Tests (%)
YJPQ01	47.4	Main Vein	45%	11.7	63.4	75.1
YJPQ02	20.0	Stockwork	11%	5.8	71.2	76.9
YJPQ03	8.2	Stockwork	15%	2.3	68.9	71.2
YJPQ04	4.9	Stockwork***	7%	1.9	62.3	64.2
YJPQo5	0.6	Stockwork***	7%	**	65.0	65.0
*-consist of 16% Indicated and 84% Inferred Resource
**-no gravity recovery testing performed due to limited sample
***-mixed oxide and sulphide mineralization

Mineral Resources

North Bullfrog Project Resource Estimate

A mineral resource estimate for the NBP, effective as at March 25, 2014, has been prepared.  The bases for the resource estimates at the NBP are geologic models developed by our geologists.  Geologic logs, alteration and geochemical data were used to define the mineralized zones, and were the limiting factor for gold distribution for the resource estimations.  Ordinary Kriging was used to develop block models of gold and silver mineralization at several cut-off grades (“COG”).  The mineral resource is subdivided according to the specific processing requirements of the different types of mineralization, and consists of higher grade mineralization within the Yellowjacket Zone, which would require cyanide leaching in a mill circuit, and lower grade, oxidized disseminated mineralization from the Sierra Blanca, Jolly Jane and Mayflower areas, which would be suitable for heap leach processing.  The estimated mineral resource is summarized in Table 14, where it has been estimated as the portion of mineralization with reasonable prospects for extraction defined by Whittle® analysis of the resource block models.  The Whittle® software defined an open pit mining shell at a gold price of US $1,300/oz, economic parameters typical of Nevada open pit mines and metallurgical recoveries indicated by NBP testing data received to date.  The estimated mineral resource is defined by mineralization falling within the open pit mining shell which would be processed and is listed in Table 14.

Table 14: Indicated and Inferred Mineral Resource Estimate for North Bullfrog including the Yellowjacket Vein/Stockwork Deposit and All Disseminated Oxide Deposits

		Yellowjacket (milling)				Disseminated (heap leach)
Whittle Pit Gold Price*	Resources Category	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Strip Ratio	Total Contained Au Ozs	Total Contained Ag Ozs
$1300	Indicated	0.29	3.69	1.03	5.52	0.13	25.77	0.29	0.45	0.72	358,000	1,028,000
	Inferred		18.40	0.94	6.16		185.99	0.19	0.68		1,675,000	7,740,000
*  Analysis assumes a fixed ratio of the gold to silver prices of 59.
**Breakeven grade derived from Whittle® analysis input parameters at US $1,300/oz gold price and Silver:Gold ratio of 59:1.

Cautionary Note to US Investors: The terms Indicated Resource and Inferred Resource as described in Table 10 above are as defined in Canadian National Instrument 43-101.  These terms are not defined under SEC Industry Guide 7 and are not recognized by the SEC.  These estimated mineral resources are not SEC Industry Guide 7 proven and probable reserves.  See “Cautionary Note to US Investors Regarding Mineral Reserve and Resource Estimates” above.

Metallurgical Testing of Disseminated Mineralization

During 2012-2013, substantial metallurgical testing was performed using composite samples developed from PQ core materials produced at Mayflower, Sierra Blanca, Savage Valley and Jolly Jane areas.  Bottle roll testing (“BRT”) of the composite samples of disseminated, oxide mineralization was performed at particle sizes ranging from 0.075mm (200 mesh) to 80% passing (P80) -19mm (-3/4 inch).  The BRT results at -0.075 mm achieved high recovery of contained gold, indicating good solubility (leaching) in cyanide solution.  Column leach tests were performed using P80 -19mm (-3/4 inch) particle sizes for the 4 disseminated oxide resource areas.  Average gold recovery from Mayflower columns was 88%, from Sierra Blanca columns was 83.5%, from Savage Valley columns was 81.7% and from Jolly Jane columns was 74.8%.  Gold solubility was high and ultimate leach recovery was apparently mostly time dependent, governed by particle size.

Proposed Activities

During the balance of fiscal 2015, our proposed activities at the NBP (subject to the completion of the proposed offering) are as follows:

(a)	Further exploration and baseline characterization data collection. Extension of the vein system at Yellowjacket will be the focus of a Phase II drilling program estimated at 15,000 metres.

(b)
Baseline data collection will continue at the NBP to support development of mining plans.  Metrological data collection is performed by a weather station with satellite uplink.  Cultural resource studies will continue to provide clearance for work on specific exploration sites, and the plan to expand coverage into all areas projected to require mining disturbance will be submitted for approval by the BLM.  A total of 11 water quality monitoring wells and 10 springs are sampled on a quarterly basis.  The plans for hydrologic characterization and waste rock geochemistry characterization will be revised.  Waste rock geochemistry sampling and testing will be expanded.

(c)
Metallurgical testing will continue, primarily focused on Yellowjacket and new areas of potential resource expansion.  The Phase II drilling program is planned to develop additional inventory of sample materials that can be used to develop composite samples to confirm metallurgical performance in the vein/stockwork zones.

(d)	Preparation of a revised resource estimate and preliminary economic assessment incorporating new drilling and metallurgical data.

We presently estimate that the foregoing programs will have an approximate cost of $4,728,300, as broken out below (assuming completion of the proposed offering by August 15, 2014).  We anticipate that the proposed Phase II drilling program would commence shortly after the completion of the proposed offering and take approximately 6 months to complete.  The baseline data collection, including metrological data, cultural resource studies and water quality monitoring would be ongoing for the entire year.  The preparation of the revised resource estimate would be completed in early 2015, with the proposed preliminary economic analysis being completed prior to May, 2015.

Table 14:  Proposed Exploration Budget for Fiscal 2015 NBP Work

Activity	July 1- Aug 31	Sept 1- Nov 30	Dec 1- Feb 28	March 1- May 31
Project Labor	$323,800	$373,800	$124,600	$54,000
Drilling	$812.700	$1,471,100	$8,800	$4,500
Assay Costs	$166,800	$691,400	$129,200	$0
Project Studies	$256,700	$55,300	$79,800	$175,800
Total	$1,560,000	$2,591,600	$342,400	$234,300

The proposed fiscal 2015 exploration work program at the NBP was designed and will be supervised by Russell Myers (CPG 11433), President of Corvus, and Mark Reischman, Corvus Nevada Exploration Manager, who are responsible for all aspects of the fieldwork, including the quality control/quality assurance program.  Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), the Chief Operating Officer of the Company, will plan and supervise the metallurgical testwork and the baseline data collection.  It is presently anticipated that the following contractors will be retained to provide the following specific services:

Activity/Service	Name of Contractor
Drilling (Reverse Circulation)	Boart Longyear
Drilling (Core)	Connors Drilling LLC
Assaying & Geochemical Analysis	ALS USA, Inc.
Metallurgical Testing	McClelland Laboratories, Inc.
Resource Modelling and Estimation, Mining Analysis and Design	Metal Mining Consultants , Inc.
Permitting and Baseline Environmental Characterization	Enviroscientists, Inc.

The proposed exploration program budget and timetable was prepared assuming a range of costs based on quotes provided by consultants and those costs historically experienced by the Company for exploration work at the NBP and carrying out related studies. Such program may be varied depending upon the success or failure of ongoing drilling results, which may result in curtailment of planned drilling or changing the particular area of focus, or adjustments to ongoing studies. Changes in the type of ground being drilled from expected conditions could also affect the costs of drilling, as could changes in the costs of materials and consumable supplies. Consequently, the ongoing results from the proposed exploration program may dictate, from a prudent exploration perspective, changes in the nature and extent of the program.

Alaska Properties

LMS Project

The LMS claim block is located in the Goodpaster mining district and consists of 92 Alaska state mining claims covering 61 square kilometres and owned 100% by Raven Gold (“LMS”).  The primary target at LMS is a stratiform breccia horizon hosted in a sequence of high-grade metamorphic rocks.  The host breccia has formed in an interval of highly fractured graphitic quartzite which has focused fluid flow of mineralized solutions.  The matrix to the breccias is a dark fine-grained mixture of silica and pyrite, which together with the graphite, leads to the term “black breccia”.  In addition to the stratiform black breccia mineralization there are a number of high-grade gold-silver veins and stockwork zones cutting through the entire system which can produce significant grades.  Initial metallurgical test work on the mineralization at LMS has indicated that high gold recoveries (95%) can be obtained with simple gravity separation followed by cyanidation, similar to the process used at the Pogo Mine to the north.

The results from the drilling undertaken by First Star Resources Inc. (“First Star”), the optionee of the LMS property in 2010/11 prior to returning the property 100% to us in late 2011, have been finalized.  The First Star drilling has confirmed at least 800 metres of down-dip continuity on the Camp Breccia, which is an extensive stratiform black breccia body which dips gently to the west from the 300 metre long surface outcrops.  LMS has features in common with other Tintina Gold Belt deposits, including the Kinross Gold Corporation owned White Gold property in the Yukon where stratiform breccias are an important control, and the Pogo Mine operated by Sumitomo Metal Mining Pogo LLC which is characterized by vein mineralization a low angle shear structure.

No exploration program was carried out at LMS in 2013.  A number of companies have signed confidentiality agreements to review the project data, but there can be no certainty that we will be successful in negotiating an option/joint venture agreement with any party in connection with the LMS property.  We intend to review our holdings at LMS and reduce the ground held to retain only the areas it considers most prospective. Work is underway to prepare an initial estimated mineral resource for LMS incorporating drill data from the work by First Star during the Raven Gold/First Star joint venture and it is anticipated that a new independent technical report on the LMS project, containing an initial estimated resource, will be issued in late 2014.

We do not consider LMS to be material to the Company, the project does not have any SEC Industry Guide 7 proven and probable reserves and the project is exploratory in nature.

West Pogo Project

The West Pogo project is located in the Goodpaster mining district, Alaska, and consists of 96 State of Alaska mining claims covering 18.9 square kilometres owned 100% by the Company (“WP Project”).  The WP Project is located approximately 5 kilometres to the west of the Pogo Gold Mine.  The Pogo Mine road and power line pass through the WP Project providing easy access to the property.  At the WP Project there is the potential to discover high-grade gold mineralization in both steeply and shallowly dipping structural zones.  Surface mapping and sampling in 2011 identified two more than 1 kilometre long East-West trending zones of alteration and mineralization on the WP Project.  Mineralization is associated with zones of sericite-dolomite alteration in the host quartz monzonite and with silica-flooded breccias which have produced selected grab samples with up to 118.5g/t gold.  One N-S oriented hole drilled in 2003 encountered broad zones of gold mineralization in altered quartz monzonites but did not intersect the breccia-style mineralization.  In 2011 a 3D induced polarization survey covering 5 square kilometers over the main alteration zones highlighted a series of NW-trending cross structures which may be the control on the high-grade mineralization and may explain why the original drilling missed the target.  Exploration at the WP Project has always been hampered by the distribution of talus cover; however, systematic work has revealed a large mineralizing system of good lateral continuity that is ready for drill testing.

In 2012 Raven Gold had optioned the WP Project to Alix Resources Corp. (“Alix”), who completed two diamond drill holes, totaling 610 metres on the WP Project.  Alix did not make the required 2013 US $25,000 option payment and the joint venture has been terminated and the project returned 100% to Raven Gold.

A “Cooperation Agreement” has been signed with Dave Wright and Partners which allows them to market the WP Project together with their adjacent claims in an effort to find companies interested in exploring this area.  The agreement allows Dave Wright and Partners to show the some exploration data from the WP Project to potential optionees/buyers but does not empower them to negotiate agreements with respect to the WP Project.

We intend to review our holdings at the WP Project and reduce the ground held to retain only the areas we considers most prospective.

We do not consider the WP Project to be material to the Company, the project does not have any SEC Industry Guide 7 proven and probable reserves and the project is exploratory in nature.

Chisna Project

The Chisna Project is focused on a new and emerging Alaskan copper-gold porphyry belt of deposits with copper and gold mineralization associated with mid-Cretaceous intrusions of similar age and style to the Pebble deposit to the west and Orange Hill deposit to the east.  The current property position includes over 232,000 acres of either State of Alaska mining claims or fee land leased from Ahtna Corporation (an Alaska Native Corporation).

No additional exploration work has been carried out on the Chisna project since the completion of the 2012 field season.

A modest exploration program is planned for 2014 in order to meet expenditure obligations for the State of Alaska claims and the Company is actively marketing the property for sale or joint venture.  Due to the present market conditions, the Company does not believe that the sale and transfer of the Chisna project, or the execution of a joint venture, is probable to occur within one year.  As a consequence, the Company has therefore not classified the Chisna project as assets held for sale.

We do not consider the Chisna Project to be material to the Company, the project does not have any SEC Industry Guide 7 proven and probable reserves and the project is exploratory in nature.

Terra Project Option-Joint Venture

Raven Gold signed a joint venture agreement in 2010 with Terra Gold Corporation (“Terra Gold”), a wholly owned Alaska subsidiary of Terra Mining Corporation, with respect to the Terra project.  Terra Mining Corporation was subsequently acquired by WestMountain Gold Inc. (formerly, “WestMountain Index Adviser, Inc.”) (“WestMountain”) in February 2011.  In February 2014, we sold all of our interest in the Terra Project joint venture to Terra Gold for US $1,800,000 and 200,000 common shares of WestMountain (valued at approximately US $160,000) and the Company now has no interest in the Terra Project.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our property or assets are the subject of any pending legal proceedings as required to be disclosed pursuant to Item 103 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table certain information regarding our Directors, executive officers and key personnel.

Name, Position and Province/State, Country of Residence and Age(1)	Principal Occupation and Business Experience During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Jeffrey A. Pontius(5) Director and Chief Executive Officer Colorado, USA, Age 59
Geologist; CEO of the Company; previously, CEO of ITH, September, 2006 to May 31, 2011; previously North American Exploration Manager for AngloGold Ashanti North America Inc. from 2004 to 2006 and also a director of Anglo American Exploration (Canada) Ltd., 1999 to 2006.
Director and CEO since August 25, 2010

Name, Position and Province/State, Country of Residence and Age(1)	Principal Occupation and Business Experience During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Anton J. Drescher(3)(4) Director British Columbia, Canada, Age 57
Businessman, Certified Management Accountant; President, Harbour Pacific Capital Corp. (private management company) since 1998; President, Westpoint Management Consultants Limited (private management company) since 1979; director of ITH (public natural resource company) since August, 1991; director of Xiana Mining Inc. (public natural resource company), since 1996; director of Trevali Mining Corporation (public natural resource company) since 2007; director and CFO of Oculus VisionTech Inc. (public video streaming/video on demand company) since 1994.
Director since August 25, 2010
Rowland Perkins(3)(4) Chairman and Director Alberta, Canada, Age 61	Businessman; Chief Executive Officer and President of e-Backup Inc. (a private digital data service provider specializing in Cloud Services, Data Backup and Business Continuity) since 2001.	Director since August 25, 2010, Chairman since November 16, 2011
Steve Aaker(5)(6) Director Oregon, USA, Age 63
Geologist; Independent Mineral Exploration Consultant since January 1, 2011; previously, Chief of U.S. Operations, Franco-Nevada Corporation (public natural resources royalty company) November 2007 to December 31, 2010; Group Executive, Newmont Capital Limited 2002 to 2007.
Director since August 25, 2010
Edward Yarrow(3)(5) Director British Columbia, Canada, Age 65
Economic Geologist; Independent Mineral Exploration Consultant, 2009 to present; previously, Vice-President, Exploration Division, North America & Europe for Anglo American plc and President and a director of Anglo American Exploration (Canada) Ltd. (2002 - 2009).
Director since August 26, 2010
Catherine Gignac(4)(6) Director Ontario, Canada, Age 52
Director of Cameco Corporation (public mineral exploration company) since 2014; Director of Trevali Mining Corporation (public mineral exploration company) since 2012; Director of St. Andrew Goldfields (public mineral exploration company) since 2011; Geologist, Independent Consultant since October, 2011; Managing Director/Mining Equity Research Analyst with Northland Capital Partners (formerly Sandfire Securities) (February 2009 to September 2011); Managing Director/Mining Equity Research Analyst with Wellington West Capital Markets (February 2005 to February 2009).
Director since August 16, 2013
Lawrence W. Talbot Vice-President and General Counsel British Columbia, Canada, Age 58
Barrister and Solicitor; Owner, Lawrence W. Talbot Law Corporation (law firm) since July 1, 2006; Vice-President and General Counsel, Cardero Resource Corp. (public mineral exploration company) since July, 2006; Vice-President and General Counsel, Wealth Minerals Ltd. (public mineral exploration company) since July, 2006; General Counsel, ITH (public mineral exploration company) since September, 2006; previously Partner, Gowling Lafleur Henderson LLP (law firm), April 2000 to July 2006.
Director April 13, 2010 to August 26, 2010 Vice-President & General Counsel since August 26, 2010

Name, Position and Province/State, Country of Residence and Age(1)	Principal Occupation and Business Experience During the Past 5 Years(1)	Period of Service as an Officer or Director(2)
Peggy Wu, C.A. Chief Financial Officer British Columbia, Canada, Age 32	Chartered Accountant; CFO of the Company since June 1, 2011; CFO of Indico Resources Ltd. (public natural resource company) October 15, 2010 to present; CFO of Balmoral Resources Ltd. (public natural resource company) December 15, 2013 to present; Controller of Cardero Resource Corp. (public natural resource company) 2010 to June, 2013; previously Senior Staff Accountant and Supervisor at Smythe Ratcliffe LLP, Chartered Accountants, from 2007 to 2010.	Chief Financial Officer since May 30, 2011
Russell B. Myers President Colorado, USA, Age 56	Geologist; Vice-President, Exploration of ITH September, 2006 to May 31, 2011, previously, senior geologist, AngloGold Ashanti (USA) Exploration Inc. 2000 to August, 2006	President since September 1, 2010
Carl Brechtel Chief Operating Officer Colorado, USA, Age 63
Professional Engineer; Chief Operating Officer of the Company since May, 2012; previously, Manager, Project Development, of the Company, November, 2011 to May, 2012, previously Chief Operating Officer, International Tower Hill Mines Ltd., January 2010 to October 2011; prior to that various positions with AngloGold Ashanti Limited over past 12 years
Chief Operating Officer since May 29, 2012
Quentin Mai Vice-President, Business Development Vancouver, British Columbia, Age 47
Businessman; Vice-President, Corporate Communications, ITH (public natural resource company) September 2006 to December 2010; Manager, Corporate Communications, of Cardero Resource Corp. (public natural resource company) 2004 to March 2013; President, Quatloo Investment Management Inc. (private investor relations firm) since 2004 to present.
Vice-President, Business Development since September 4, 2012
1.	The information as to place of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective Directors and executive officers individually.

2.	All directorships expire at the next Annual General Meeting of the shareholders of Corvus (which must be held before December 31, 2014). All officers hold office at the pleasure of the Board.

3.	Denotes member of the Audit Committee.

4.	Denotes member of the Compensation Committee.

5.	Denotes member of the Sustainable Development Committee.

6.	Denotes member of the Corporate Governance and Nominating Committee.

The following is a description of the business background of the Directors and executive officers of the Company.

Jeffrey A. Pontius.  Mr. Pontius has been, since August, 2010, the Chief Executive Officer of the Company and a Director.  He has over 30 years of geological experience and possesses a distinguished track record of successful discovery that includes three precious metal deposits.  Significantly, during 1989-1996, as Exploration Manager of Pikes Peak Mining Company (a subsidiary of NERCO Mineral Co. and Independence Mining Company), he managed the large district scale exploration program resulting in the discovery of the Cresson Deposit at Cripple Creek, Colorado.  He spent 1999 to 2006 at AngloGold Ashanti (USA) Exploration Inc., starting as Senior US Exploration Manager, and became North American Exploration Manager and also a director of Anglo American (USA) Exploration Inc.  He left AngloGold Ashanti to become the President and Chief Executive Officer of ITH in August, 2006 and continue the exploration programs he started at AngloGold.  Mr. Pontius served as CEO of ITH until May, 2011, when he became a director (until June, 2013).  He is also a director of Redstar Gold Corp., a public natural resource exploration company listed on the TSXV, since 2011.

Mr. Pontius holds a Masters Degree from the University of Idaho (Economic Geology), a BSc from Huxley College of Environmental Studies (Environmental Science) and a BSc from Western Washington University (Geology).

Mr. Pontius’ qualification to serve on our Board is based on his geological expertise, proven mine-finding ability, familiarity with many of the Company’s properties and significant experience in establishing, running, financing and managing public natural resource companies. Mr. Pontius will spend approximately 95% of his normal working hours on the affairs of the Company.

Anton J. Drescher.  Mr. Drescher has been a Certified Management Accountant since 1981.  He has been Chief Financial Officer and a director of Oculus VisionTech Inc., a public company listed for trading on the TSX-V and the OTC Bulletin Board, since December 1994, which company is involved in streaming video and video-on-demand ("Oculus").  He is also a director of ITH, a public mineral exploration company listed on the TSX and NYSE MKT, since 1991; a director of Xiana Mining Inc., a public mineral exploration company listed on the TSXV, since 1996; president of Westpoint Management Consultants Limited, a private company engaged in tax and accounting consulting for business reorganizations since 1979; President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada, since 1998; a director of Trevali Mining Corporation, a public natural resource production and exploration company listed on the TSX, since 2007; the president and a director of Ravencrest Resources Inc., a public natural resource exploration company listed on the CNSX, since 2007; and a director of River Wild Exploration Inc., a public natural resource company listed on the CNSX, since 2014.

Mr. Drescher’s qualification to serve on our Board is based on his membership in a professional accounting association, financial expertise and significant experience in serving on audit committees of a variety of public companies, including several mineral exploration companies.

Rowland Perkins.  Mr. Perkins is currently the President and CEO of ebackup Inc. (est. 2001); a digital cloud data service provider specializing in cloud services, data backup and business continuity.  Mr. Perkins has over 35 years of business experience and 20 years with public companies.  In addition, Mr. Perkins is a director of several publicly traded companies: Oculus since 2005; Strikepoint Gold Inc., a public natural resource exploration company listed on the TSXV, since 2011; Xiana Mining Inc., a public natural resource exploration company listed on the TSXV, since 2011; and was a former director of ITH from 2005 to 2010.  Mr. Perkins is also the CFO of River Wild Exploration Inc., a public natural resource exploration company listed on the CNSX, since 2012.  Mr. Perkins has a degree in Economics from the University of Manitoba.

Mr. Perkins’ qualification to serve on our Board is based on his extensive experience serving as a director on a number of public companies, including mineral exploration companies.

Steve Aaker.  Mr. Aaker has more than 35 years’ experience in the mining industry, including 21 years’ association with the Franco-Nevada royalty portfolio, serving as Chief of US Operations for Franco-Nevada Corporation (New Franco) from 2007-2010, as Group Executive for Newmont Capital Limited from 2002 to 2007 and, prior to the acquisition of Franco-Nevada Mining Company Limited (Old Franco-Nevada) by Newmont Mining Company in 2002, as Vice President for Old Franco-Nevada, Euro-Nevada Mining Corp. Ltd. and Redstone Resources Inc.  Mr. Aaker has been associated with the majority of the U.S. acquisitions made by the Franco-Nevada companies.  Currently, Mr. Aaker is, and prior to joining Old Franco-Nevada was, an independent geological consultant.  Mr. Aaker holds a Bachelor’s degree in geology from the University of Colorado.

Mr. Aaker’s qualification to serve on our Board is based on his extensive geological experience and expertise in reviewing mineral projects of all types, his many years of serving in senior management positions with large public natural resource companies, and his expertise in negotiating, structuring and assessing precious metal royalties.

Edward Yarrow.  Mr. Yarrow is a senior economic geologist with over 35 years’ experience in the minerals industry.  He has been involved in a number of discoveries of massive sulphide, magmatic nickel, tungsten and gold during this timeframe, and has extensive experience in commercial and legal aspects of the mineral exploration business and new business development in a number of different countries.  Now retired from Anglo American plc., he was, from 2000 until December, 2009, the Vice-President, Exploration Division, North America Europe for Anglo American and President and a director of Anglo American Exploration (Canada) Ltd. (2002 - 2009).  Prior to that, he was the Vice President, Exploration for Hudson Bay Mining and Smelting Co. Ltd., responsible for regional and mine exploration in the Flin Flon mining camp, since 1995.  Mr. Yarrow is a member of the Association of Professional Engineers & Geoscientists of both B.C. and Manitoba.

Mr. Yarrow’s qualification to serve on our Board is based on his extensive geological expertise, including many years of evaluating and assessing mineral projects, as well as negotiating for the acquisition and development of numerous mineral properties, for a senior mining company.

Catherine Gignac.  Ms. Gignac has served as a mining equity research analyst where she covered the mining and minerals sector, including large-cap to small-cap precious and base metal mining companies, for approximately 25 years at several global brokerage firms (UBS Securities, RBC Capital Markets, Merrill Lynch Canada) as well as independent boutique firms (Wellington West Capital Markets, Loewen Ondaatje McCutcheon, and Dundee Securities), and was most recently with Northland Capital Partners.  She is a member and has served as President of the Mineral Resources Analyst Group, is a member of the CFA Institute, the Canadian Institute of Mining and Metallurgy and the Prospectors and Developers Association of Canada. Ms. Gignac is also a director of Cameco Corporation, a public uranium mining company, since 2014; and Trevali Mining Corporation, a public natural resource production and exploration company, since 2012.

Ms. Gignac received a Bachelor of Science (Hons. – Geology) in 1983 from McMaster University.

Ms. Gignac’s qualification to serve on our Board is based on her extensive business experience in the brokerage business, including covering the mining and minerals sector as an equity research analyst and significant involvement with the financing of public natural resource companies.

Lawrence W. Talbot. Mr. Talbot is a mining lawyer with over 28 years’ experience representing a wide range of clients in the mining industry from individual prospectors and junior and mid-size explorers and producers through to major mining companies in both the hard-rock and industrial mineral fields.  He has extensive experience acting for public natural resource companies and providing advice on all aspects of their businesses, including corporate finance; securities and regulatory matters; corporate governance and shareholder issues; and all aspects of corporate acquisitions, takeovers, divestitures and reorganizations.  He is a director and/or officer of a number of public natural resource exploration companies, including Cardero Resource Corp., ITH, Wealth Minerals Ltd., Balmoral Resources Ltd. and Minaurum Gold Inc.  Prior to July 1, 2006 he was a partner in one of Canada’s largest law firms, and now acts as general counsel to a select group of public companies, including Cardero Resource Corp., ITH and Wealth Minerals Ltd.

Mr. Talbot holds a Bachelor of Science (Hons – Marine Biology) in 1976 and an LLB in 1986, both from the University of British Columbia.  Mr. Talbot will spend approximately 20% of his normal working hours on the affairs of the Company.

Peggy Wu. Ms. Wu is a Chartered Accountant with strong working knowledge of International Financial Reporting Standards, Canadian and US Generally Accepted Accounting Principles and public company reporting requirements.  She is currently the CFO for Indico Resources Inc. and Balmoral Resources Ltd., both public natural resource exploration companies.  Her previous experience includes acting as Financial Reporting Specialist for a number of resource based companies.  As well, she served as the Senior Staff Accountant and Supervisor at Smythe Ratcliffe LLP, Chartered Accountants, from 2007 to 2010, where she oversaw all aspects of financial reporting for several publicly traded companies.  Ms. Wu will spend approximately 40% of her normal working hours on the affairs of the Company.

Russell B. Meyers. Dr. Meyers has over 30 years’ experience in exploration and project development, having exceptional skills in the utilization and integration of numerous geological methods for the definition of new deposits.  Throughout a distinguished career, he has been integral in the discovery and development of several of the Corvus projects as well as defining new opportunities for our Company.  Dr. Myers spent the past four years as Vice President of ITH directing exploration work on all projects in the portfolio inclusive of the five projects now owned by Corvus.  Prior to ITH, he worked for six years at AngloGold Ashanti (USA) Exploration Inc. holding several key senior geological positions. His principal responsibilities were the development of a regional gold targeting model for western North America, inclusive of Alaska.  While with AngloGold Ashanti (USA) Exploration Inc., Dr. Myers was part of an integrated team of geologists that evaluated the potential for deep targets at the Cripple Creek gold mine. He also conducted regional targeting and ground follow up for AngloGold Ashanti's Columbian exploration initiative which has defined a series of new large gold deposits.

Dr. Myers holds a Ph.D. in Geology, University of the Witwatersrand, Johannesburg, South Africa.  Dr. Myers was Summa cum Laude, B.Sc. Geology and Geophysics, Missouri School of Mines, Missouri.  Mr. Myers will spend approximately 100% of his normal working hours on the affairs of the Company.

Carl Brechtel. Mr. Brechtel has over 35 years mining industry experience and specializes in the design and development of both open pit and underground projects.  Mr. Brechtel’s recent experience includes serving as President and Chief Operating Officer for ITH, and various project development roles with AngloGold Ashanti including Pre-feasibility Manager and Manager of Underground Mining.  Mr. Brechtel’s extensive operational and project development history in various geologic settings spans projects in North America, Australia, South America and Africa.

Mr. Brechtel holds a B.Sc. Geological Engineering from University of Utah and a M.Sc. Mining Engineering University of Utah.  Mr. Brechtel will spend approximately 100% of his normal working hours on the affairs of the Company.

Quentin Mai. Mr. Mai has over 15 years of experience within the mining industry in both exploration and development companies specializing in corporate strategy, investor relations and business development.  Prior to joining the Company, Mr. Mai played key roles in the growth and market success at ITH, Cardero Resource Corp., and First Quantum Minerals Ltd., all public natural resource companies.  Mr. Mai will spend approximately 80% of his normal working hours on the affairs of the Company.

Family Relationships

There are no family relationships among any of the above Directors.

Involvement in Certain Legal Proceedings

During the past five years, no present or former Director, executive officer or person nominated to become a director or an executive officer of ours or any promoter or control person of the Company has been involved in any legal proceeding requiring disclosure pursuant to Item 401(f) or (g) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Since the beginning of our fiscal year commencing on June 1, 2011, there have not been any, and there are currently no proposed transactions, in which the Company is a participant and any related party to the Company had, or will have, a direct or indirect material interest, and the amount involved exceeds USD 120,000, except with respect to the compensation of our directors and executive officers (as disclosed under the Item “Executive Compensation”) and as follows:

1.           On May 17, 2012, we closed a non-brokered private placement equity financing of 8,250,000 Common Shares at $0.67/share for gross proceeds of $5,527,500.  Messrs Pontius, Myers, Yarrow, Perkins, Aaker, Drescher and Brechtel, each of whom is a director or executive officer of the Company, purchased 1,000,000, 100,000, 15,000, 15,000, 50,000, 200,000 and 50,000 Common Shares, respectively, and Ms. Wu, who is an executive officer of the Company, purchased 30,000 Common Shares, in the brokered private placement.  In addition, Tocqueville Gold Fund (which is managed by Tocqueville Asset Management LP, a related party of Corvus by virtue of its control or direction over managed funds, including Tocqueville Gold Fund LP, holding, collectively, more than 5% of the outstanding Common Shares) and AngloGold Ashanti (USA) Exploration, Inc. (a related party of the Company by virtue of holding more than 5% of the outstanding Common Shares), purchased 1,500,000 and 1,050,000 Common Shares, respectively.

2.           On April 2, 2013, we closed a non-brokered private placement equity financing of 8,300,000 Common Shares at $0.87/share for gross proceeds of $7,221,003.  Mr. Pontius, who is a director and executive officer of the Company, purchased 250,000 of the Common Shares, Tocqueville Gold Fund (which is managed by Tocqueville Asset Management LP, a related party of the Company by virtue of its control or direction over managed funds, including Tocqueville Gold Fund LP, holding, collectively, 5% or more of the outstanding Common Shares) purchased 4,600,000 of the Common Shares and AngloGold Ashanti (USA) Exploration, Inc. (a related party of the Company by virtue of its holding more than 5% of the outstanding Common Shares), purchased 3,450,000 of the Common Shares.

3.           On November 26, 2013, we closed a non-brokered private placement equity financing of 5,230,000 Common Shares at $1.00 per Common Share for gross proceeds of $5,230,000.  Each of Jeffrey Pontius, Dr. Russell Myers, Catherine Gignac, Steve Aaker, Quentin Mai, Peggy Wu and Lawrence Talbot, each of whom is a Director and/or executive officer of Corvus, purchased an aggregate of 385,000 of the Common Shares, Tocqueville Gold Fund (which is managed by Tocqueville Asset Management LP, a related party of Corvus by virtue of its control or direction over managed funds, including Tocqueville Gold Fund LP, holding, collectively, greater than 5% of the outstanding Common Shares) purchased 1,000,000 of the Common Shares and AngloGold Ashanti (USA) Exploration, Inc. (a related party by virtue of its greater than 5% holdings of the outstanding Common Shares), purchased 3,000,000 of the Common Shares.

In each case, the participation of the related parties was approved by the Directors not participating in the financing and the price paid by each of such related parties, and the terms upon which each participated in the foregoing private placements, were the same as for all other placees.

Promoters

We do not presently have, and have not within the five most recently completed fiscal years or the current fiscal year had, any promoters.

Director Independence

Our Board has determined that the following Directors are “independent” under the rules of Section 803A of the NYSE MKT Company Guide: Anton J. Drescher, Rowland Perkins, Catherine Gignac, Steven Aaker and Edward Yarrow.

EXECUTIVE COMPENSATION

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to our Company for the year ended May 31, 2014 of those persons who were, at May 31, 2014 (i) the principal executive officer (Jeffrey A. Pontius) and (ii) the two other most highly compensated executive officers of the Company, whose annual base salary and bonus compensation was in excess of US $100,000 (Russell Meyers and Carl Brechtel):

Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Bonus(2) ($)	Share Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey Pontius, Chief Executive Officer	2014 2013 2012	182,853 150,635 149,917	79,778 98,980 51,203	Nil Nil Nil	390,963 208,797 16,390	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	653,594 458,412 217,510
Russell Meyers, President	2014 2013 2012	173,688 150,635 149,917	63,822 74,235 51,203	Nil Nil Nil	224,914 108,176 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	462,424 333,046 201,120
Carl Brechtel, Chief Operating Officer	2014 2013 2012	188,887 175,741 75,269	63,822 74,235 Nil	Nil Nil Nil	235,475 143,853 6,384	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	488,184 393,829 81,653

1.	Years ending May 31.

1.	The amounts represent cash bonuses awarded during the relevant fiscal years.
2.	Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following weighted average assumptions:

For the year ended May 31,	2014	2013	2012

Risk-free interest rate	1.96%	1.40%	1.36%
Expected life of options	5 years	4.86 years	5 years
Annualized volatility	100%	100%	100%
Dividend yield	0%	0%	0%
Exercise price	$0.76	$0.97	$0.64

Fair value per share	$0.59	$0.77	$0.51

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company’s peer group and therefore represents an approach to valuation reasonably consistent with the Company’s peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting Common Shares can be sold at a profit, it has no value that can be realized by the holder.  Commencing in 2012, the Company determined to move to a longer option period (5 years instead of 2) but to also introduce vesting provisions on the longer term options, with 33.3% vesting on the date of grant, 33.3% vesting on the one-year anniversary of the date of grant and the balance vesting on the second year anniversary of the date of grant).  The values noted above reflect only the vested portions of options that have vesting provisions.

Executive Compensation Agreements and Summary of Executive Compensation

The Board has established a Compensation Committee (“Compensation Committee”), and has adopted a written charter for the Compensation Committee, effective September 1, 2010.  During the fiscal year ended May 31, 2014, the members of the Compensation Committee were Catherine Gignac (Chair), Anton Drescher and Rowland Perkins, all of whom are independent directors. There is no written position description for the Chair of the Compensation Committee. However, as a general statement, the Chair is responsible for setting the tone for the work of the Compensation Committee, ensuring that members have the information needed to do their jobs, overseeing the logistics of the Compensation Committee’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the Compensation Committee.

The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practices of the Company and its subsidiaries and administering the Company’s 2010 Incentive Stock Option Plan (the “Plan”).  With regard to the Chief Executive Officer, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and making recommendations to the Board with respect to the Chief Executive Officer’s compensation level based on this evaluation.  In consultation with the Chief Executive Officer, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the Directors and officers other than the Chief Executive Officer, including recommendations regarding awards under equity compensation plans.  The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information.  The Compensation Committee’s decisions are typically reflected in consent resolutions.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers).  During the fiscal year ended May 31, 2011, the Company did not have any employees, and management’s services were provided through consulting agreements.  In the financial year ended May 31, 2011, the Compensation Committee retained the services of Hugessen Consulting Inc., an independent consulting firm dedicated to meeting the executive compensation consulting requirements of boards and their compensation committees, to assist the Compensation Committee in determining an appropriate compensation system for the Company going forward.  In accordance with its plan, the Company’s commenced to employ the Chief Executive Officer and President as full-time employees, effective June 1, 2011.  The compensation of such individuals was set based upon negotiations with such individuals utilizing the information provided through the earlier consultations with Hugessen as guidelines.  During the fiscal year ended May 31, 2014, the Company did not retain the services of any compensation consultants or advisers.

General Compensation Strategy

During the fiscal year ended May 31, 2011, the Company did not have any employees.  However, the Company did pay consulting fees to a number of individuals who assisted in the operations of the Company, including the Chief Executive Officer and the President.  These fees were set through negotiations between the Compensation Committee and the specific individuals.

Commencing June 1, 2011, the Company commenced to employ certain individuals, including the Chief Executive Officer and the President.  The compensation payable to such individuals was set through negotiation with such individuals.  In such negotiations, the Compensation Committee were guided by their subjective view of the appropriate compensation payable by a company at the Company’s early stage of development, as well as a review of the compensation information previously provided to the Compensation Committee by Hugessen.  In the view of the Compensation Committee, the early stage of the Company’s development does not lend itself to the formulation of specific objective performance guidelines for executive pay.  Rather, it is appropriate for the members of the Compensation Committee to rely upon their subjective assessment of the achievements of management.  In the case of a mineral exploration company such as the Company, the Compensation Committee considers that such things as the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties, the ability to raise the necessary capital to explore such properties and maintain the Company’s ongoing activities, the ability to focus the Company’s resources and to appropriately allocate such resources to the benefit of the Company as a whole, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner, to be of primary importance in assessing the performance of its executive officers.  The Compensation Committee does not anticipate at this time that it will use any specific metrics or identifiable objective measures of performance, such as increases in share price, in order to fix compensation or determine compensation increases (if any).  Rather, the Compensation Committee will continue to use primarily a subjective approach, based on the combined industry experience and knowledge of the Compensation Committee members, which relies on the assessment of the Compensation Committee as to the relative success of the Company in acquiring additional prospective mineral properties, moving the Company’s mineral properties forward by successfully implementing the appropriate programs necessary to do so within an expected budget and similar measures, as well as the level of compensation thought necessary by the Compensation Committee to attract and retain the personnel required to accomplish the Company’s business plan.

The Compensation Committee believes that the foregoing criteria are appropriate for use to assess the appropriate compensation level for the Chief Executive Officer and other executive officers employed by the Company, and that more objective measurements and specific performance metrics are difficult to effectively establish and use as the basis for executive compensation at this stage of the Company’s development.

Executive Compensation Program

General

The executive compensation program formulated by the Compensation Committee for use from June 1, 2012 forward has been designed based on the stage of development of the Company, and to encourage, compensate and reward senior management of the

Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  The members of the Compensation Committee intend to use their own experience and familiarity with the industry and the activities of companies within it to determine the current ranges of compensation paid to management in the industry.

A significant number of the senior management of the Company are US residents and are therefore employed directly by Corvus Nevada.  However, the compensation of such individuals is still within the mandate of the Compensation Committee.  The base salaries of senior management of the Company were initially set at levels which the Compensation Committee believed were competitive with the base salaries paid by other companies within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and will be reflected in the employment agreement executed at that time.  The compensation of such individuals will then be subsequently reviewed each financial year to determine if adjustments are required.  The Company has implemented, through Corvus Nevada, what it believes to be an appropriate benefit program, including medical and dental benefits and basic life insurance, which applies to all permanent employees of Corvus Nevada, as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, which will consist primarily of the awarding of stock options and cash bonuses, is directly tied to the Compensation Committee’s subjective assessment of the relative performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the Compensation Committee believes that incentive stock options should not be granted for longer than five years, except in exceptional circumstances, and that longer option exercise periods should be subject to vesting provisions.  Thus, the initial options granted by the Company had a two year period, but no vesting provisions, while the Company has more recently transitioned to a five year option period with vesting over the first two years.  The Compensation Committee does not view share appreciation rights, restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the Compensation Committee considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (reasonable base salaries) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and yearly cash bonuses where warranted).  The Compensation Committee does not intend at this time to establish a formal set of benchmarks or performance criteria to be met by the Company’s Named Executive Officers’, rather, the members of the Compensation Committee will use their own subjective assessments of the success (or otherwise) of the Company to determine, collectively, whether or not the Named Executive Officers’ are successfully achieving the Company business plan and strategy and whether they have over, or under, performed in that regard.  The Compensation Committee does not anticipate establishing any set or formal formula to be used to determine Named Executive Officer compensation, either as to the amount thereof or the specific mix of compensation elements.

At this time, neither the Compensation Committee nor the Board as a whole has considered the implications of the risks associated with the Company’s compensation policies and practices.  At this time, the Company does not prohibit executive officers or Directors from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer or Director.

Base Salaries

Commencing June 1, 2011, the level of the base salary for each employee of the Company was set based upon the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The Compensation Committee, in consultation with the Chief Executive Officer, will make recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the Chief Executive Officer.  The Compensation Committee will be responsible for recommending the salary level of the Chief Executive Officer to the Board for approval (which will be by a vote of a majority of the independent Directors).

Although the Company does not have a pension plan for its executive officers, commencing June, 2011 the Company, through Corvus Nevada, makes payments to a 401(k) plan on behalf of each of its employees (including the executive officers employed by Corvus Nevada) equal to 3% of their base salaries.

2010 Incentive Stock Option Plan

The Plan is administered by the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and Directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, Directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the 2010 Incentive Stock Option Plan are proposed/recommended by the Chief Executive Officer, and reviewed by the Compensation Committee.  The Compensation Committee can approve, modify or reject any proposed grants, in whole or in part.  In general, the allocation of available options among the eligible participants in the Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.  The timing of the grants of options is determined by the Compensation Committee.  In general, a higher level of responsibility will attract a larger grant of options.  Because the number of options available is limited, in general, the Compensation Committee aims to have individuals at the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the Compensation Committee believe are in a position to more directly affect the success or the Company through their efforts.  The Compensation Committee looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants.  After considering the Chief Executive Officer’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” for details of the Plan.  During the fiscal year ended May 31, 2014, the Compensation Committee approved all recommendations for the grant of incentive stock options proposed by the Chief Executive Officer (of which an aggregate of 1,500,000 (60.72%) were granted to the CEO, the President, the CFO, the COO and the Vice-President, Business Development and 650,000 (20.67%) were granted to independent Directors (i.e. other than the CEO).

Executive Compensation Agreements

Employment Agreement with Jeffrey Pontius

Corvus Nevada has entered into an employment agreement made as of June 1, 2011, with Jeffrey Pontius whereby Mr. Pontius is employed as the Chief Executive Officer of Corvus Nevada at an annual base salary of US $150,000 per year and an annual discretionary performance bonus targeted at up to 100% of his base salary.  The grant of any such performance payment shall be in the sole discretion of the Board.  Mr. Pontius is also entitled to other benefits made available to Corvus Nevada’s employees, including participation in any benefit plans and policies.  The agreement is for an indefinite term and is an “at will” agreement, meaning that either Corvus Nevada or Mr. Pontius may terminate the employment of Mr. Pontius at any time for any reason, with or without prior notice.  However, Corvus Nevada and Mr. Pontius have also entered into a separate Change of Control agreement, as detailed below, which provides for severance in the event of the termination of Mr. Pontius’ employment under certain conditions.  Effective January 1, 2014, Mr. Pontius’ salary was increased to US $200,000.

Employment Agreement with Russell Myers

Corvus Nevada has entered into an employment agreement made as of June 1, 2011, with Russell Myers whereby Mr. Myers is employed as the President of Corvus Nevada at an annual base salary of US $150,000 per year and an annual discretionary performance bonus targeted at up to 100% of his base salary.  The grant of any such performance payment shall be in the sole discretion of the Board.  Mr. Myers is also entitled to other benefits made available to Corvus Nevada’s employees, including participation in any benefit plans and policies.  The agreement is for an indefinite term and is an “at will” agreement, meaning that either Corvus Nevada or Mr. Myers may terminate the employment of Mr. Myers at any time for any reason, with or without prior notice.  However, Corvus Nevada and Mr. Myers have also entered into a separate Change of Control agreement, as detailed below, which provides for severance in the event of the termination of Mr. Myers’ employment under certain conditions.  Effective January 1, 2014, Mr. Myers’ salary was increased to US $180,000.

Employment Agreement with Carl Brechtel

Corvus Nevada has entered into an employment agreement made as of October 26, 2011, with Carl Brechtel whereby Mr. Brechtel is employed as the Company’s Manager of Development at an annual base salary of US $120,000 per year and an annual discretionary performance bonus targeted at up to 100% of his base salary.  The grant of any such performance payment shall be in the sole discretion of the Board.  Effective May 29, 2012, Mr. Brechtel was appointed Chief Operating Officer and his salary was subsequently increased to US $175,000 on January 1, 2013.  Mr. Brechtel is also entitled to other benefits made available to Corvus Nevada’s employees, including participation in any benefit plans and policies.  The agreement is for an indefinite term and is an “at will” agreement, meaning that either Corvus Nevada or Mr. Brechtel may terminate the employment of Mr. Brechtel at any time for any reason, with or without prior notice.  However, Corvus Nevada and Mr. Brechtel have also entered into a separate Change of Control agreement, as detailed below, which provides for severance in the event of the termination of Mr. Brechtel’s employment under certain conditions.  Effective January 1, 2014, Mr. Brechtel’ salary was increased to US $180,000.

Termination and Change of Control Benefits

Other than as set forth below, the Company has no contracts, agreements, plans or arrangements that provide for payments to an executive officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in an executive officer’s responsibilities.

In November, 2012, the CC approved the terms and conditions of a form of “Change of Control” agreement (“COC Agreement”) that provides for the payment of a severance payment to certain employees of Corvus Nevada (including certain executive officers).  The existing employment agreements between Corvus Nevada and its employees are “at will” agreements – that is, either Corvus Nevada or the employee could terminate the employment relationship without notice and without payment of any compensation.  In the view of the CC, this is no longer appropriate given the growth in the business of the Company and the importance of such persons to the continuity of the ongoing growth and development of the Company’s business and, in particular, the NBP.

The terms of the COC Agreement, which is to be entered into by Corvus Nevada, Corvus, and the specific employee (all of the individual COC Agreements are to be the same, except for the multiplier to be applied in determining the severance amount, as discussed below), and are as follows:

1.           For the purpose of the COC Agreement, the following definitions are used:

(a)	“Change of Control” means the occurrence of any of the following events:

	(i)	the sale, exchange or other disposition of a majority of the outstanding shares of the Company in a single transaction or a series of related transactions,

	(ii)	the Company is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation,

(iii)
a majority of the incumbent Directors who were previously nominated by management and elected as Directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

		(A)	not nominated for re-election at any annual general meeting of the shareholders of the Company,

		(B)	after having been nominated by management for re-election as Directors, not re-elected as Directors at any annual general meeting of the shareholders of the Company,

		(C)	removed as Directors of the Company, or

		(D)	as a result of an increase in the size of the Board and the appointment of new Directors, no longer a majority of the Board,

except as a result of the death, disability or normal retirement of any such Directors in accordance with the normal retirement practices of the Company,

(iv)
the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Company that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Company, or

(v)
the disposition, by whatever means, by the Company, or any affiliate of the Company, of a majority of the shares of Corvus Nevada or the occurrence of any other transaction whereby the Company, or an affiliate of the Company, ceases to hold a majority of the shares of Corvus Nevada;

(b)	“Constructive Dismissal” means the occurrence of any one or more of the following events:

	(i)	a demotion of the employee to a position of lesser significance within Corvus Nevada or the Company,

	(ii)	a diminishment of the employee’s responsibilities at Corvus Nevada or the Company in a matter of substance,

	(iii)	a material reduction in the employee’s pay or benefits or both,

	(iv)	the forced relocation of the employee of more than fifty (50) kilometres from the employee’s current principal place of work for Corvus Nevada,

	(v)	changes in the employee’s organizational reporting relationship are implemented that result in the employee reporting to a position of lesser significance within Corvus Nevada or the Company, or

	(vi)	Corvus Nevada or the Company materially breaches any of the provisions of the COC Agreement;

(c)	“Effective Date of Termination” means:

	(i)	in the case of the termination of the employee by Corvus Nevada, the date of the delivery by Corvus Nevada to the employee of a notice terminating his employment; and

(ii)
in the case of the occurrence of an event of Constructive Dismissal, the date of the delivery by the employee to Corvus Nevada of a notice stating that the employee takes the position that, due to the event of Constructive Dismissal, he has been terminated by Corvus Nevada;

(d)	“Good Cause” means any situation, event or happening which would constitute “cause” under the common law and includes, without limitation, the following:

	(i)	any wilful failure by the employee in the performance of any of the employee’s duties pursuant to the employment agreement,

(ii)
the employee’s conviction of a criminal or summary conviction offence related to the employment of the employee by Corvus US, or any act involving money or other property involving Corvus US or any of its affiliates which would constitute a crime in the jurisdiction involved,

(iii)
any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Corvus Nevada or any of its affiliates, a supplier or service provider to Corvus Nevada or any of its affiliates or a customer of Corvus Nevada or any of its affiliates,

(iv)	the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)
any material breach of any of the terms of either the employment agreement or the COC Agreement by the employee which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the employee by Corvus Nevada,

(vi)
any threatened or actual attempt by the employee to secure any personal profit in connection with the business of Corvus Nevada or any of its affiliates or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of Corvus Nevada or any of its affiliates,

(vii)	any act by the employee which is materially injurious to Corvus Nevada or any of its affiliates or any of their respective businesses,

(viii)
any material breach by the employee of any of the policies governing the affairs of the Company and its affiliates and the conduct of its employees and those of its affiliates that may be implemented by the Board from time to time, and

(ix)
conduct by the employee amounting to insubordination or inattention to, or materially substandard performance of the duties and responsibilities of the employee under the employment agreement, which conduct remains uncured after the expiration of ten (10) days following the delivery of written notice of such failure or conduct to the employee by Corvus Nevada.

2.           The term of the COC Agreement (“Term”) will commence on November 1, 2012 and will continue through the one-year anniversary of the effective date; provided, however, that as of the one-year anniversary of the effective date and on each one-year anniversary thereafter, the Term will automatically be extended for one (1) additional year (provided that the employee is still then an employee of Corvus Nevada) unless, not later than four (4) months prior to such applicable anniversary date, either the employee or the Company (through the CC) gives written notice to the other party that it does not wish to extend the Term.  In such case, the COC Agreement will terminate at the end of the Term then in progress.  However, if a Change of Control has occurred on or prior to the date that the COC Agreement would otherwise terminate, and notwithstanding any prior notice from one party to the other party to the contrary, the Term will automatically be deemed extended and shall continue until the earlier of:

(a)	the date that is two (2) years after the date on which the Change of Control occurs; and

(b)	the date that the employee attains age sixty-five (65).

3.           If, within a period of one (1) year following a Change of Control, either:

(a)	Corvus Nevada terminates the employee other than for Good Cause; or

(b)
there occurs any circumstance of Constructive Dismissal, about which the employee notifies Corvus Nevada and the Company in writing within ninety (90) days of the occurrence, which remains uncured by Corvus Nevada after thirty (30) days from the date of such notification, and which results in employee resigning from employment with Corvus Nevada;

then:

(c)
on or prior to thirty (30) days after the Effective Date of Termination Corvus Nevada is required to pay to the employee as liquidated damages, severance, compensation for loss of office, employment and benefits, and for termination of the COC Agreement an amount equal to a multiplier (see 4 below) times the sum of:

	(i)	the annual base salary then payable to the employee,

(ii)
the aggregate amount of the bonus(es) (if any) paid to the employee within the calendar year immediate preceding the Effective Date of Termination (or, if the employee has not then been employed long enough to have been awarded any bonus, an amount equal to the targeted discretionary bonus stipulated in the employment agreement (if any)), but not including any “special” “one-time” or “extraordinary” bonuses designated as such by the CC, plus

(iii)	an amount equal to the vacation pay which would otherwise be payable for the one (1) year period next following the Effective Date of Termination.

4.           The multiplier applicable to the individual executive officers is shown below, along with the amount which would be payable to such executive officer had the severance payment been triggered at May 31, 2013 (being the end of the Company’s most recently completed financial year):

NEO	Multiplier	May 31, 2014 Severance(1)
Jeffrey Pontius, CEO	3.0	$787,893
Carl Brechtel, COO	2.0	$475,020
Russell Myers, President	2.0	$505,418

(1)
These amounts assume no vacation pay is owing and do not include the costs of the up to one year’s employee benefits to which such employee would become entitled, estimated at approximately USD 60,000.

5.           In addition to the foregoing payment, if an executive officer becomes entitled to receive a severance payment under the COC Agreement, until the earlier of one (1) year following the Effective Date of Termination and the end of the month in which the executive officer commences employment with another employer that provides reasonably equivalent benefits to its employees as those provided by Corvus Nevada to the executive officer (but subject to the executive officer’s insurability), the executive officer and the executive officer’s dependents will continue to be eligible for all employee life, medical, extended health and dental insurance and other benefits (other than disability insurance plans/benefits) under benefit plans and programs then in effect for executive and key management employees of Corvus Nevada and Corvus Nevada will provide the same or, at its option, will purchase substantially comparable benefits outside its existing plans and programmes or will reimburse the executive officer for payments made by the executive officer for COBRA benefits during such period.

6.    If the severance payment or any of the other payments provided for in the COC Agreement, together with any other payments which the executive officer has a right to receive from Corvus Nevada would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended, or such similar set of laws), the payments required to be made to the executive officer pursuant to the COC Agreement will be reduced (reducing first the cash severance payment) to the largest amount as will result in no portion of such payments being subject to the applicable excise tax.

7.    The obligation of Corvus Nevada to make any payments to or for the benefit of the executive officer under the COC Agreement, and of Company to guarantee the obligations of Corvus Nevada under the COC Agreement are subject to the prior or concurrent due and valid execution and delivery by the executive officer to Corvus Nevada of a prescribed form of general release, under which the executive officer releases both Corvus Nevada and the Company from all claims including, but not limited to, those arising out of or related to the executive officer’s employment or termination of employment.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey Pontius, Director and Chief Executive Officer	33,334 233,100 166,500	- 233,800 333,500	N/A	0.50 0.96 0.76	July 29, 2016 Sept. 19, 2017 Aug. 16, 2018	N/A	N/A	N/A	N/A
Russell Meyers, President	266,400 99,900	133,600 200,100	N/A	0.96 0.76	Sep. 19, 2017 Aug. 16, 2018	N/A	N/A	N/A	N/A
Carl Brechtel, Chief Operating Officer	100,000 100,000 199,800 99,900	- - 100,200 200,100	N/A	0.67 0.92 0.96 0.76	Nov. 17, 2016 May 29, 2017 Sep. 19, 2017 Aug. 16, 2018	N/A	N/A	N/A	N/A

Director Compensation

Effective September 1, 2011, the Board approved the payment of annual retainer and meeting fees to the non-management directors of the Company (in this case, the Directors other than Mr. Pontius), in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Until January 1, 2013, non-management Directors received a monthly retainer fee of $1,000 ($12,000 per annum), plus an additional fee of $250 per Board or Board committee meeting attended in person or by conference telephone.  The monthly retainer fee was subsequently increased to $1,500 ($18,000 per annum), effective January 1, 2013.  There is no additional compensation paid with respect to committee membership, or acting as the Chair of the Board or the Chair of a committee.  In addition, the Company reimburses all Directors for their out-of-pocket costs incurred in attending board meetings.

The following table sets forth the compensation granted to our Directors who are not also executive officers during the fiscal years ended May 31, 2014, 2013 and 2012.  Compensation to Directors that are also executive officers is detailed above and is not included on this table.

Name	Fiscal Year ended	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Steven Aaker	2014 2013 2012	20,500 14,500 12,750	Nil Nil Nil	65,169 46,532 16,390	Nil Nil Nil	N/A N/A N/A	Nil Nil Nil	85,669 61,032 29,140

Name	Fiscal Year ended	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Catherine Gignac(1)	2014 2013 2012	14,524 N/A N/A	Nil N/A N/A	34,732 N/A N/A	Nil N/A N/A	N/A N/A N/A	Nil N/A N/A	49,256 N/A N/A
Anton Drescher	2014 2013 2012	22,000 14,500 13,250	Nil Nil Nil	96,176 60,053 16,390	Nil Nil Nil	N/A N/A N/A	Nil Nil Nil	118,176 74,553 29,640
Rowland Perkins	2014 2013 2012	22,000 14,500 13,250	Nil Nil Nil	96,176 60,053 16,390	Nil Nil Nil	N/A N/A N/A	Nil Nil Nil	118,176 74,553 29,640
Ed Yarrow	2014 2013 2012	20,750 14,500 12,750	Nil Nil Nil	65,169 46,532 16,390	Nil Nil Nil	N/A N/A N/A	Nil Nil Nil	85,919 61,032 29,140
(1)           Ms. Gignac was not appointed as a Director until August 16, 2013.

Other than the payment of directors’ fees as noted above, and the grant of incentive stock options at the discretion of the Board, the Company has no arrangements, standard or otherwise, pursuant to which Directors are compensated by the Company for their services in their capacity as Directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended May 31, 2014.  Except as noted above, none of the Company’s current Directors have received any manner of compensation for services provided in their capacity as Directors, consultants or experts during the Company’s most recently completed financial year.

The following table provides disclosure with respect to all share-based and option-based awards held by each Director outstanding as at May 31, 2014, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in- the-money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Steven Aaker	100,000 100,000 100,000	0.50 0.96 0.76	July 29, 2016 Sep. 19, 2017 Aug. 16, 2018	66,000 20,000 40,000	N/A	N/A
Anton Drescher	100,000 150,000 150,000	0.50 0.96 0.76	July 29, 2016 Sep. 19, 2017 Aug. 16, 2018	66,000 30,000 60,000	N/A	N/A
Rowland Perkins	100,000 150,000 150,000	0.50 0.96 0.76	July 29, 2016 Sep. 19, 2017 Aug. 16, 2018	66,000 30,000 60,000	N/A	N/A
Edward Yarrow	100,000 100,000 100,000	0.50 0.96 0.76	July 29, 2016 Sep. 19, 2017 Aug. 16, 2018	66,000 20,000 40,000	N/A	N/A
Catherine Gignac	150,000	0.76	Aug. 16, 2018	60,000	N/A	N/A

(1)
Value using the closing market price of Common Shares on the TSX on May 31, 2014, being the last trading day of the Company’s common shares for the financial year, of $1.16 per share, less the exercise price per share.

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date.  As the options granted in the fiscal year ended May 31, 2014 were all subject to vesting provisions, whereby only 33.3% vest immediately on grant, the value vested during the year reflects only the value of the 33.3% which vested on the grant date.  The remainder of such options will vest, if at all, after the fiscal year ended May 31, 2014:

Name(1)	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Steve Aaker	33,300	N/A	N/A
Catherine Gignac	49,950	N/A	N/A
Anton Drescher	49,950	N/A	N/A
Rowland Perkins	49,950	N/A	N/A
Edward Yarrow	33,300	N/A	N/A

(1)
Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date, and the exercise price of the incentive stock options ($0.76).  Market price on August 16, 2013 was $0.78.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents, as of April 30, 2014, information regarding the beneficial ownership of our Common Shares with respect to each of our executive officers, each of our Directors, each person known by us to own beneficially more than 5% of the Common Shares, and all of our Directors and executive officers as a group.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities.  Each individual or entity named has sole investment and voting power with respect to the Common Shares indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Common Shares subject to options or warrants that are currently exercisable or exercisable within 60 days from August 6, 2014 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	Jeffrey A. Pontius Director and Chief Executive Officer Colorado, USA	3,702,966(1)	5.22%
Common Shares	Anton J. Drescher Director British Columbia, Canada	1,124,459(2)	1.60%
Common Shares	Rowland Perkins Chairman and Director Alberta, Canada	264,850(3)	0.37%
Common Shares	Steve Aaker Director Oregon, USA	429,900(4)	0.61%
Common Shares	Edward Yarrow Director British Columbia, Canada	329,900(5)	0.47%
Common Shares	Catherine Gignac Director Ontario, Canada	124,950(6)	0.18%
Common Shares	Lawrence W. Talbot Vice-President and General Counsel British Columbia, Canada	163,250(7)	0.23%

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	Peggy Wu, C.A. Chief Financial Officer British Columbia, Canada	336,400(8)	0.48%
Common Shares	Russell B. Myers President Colorado, USA	706,879(9)	1.00%
Common Shares	Carl Brechtel Chief Operating Officer Colorado, USA	649,700(10)	0.92%
Common Shares	Quentin Mai Vice-President, Business Development Vancouver, British Columbia	1,502,700(11)	2.12%
	All Officers and Directors as a Group	9,335,954(12)	12.72%
Common Shares	Tocqueville Asset Management, LP(13)	11,133,180	17.08%
Common Shares	AngloGold Ashanti (U.S.A.) Exploration Inc.(14)	8,698,876	13.34%
Notes:

(1)	Includes 432,954 incentive stock options exercisable within 60 days.
(2)	Includes 249,850 incentive stock options exercisable within 60 days.
(3)	Includes 249,850 incentive stock options exercisable within 60 days.
(4)	Includes 199,900 incentive stock options exercisable within 60 days.
(5)	Includes 199,900 incentive stock options exercisable within 60 days.
(6)	Includes 49,950 incentive stock options exercisable within 60 days.
(7)	Includes 83,250 incentive stock options exercisable within 60 days.
(8)	Includes 149,900 incentive stock options exercisable within 60 days.
(9)	Includes 366,300 incentive stock options exercisable within 60 days.
(10)	Includes 499,700 incentive stock options exercisable within 60 days.
(11)	Includes 499,700 incentive stock options exercisable within 60 days.
(12)	Includes 2,981,234 incentive stock options exercisable within 60 days.
(13)
Tocqueville Asset Management, L.P. (“TAM”) is the investment advisor of a number of investment funds and managed accounts of private clients and institutional groups (collectively, the “Accounts”). TAM does not itself own any securities of the Company, but has authority to exercise control or direction over certain securities of the Company as the investment advisor of the Accounts. John Hathaway, Senior Managing Director, is the portfolio manager with voting and dispositive power over the shares reported above. TAM’s address is 40 W. 57th Street, 19th Floor, New York, New York, USA 10019.

(14)
AngloGold Ashanti (U.S.A.) Exploration Inc. is an indirect wholly owned subsidiary of AngloGold Ashanti Limited, a South African public company whose securities are listed on the New York, Johannesburg, Ghanaian, London and Australian Stock Exchanges.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

DESCRIPTION OF SECURITIES

The authorized capital of Corvus consists of an unlimited number of Common Shares, of which 65,115,028 were issued as at May 31, 2013 and 70,415,028 were issued as at May 31, 2014.  The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  The holders of Common Shares are entitled to dividends if, as and when declared by the Board.  The Common Shares are entitled, upon liquidation, dissolution or winding up of Corvus, to receive the remaining assets of Corvus available for distribution to shareholders.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Computershare Investor Services Inc. in Canada in Vancouver and Toronto.  Transfers may be effected at, and registration facilities are maintained in British Columbia, Canada at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

Listing

Our Common Shares are currently quoted on the OTCQX, under the symbol “CORVF” and on the Toronto Stock Exchange under the symbol “KOR”.

DILUTION
If you invest in the Common Shares, your interest will be diluted to the extent of the difference between the assumed price of the Common Shares in this offering ($1.20) and the pro forma net tangible book value per Common Share immediately upon the completion of this offering.

The net tangible book value of the Common Shares as of March 31, 2014, was approximately $0.10.

The pro forma net tangible book value of the Common Shares as of the closing of this offering will be as provided in the following table for the indicated amounts raised in the offering at the offering price of $1.20.  There is no minimum offering amount.

Amount Raised	Common Shares Issued	Pro Forma Net Tangible Book Value
$1,000,000	833,333	$0.11
$3,000,000	2,500,000	$0.14
$5,000,000	4,166,667	$0.16
$6,180,000	5,150,000	$0.18

Pro forma net tangible book value per share has been determined by dividing net tangible book value (book value of total assets less intangible assets, less total liabilities) by the number of Common Shares expected to be outstanding at the closing of this offering, assuming that the indicated amounts of Common Shares are issued at the offering price of $1.20 and subtracting offering expenses of $200,000.

The Pro Forma net tangible book value per share will represent an immediate dilution to purchasers in this Offering from the $1.20 offering price, as illustrated in the following table:

Amount Raised	Pro Forma Net Tangible Book Value	Dilution ($)	Dilution as a Percentage of the Offering Price
$1,000,000	$0.11	$1.09	90.83%
$3,000,000	$0.14	$1.06	88.33%
$5,000,000	$0.16	$1.04	86.67%
$6,180,000	$0.18	$1.02	85.00%

PLAN OF DISTRIBUTION
We are offering for sale up to 5,150,000 Common Shares in a self-underwritten offering directly to the public at a price of $1.20 per Common Share.  There is no minimum amount of Common Shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised.  No arrangements have been made to place funds into escrow or any similar account.  Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations.  We are offering the Common Shares without any underwriting discounts or commissions.  The purchase price is $1.20 per Common Share.  If all 5,150,000 Common Shares are not sold within 45 days from the date hereof, (which may be extended an additional 60 days in our sole discretion), the offering for the balance of the Common Shares will terminate and no further Common Shares will be sold.

This prospectus is part of a registration statement that permits our officers and Directors to sell the Common Shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any Common Shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the Common Shares with a broker or dealer.  Certain of our officers and Directors will sell the Common Shares and intend to offer them to current securityholders of the Company that are accredited investors, to certain institutions and to executive officers and directors of the Company.  In offering the Common Shares on our behalf, our officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Act.  The officers and Directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Our officers and Directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation;

2.
Our officers and Directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	Our officers and Directors are not, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

4.
Our officers and Directors that will be engaged in this offer either will make offers solely pursuant to the conditions of paragraph (a)(4)(i) of Rule 3a4-1 of the Exchange Act or will meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended to primarily perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding twelve months, and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Determination of Offering Price
The price at which the Common Shares will be sold has been determined by the Company in its discretion and within the rules of the TSX applicable to private placements based on the 5 day VWAP of the Common Shares on the TSX as at June 25, 2014.  Subject to any change required pursuant to the rules of the TSX, the offering price will remain fixed for the duration of the offering

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Exchange Controls

Canada has no system of exchange controls.  There are no Canadian restrictions specifically targeted to restrict the repatriation of capital or earnings of a Canadian public company to non-resident investors, and there are no laws in Canada or exchange restrictions specifically targeted to restrict the remittance of dividends, interest, or other payments to holders of the securities of Corvus, other than Canadian withholding tax as described under “Certain Canadian Federal Income Tax Considerations for US Resident Holders” below.

Certain Canadian Federal Income Tax Considerations for US Resident Holders

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980), as amended (the “Convention”) generally applicable to a holder who acquires Common Shares pursuant to this offering as beneficial owner and who at all relevant times: (i) is a resident of the United States for purposes of the Convention and a “qualifying person” within the meaning of the Convention; (ii) is neither resident nor deemed to be resident in Canada for purposes of the Canadian Tax Act; (iii) does not use or hold, and will not be deemed to use or hold, Common Shares in a business carried on in Canada; (iv) for purposes of the Canadian Tax Act deals at arm’s length with Corvus and is not affiliated with Corvus; (v) will acquire and hold the Common Shares as capital property within the meaning of the Canadian Tax Act; and (vi) is not a “financial institution” for purposes of the mark-to-market property rules contained in the Canadian Tax Act or a “specified financial institution” as defined in the Canadian Tax Act (each such holder, a “US Resident Holder”).  Generally, the Common Shares will be considered to be capital property to a US Resident Holder unless the US Resident Holder holds or uses such shares or is deemed to hold or use such shares in the course of carrying on a business of trading or dealing in securities or has acquired them or been deemed to have acquired them in one or more transactions considered to be an adventure in the nature of trade.

In some circumstances, persons deriving amounts from the Common Shares through entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may be entitled to benefits under the Convention.  US Resident Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary does not apply to: (i) a US Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere; or (ii) a US Resident Holder that is subject to the proposed “treaty shopping” rule proposed in the 2014 Canadian federal budget released on February 11, 2014.  Such US Resident Holders should consult their own advisers.

This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof, the current provisions of the Convention, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). This summary does not anticipate or take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, except only the specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed. This summary does not take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares. The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular US Resident Holder. US Resident Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances. This summary is qualified accordingly.

Taxation of Dividends

Under the Canadian Tax Act, dividends paid or credited, or deemed to be paid or credited, to a US Resident Holder on the Common Shares will be subject to Canadian withholding tax.  Under the Convention, a US Resident Holder will generally be subject to Canadian withholding tax at a rate of 15% of the gross amount of such dividends.  This rate is reduced to 5% in the case of a US Resident Holder that is the beneficial owner of the dividends and that is a company that owns beneficially at least 10% of the voting stock of Corvus.  Under the Convention, dividends may be exempt from such Canadian withholding tax if paid to certain US Resident Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self-employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

Disposition of Common Shares

Generally, a US Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such US Resident Holder on a disposition of Common Shares unless the Common Shares constitute “taxable Canadian property” (as defined in the Canadian Tax Act) of the US Resident Holder at the time of the disposition and the Common Shares do not constitute “treaty-protected property” to the US Resident Holder pursuant to the Convention.

Generally, as long as the Common Shares are then listed on a “designated stock exchange” as defined in the Canadian Tax Act (which currently includes the TSX), the Common Shares will not constitute taxable Canadian property to a US Resident Holder, unless at any time during the 60-month period immediately preceding the disposition of the Common Shares the following two conditions are met concurrently: (a) the US Resident Holder, persons with whom the US Resident Holder did not deal at arm’s length, or the US Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of Corvus, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Canadian Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists).  Pursuant to Tax Proposals released on July 12, 2013, the ownership test will include shares held by a partnership in which the US Resident Holder or any non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships).

Even if the Common Shares are taxable Canadian property to a US Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares will not be subject to tax under the Canadian Tax Act if the Common Shares are “treaty-protected property”.  Under the Convention, the Common Shares of a US Resident Holder will generally constitute “treaty-protected property” for purposes of the Canadian Tax Act unless the value of the Common Shares is derived principally from real property situated in Canada. For this purpose “real property” has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

US Resident Holders whose Common Shares may be taxable Canadian property should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to this offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.  In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.  Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Common Shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following U.S. Holders that:  (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of Corvus.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners).  This summary does not address the tax consequences to any such entity or owner.  Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

Passive Foreign Investment Company Rules

PFIC Status of Corvus

If Corvus were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Shares.  Corvus believes that it was classified as a PFIC during the tax year ended May 31, 2013, and based on current business plans and financial expectations, believes that it may be a PFIC for the current and future tax years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by Corvus (or any subsidiary of Corvus) concerning its PFIC status.  Each U.S. Holder should consult its own tax advisors regarding the PFIC status of Corvus and any subsidiary of Corvus.

In any year in which Corvus is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require.  In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax.  U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

Corvus generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of Corvus is passive income (the “income test”) or (b) 50% or more of the value of Corvus’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and asset test described above, if Corvus owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Corvus will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by Corvus from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if Corvus is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of Corvus’s direct or indirect equity interest in any company that is also a PFIC (a ‘‘Subsidiary PFIC’’), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by Corvus or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.  In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares.  Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules Under Section 1291 of the Code

If Corvus is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat Corvus and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If Corvus is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Corvus will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether Corvus ceases to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which Corvus was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of Corvus, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of Corvus, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which Corvus is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by Corvus.  However, for any tax year in which Corvus is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to Corvus generally (a) may receive a tax-free distribution from Corvus to the extent that such distribution represents “earnings and profits” of Corvus that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which Corvus was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.  If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the Common Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective.  If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, Corvus ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which Corvus is not a PFIC.  Accordingly, if Corvus becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which Corvus qualifies as a PFIC.

Corvus will use commercially reasonable efforts to make available to U.S. Holders, upon their written request: (a) information as to its status as a PFIC and the PFIC status of any subsidiary in which Corvus owns more than 50% of such subsidiary’s total aggregate voting power, and (b) for each year in which Corvus is a PFIC, such information and documentation that a U.S. Holder making a QEF Election with respect to Corvus and any such more than 50% owned subsidiary which constitutes a PFIC is reasonably required to obtain for U.S. federal income tax purposes.  Corvus may elect to provide such information on its website.  Because Corvus may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. Holders should be aware that there can be no assurance that Corvus will satisfy record keeping requirements that apply to a QEF, or that Corvus will supply U.S. Holders with information that such U.S. Holders  are required to report under the QEF rules, in the event that a subsidiary of Corvus is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such Subsidiary PFIC.  With respect to Subsidiary PFICs for which Corvus does not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to Corvus and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return.  However, if Corvus does not provide the required information with regard to Corvus or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock.  The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which Corvus is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).  Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if Corvus is a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Corvus, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if Corvus is a PFIC.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Corvus, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares.  (See “Sale or Other Taxable Disposition of Common Shares” below).  However, Corvus may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by Corvus with respect to the Common Shares will constitute ordinary dividend income.  Dividends received on Common Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction.”  Subject to applicable limitations and provided Corvus is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by Corvus to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Corvus not be classified as a PFIC in the tax year of distribution or in the preceding tax year.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Common Shares sold or otherwise disposed of.  A U.S. Holder’s tax basis in Common Shares generally will be such holder’s U.S. dollar cost for such Common Shares.  Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Common Shares, and net gains from the disposition of the Common Shares.  Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax.  Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Common Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Common Shares excluding QEF basis adjustments.

Alternatively, a U.S. Holder may make an election for its first taxable year beginning after December 31, 2013, which will be effective with respect to all interests in controlled foreign corporations and QEFs held in that year or acquired in future years.  Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions, and on gains calculated after giving effect to related tax basis adjustments.  U.S. Holders that are individuals, estates or such trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Common Shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at certain financial institutions.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Backup withholding is not an additional tax.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder.  A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement.  Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Gowling Lafleur Henderson LLP.

Gowling Lafleur Henderson LLP does not have and is not to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

INTERESTS OF EXPERTS

The consolidated financial statements for the years ended May 31, 2014 and 2013, consisting of our consolidated balance sheets as of May 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years then ended, included in this prospectus have been audited by Crowe MacKay LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Certain portions of the description of the NBP were summarized or extracted from a technical report prepared in accordance with NI 43-101 dated April 1, 2014 and entitled “Technical Report – The North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” prepared for us by Scott E. Wilson, SME, of Metal Mining Consultants, Inc., Gary Giroux, M.A. Sc., P. Eng., of Giroux Consultants Ltd., and Herbert C. Osborne, Metallurgical Eng., SME, of H.C. Osborne and Associates.

None of the above experts has or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was it connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549).  You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.  Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

The following audited consolidated financial statements of the Company as at and for the years ended May 31, 2014 and 2013  are attached as pages F-1 through F-30 and are incorporated herein by reference:

Supplementary Data

As a smaller reporting company, we are not required to provide any supplementary data.

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Corvus Gold Inc.

We have audited the accompanying consolidated balance sheets of Corvus Gold Inc. (the “Company”) as of May 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corvus Gold Inc. as at May 31, 2014 and 2013 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated ﬁnancial statements, the Company adopted ASU 2014-10 effective June 1, 2012. As a result, the inception-to-date information in the consolidated financial statements are eliminated.

/s/ Crowe MacKay LLP
Chartered Accountants
Vancouver, Canada
August 7, 2014

CORVUS GOLD INC.
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian dollars)

	May 31, 2014	May 31, 2013

ASSETS
Current assets
Cash and cash equivalents	$3,227,970	$7,867,270
Marketable securities (note 5)	147,451	-
Accounts receivable	16,787	64,412
Prepaid expenses	217,316	580,320
Total current assets	3,609,524	8,512,002

Property and equipment (note 6)	97,447	64,642
Reclamation bonds (note 7)	522,332	496,378
Capitalized acquisition costs (note 8)	4,045,115	3,443,964
Total assets	$8,274,418	$12,516,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities (note 11)	$622,950	$520,450
Promissory note payable (note 9)	260,208	248,832
Total liabilities	883,158	769,282

Shareholders’ equity
Share capital (note 10)	53,703,440	48,442,086
Contributed surplus	9,768,967	7,946,064
Accumulated other comprehensive gain (loss) - cumulative translation differences	151,192	(73,081)
Deficit accumulated during the exploration stage	(56,232,339)	(44,567,365)
Total shareholders’ equity	7,391,260	11,747,704
Total liabilities and shareholders’ equity	$8,274,418	$12,516,986

Nature and continuance of operations (note 2)
Subsequent events (note 16)

Approved on behalf of the Directors:

“Jeffrey Pontius” Director

“Anton Drescher” Director

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years Ended May 31, 2014 and 2013
(Expressed in Canadian dollars)

	May 31, 2014	May 31, 2013
Operating expenses
Administration	$11,133	$3,187
Bad debts	22,118	-
Charitable donations	1,172	8,595
Consulting fees (notes 10 and 11)	686,662	480,415
Depreciation	25,657	17,757
Exploration expenditures (notes 8 and 10)	8,151,179	8,390,656
Insurance	52,914	50,019
Investor relations (notes 10 and 11)	1,224,378	922,188
Office and miscellaneous	145,625	169,194
Professional fees (notes 10 and 11)	486,774	447,733
Property investigation (recovery)	-	(111)
Regulatory	118,637	62,368
Rent	95,175	72,815
Travel	138,153	231,472
Wages and benefits (notes 10 and 11)	1,957,900	1,649,711
Total operating expenses	(13,117,477)	(12,505,999)

Other income (expense)
Interest income	41,912	53,921
Gain on sale of capitalized acquisition costs (note 8(d))	1,840,480	-
Write-off of capitalized acquisition costs (note 8)	(395,485)	(10,000)
Unrealized loss on marketable securities	(26,388)	-
Foreign exchange loss	(8,016)	(802)
Total other income (expense)	1,452,503	43,119
Net loss for the year	(11,664,974)	(12,462,880)

Other comprehensive income
Exchange difference on translating foreign operations	224,273	75,185
Comprehensive loss for the year	$(11,440,701)	$(12,387,695)
Basic and diluted net loss per share	$(0.17)	$(0.22)
Weighted average number of shares outstanding	67,865,028	55,806,792

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended May 31, 2014 and 2013
(Expressed in Canadian dollars)

	May 31, 2014	May 31, 2013
Operating activities
Net loss for the year	$(11,664,974)	$(12,462,880)
Add items not affecting cash:
Write-off of capitalized acquisition costs	395,485	10,000
Bad debts	22,118	-
Depreciation	25,657	17,757
Gain on sale of capitalized acquisition costs (note 8(d))	(1,840,480)	-
Stock-based compensation (note 10)	1,846,269	1,168,783
Unrealized loss on marketable securities	26,388	-
Loss on foreign exchange	8,016	802
Changes in non-cash items:
Accounts receivable	25,507	(31,831)
Prepaid expenses	363,004	(405,579)
Accounts payable and accrued liabilities	102,500	3,633
Cash used in operating activities	(10,690,510)	(11,699,315)

Financing activities
Cash received from issuance of shares	5,278,300	13,606,210
Share issuance costs	(40,312)	(62,875)
Cash provided by financing activities	5,237,988	13,543,335

Investing activities
Expenditures on property and equipment	(56,404)	(43,655)
Increase in reclamation deposit	(3,203)	(496,378)
Cash received from sale of capitalized acquisition costs	1,976,580	-
Capitalized acquisition costs	(1,135,989)	(284,332)
Cash provided by (used) in investing activities	780,984	(824,365)

Effect of foreign exchange on cash	32,238	47,238
Increase (decrease) in cash and cash equivalents	(4,639,300)	1,066,893
Cash and cash equivalents, beginning of the year	7,867,270	6,800,377
Cash and cash equivalents, end of the year	$3,227,970	$7,867,270

Supplemental cash flow information (note 13)

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Expressed in Canadian dollars)

	Number of shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income(Loss) – Cumulative Translation Differences	Deficit	Total

Balance, May 31, 2012	49,910,261	$33,278,504	$8,397,528	$(148,266)	$(32,104,485)	$9,423,281

Net loss for the year	-	-	-	-	(12,462,880)	(12,462,880)
Other comprehensive income
Exchange difference on translating foreign operations	-	-	-	75,185	-	75,185
Shares issued for cash
Private placement	11,550,001	10,698,501	-	-	-	10,698,501
Exercise of stock options	3,329,766	2,550,209	-	-	-	2,550,209
Exercise of warrants	325,000	357,500	-	-	-	357,500
Reclassification of contributed surplus on exercise of stock options and warrants	-	1,620,247	(1,620,247)	-	-	-
Share issuance costs	-	(62,875)	-	-	-	(62,875)
Stock-based compensation	-	-	1,168,783	-	-	1,168,783

Balance, May 31, 2013	65,115,028	48,442,086	7,946,064	(73,081)	(44,567,365)	11,747,704

Net loss for the year	-	-	-	-	(11,664,974)	(11,664,974)
Other comprehensive income
Exchange difference on translating foreign operations	-	-	-	224,273	-	224,273
Shares issued for cash
Private placement	5,230,000	5,230,000	-	-	-	5,230,000
Exercise of stock options	70,000	48,300	-	-	-	48,300
Reclassification of contributed surplus on exercise of stock options and warrants	-	23,366	(23,366)	-	-	-
Share issuance costs	-	(40,312)	-	-	-	(40,312)
Stock-based compensation	-	-	1,846,269	-	-	1,846,269

Balance, May 31, 2014	70,415,028	$53,703,440	$9,768,967	$151,192	$(56,232,339)	$7,391,260

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

1.	PLAN OF ARRANGEMENT AND TRANSFER OF ASSETS

On August 25, 2010, International Tower Hill Mines Ltd. (“ITH”) completed a Plan of Arrangement (the “Arrangement”) under the British Columbia Business Corporations Act (“BCBCA”) whereby its existing Alaska mineral properties (other than the Livengood project) and related assets and the North Bullfrog mineral property and related assets in Nevada (collectively, the “Nevada and Other Alaska Business”) were indirectly spun out into a new public company, being Corvus Gold Inc. (“Corvus” or the “Company”).

The Arrangement was approved by the board of directors of each of ITH and Corvus and by the shareholders of ITH and was accepted for filing by the Toronto Stock Exchange (“TSX”) on behalf of both ITH and Corvus. In connection with the completion of the Arrangement, the common shares of Corvus were listed on the TSX.

Under the Arrangement, each shareholder of ITH received (as a return of capital) one Corvus common share for every two ITH common shares held as at the effective date of the Arrangement and exchanged each old common share of ITH for a new common share of ITH. As part of the Arrangement, ITH transferred its wholly-owned subsidiary Corvus Gold Nevada Inc. (formerly Talon Gold Nevada Inc.) (“Corvus Nevada”), incorporated in Nevada, United States (which held the North Bullfrog property), to Corvus and a wholly-owned Alaskan subsidiary of ITH sold to Raven Gold Alaska Inc. (“Raven Gold”), incorporated in Alaska, United States, a wholly owned subsidiary of Corvus, the Terra, Chisna, LMS and West Pogo properties. As a consequence of the completion of the Arrangement, Corvus now holds the Terra, Chisna, LMS, West Pogo and North Bullfrog properties (the “Spin-out Properties”).

The Company’s consolidated financial statements reflect the Balance Sheets and Statement of Changes in Equity of the Nevada and Other Alaska Business as if Corvus existed in its present form since the inception of the business on June 1, 2006. The financial statements have been presented under the predecessor basis of accounting with Balance Sheet amounts based on the amounts recorded by ITH. Management cautions readers of these financial statements that the allocation of expenses does not necessarily reflect future general and administrative expenses.

The deficit of the Company at August 25, 2010 was calculated on the basis of the ratio of costs incurred on the Spin-out Properties in each period as compared to the costs incurred on all mineral properties of ITH in each of these periods to the cumulative transactions relating to the Spin-out Properties from the date of acquisition of those mineral properties to August 25, 2010 and includes an allocation of ITH’s general and administrative expenses from the date of acquisition of those mineral properties to August 25, 2010. The allocation of general and administrative expense was calculated on the basis of the ratio of costs incurred on the Spin-out Properties in each prior year as compared to the costs incurred on all mineral properties and exploration costs of ITH in each of those prior years. Subsequent to August 25, 2010, ITH has not incurred any expenses on behalf of Corvus and therefore, no allocation of ITH expenses subsequent to that date has occurred.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

2.	NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on April 13, 2010 under the British Columbia Business Corporations Act. These consolidated financial statements reflect the cumulative operating results of the predecessor, as related to the mineral properties that were transferred to the Company from June 1, 2006.

The Company is engaged in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed. At May 31, 2014, the Company had interests in properties in Alaska and Nevada, U.S.A.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests. The recoverability of amounts shown for mineral properties is dependent on several factors. These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties. The carrying value of the Company’s mineral properties does not reflect current or future values.

These consolidated financial statements have been prepared on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or obtaining additional financing.

In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future which is at least, but not limited to 12 months from May 31, 2014. Management is aware in making its assessment, of material uncertainties relating to events or conditions that raise substantial doubt upon the Company’s ability to continue as a going concern, as explained in the following paragraph.

The Company has sustained losses from operations, and has an ongoing requirement for capital investment to explore its mineral properties. Based on its current plans, budgeted expenditures, and cash requirements, the Company does not have sufficient cash to finance its current plans for at least 12 months from May 31, 2014. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek additional financing through equity financing. There can be no assurance as to the availability or terms upon which such financing might be available.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements are presented in Canadian dollars and have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). In prior years, the Company had prepared its financial statements under International Financial Reporting Standards (“IFRS”) for reporting as permitted by security regulators in Canada. The transition to US GAAP was made retrospectively for all periods from the Company’s inception.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the “Group”), Corvus Gold (USA) Inc. (“Corvus USA”) (a Nevada corporation), Corvus Gold Nevada Inc. (“Corvus Nevada”) (a Nevada corporation), Raven Gold Alaska Inc. (“Raven Gold”) (an Alaska corporation) and SoN Land and Water LLC (“SoN”) (a Nevada limited liability company). All intercompany transactions and balances were eliminated upon consolidation.

Significant judgments, estimates and assumptions

The preparation of these financial statements in accordance with US GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year. Actual outcomes could differ from these estimates. These financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the year in which the estimate is revised and future periods if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting year, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the carrying value and the recoverability of the capitalized acquisition costs included in the Balance Sheet, the assumptions used to determine the fair value of Stock-based compensation in the Statement of Operations and Comprehensive Loss, and the estimated amounts of reclamation and environmental obligations.

Significant judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments. The Company made the following critical accounting judgments:

•	The determination of deferred tax assets and liabilities recorded in the Balance Sheet.
•
The analysis of resource calculations, drill results, laboratory work, etc., which can impact the Company’s assessment of impairments, and provisions, if any, for environmental rehabilitation and restorations.

•
The determination of functional currency. In accordance with FAS 52 “Foreign Currency Translation”, management determined that the functional currency of Corvus USA, Corvus Nevada, Raven Gold and SoN is US dollars and for all other entities within the Group, the functional currency is Canadian dollars, as these are the currencies of the primary economic environment in which the companies operate.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Cash and cash equivalents

Cash equivalents include highly liquid investments in term deposits that are readily convertible to known amounts of cash with original maturities of three months or less, and term deposits with original term of maturities greater than three months but are cashable after 30 days with no penalties, and are subject to an insignificant risk of change in value.

Marketable securities

Marketable securities held in companies with an active market are classified as held-for-trading securities. Held-for-trading securities are recorded at fair value in the financial statements with unrealized gains and losses recorded in the Statement of Operations and Comprehensive Income (Loss).

Foreign currency translation

The presentation currency of the Company is the Canadian dollar.

The functional currency of each of the parent company and its subsidiaries is measured using the currency of the primary economic environment in which that entity operates. The functional currency of Corvus USA, Corvus Nevada, Raven Gold and SoN is US dollars, and for the Company the functional currency is Canadian dollars.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the Statement of Operations and Comprehensive Income (Loss) in the year in which they arise.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income (loss) in the Statement of Operations and Comprehensive Income (Loss) to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income (loss). Where the nonmonetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Parent and Subsidiary Companies

The financial results and position of foreign operations whose functional currency is different from the presentation currency are translated as follows:

•	Assets and liabilities are translated at year-end exchange rates prevailing at that reporting date; and
•	Income and expenses are translated at monthly average exchange rates during the year.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s exchange difference on translating foreign operations on the Statement of Operations and Comprehensive Income (Loss) and are reported as a separate component of shareholders’ equity titled “Cumulative Translation Differences”. These differences are recognized in the profit or loss in the year in which the operation is disposed of.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Property and equipment

a)	Recognition and measurement

On initial recognition, property and equipment are valued at cost, being the purchase price and directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items.

Property and equipment is subsequently measured at cost less accumulated depreciation, less any accumulated impairment losses, with the exception of land which is not depreciated.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

b)	Subsequent costs

The cost of replacing part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefit embodied within the part will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property and equipment are recognized in profit or loss as incurred.

c)	Major maintenance and repairs

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the profit or loss during the financial year in which they are incurred.

d)	Gains and losses

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount, and are recognized net within other items in profit or loss.

e)	Depreciation

Depreciation is recognized in profit or loss on a declining-balance basis at the following annual rates:

Computer equipment	–	30% declining balance
Vehicles	–	30% declining balance
Tent	–	20% declining balance

Additions during the year are depreciated at one-half the annual rates.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Mineral properties and exploration and evaluation expenditures

The Company’s mineral projects are currently in the exploration and evaluation phase. All direct costs related to the acquisition of mineral property interests are capitalized. Mineral property exploration costs are expensed as incurred. At such time that the Company determines that a mineral property can be economically developed, subsequent mineral property expenses will be capitalized during the development of such property.

The Company assesses interests in exploration properties for impairment or when facts and circumstances suggest that the carrying amount of an asset may exceed its recoverable amount. Impairment analysis includes assessment of the following circumstances: a significant decrease in the market price of a long-lived asset or asset group; a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50%.

Asset retirement obligations

The Company records a liability based on the best estimate of costs for site closure and reclamation activities that the Company is legally or contractually required to remediate and recorded at the time environmental disturbance occurs. The provision for closure and reclamation liabilities is estimated using expected cash flows based on engineering and environmental reports and accreted to full value over time through periodic charges to income. The Company does not have any material provisions for environmental rehabilitation as of May 31, 2014.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Share capital

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

Commissions paid to agents, and other related share issuance costs, such as legal, auditing, and printing, on the issue of the Company’s shares are charged directly to share capital.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, is allocated to the attached warrants. Any fair value attributed to the warrants is recorded as warrants.

Earnings (loss) per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the year. The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on earnings (loss) per share is calculated presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the year. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive. For the year ended May 31, 2014, 6,175,234 outstanding stock options (2013 - 4,075,234) were not included in the calculation of diluted earnings (loss) per share as their inclusion was anti-dilutive.

Stock-based compensation

The Company follows the provisions of Financial Accounting Standards Board Accounting Standards Codification Section 718 “Compensation - Stock Compensation”, which establishes accounting for equity based compensation awards to be accounted for using the fair value method. The Company uses the Black-Scholes option pricing model to determine the grant date fair value of the awards. Compensation expense is measured at the grant date and recognized over the requisite service period, which is generally the vesting period.

Non-monetary transactions

All non-monetary transactions are measured at the fair value of the asset surrendered or the asset received, whichever is more reliable, unless the transaction lacks commercial substance or the fair value cannot be reliably established. The commercial substance requirement is met when the future cash flows are expected to change significantly as a result of the transaction. When the fair value of a non-monetary transaction cannot be reliably measured, it is recorded at the carrying amount (after reduction, when appropriate, for impairment) of the asset given up adjusted by the fair value of any monetary consideration received or given. When the asset received or the consideration given up is shares in an actively traded market, the value of those shares will be considered fair value. The Company did not have any non-monetary transactions during the years ended May 31, 2014 and 2013.

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities. The Company currently does not have any joint venture accounting.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Adoption of US GAAP

During 2013 the Company transitioned its accounting from IFRS to US GAAP. The transition was made retrospectively for all periods from the Company’s inception on June 1, 2006. The transition to US GAAP included adoption of any relevant accounting pronouncements effective for fiscal years ended prior to May 31, 2013.

Recent accounting pronouncements

Development Stage Entities (Topic 915)

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915) which provides guidance for improving financial reporting and consolidation. This ASU affects any entity that is development stage entity under U.S. GAAP and any entity that has an interest in an entity that is a development stage entity. This ASU will supersede Master Glossary term Development Stage Entity. This ASU also supersedes Topic 915, Development Stage Entities. The Company has early adopted this standard, effective June 1, 2012. The adoption of this accounting standard update eliminated the inception-to-date information in the consolidated financial statements.

The Company has evaluated all other recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company’s financial statements.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments recorded at fair value on the Consolidated Balance Sheet are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1	–	valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	–
valuation techniques based on inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3	–	valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value. The following table presents the financial instruments recorded at fair value, classified using the fair value hierarchy described above:

May 31, 2014	Level 1	Level 2	Level 3

Cash and cash equivalents	$3,227,970	$-	$-
Marketable securities	$147,451	$-	$-

May 31, 2013	Level 1	Level 2	Level 3

Cash and cash equivalents	$7,867,270	$-	$-

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

5.	MARKETABLE SECURITIES

As at May 31, 2014, the Company held 200,000 (May 31, 2013 – nil) common shares of WestMountain Gold with a fair value of $147,451 (May 31, 2013 - $nil). The company classified these shares as held-for-trading.

6.	PROPERTY AND EQUIPMENT

	Computer Equipment	Vehicles	Tent	Total
Cost
Balance, May 31, 2012	$23,820	$38,001	$-	$61,821
Additions	11,464	32,191	-	43,655
Currency translation adjustments	368	536	-	904

Balance, May 31, 2013	35,652	70,728	-	106,380
Additions	1,706	-	54,698	56,404
Currency translation adjustments	1,375	3,234	(488)	4,121

Balance, May 31, 2014	$38,733	$73,962	$54,210	$166,905
Depreciation
Balance, May 31, 2012	$8,056	$15,390	$-	$23,446
Depreciation for the year	6,350	11,407	-	17,757
Currency translation adjustments	187	348	-	535

Balance, May 31, 2013	14,593	27,145	-	41,738
Depreciation of the year	6,713	13,446	5,498	25,657
Currency translation adjustments	672	1,467	(76)	2,063

Balance at May 31, 2014	$21,978	$42,058	$5,422	$69,458
Carrying amounts
Balance at May 31, 2013	$21,059	$43,583	$-	$64,642
Balance at May 31, 2014	$16,755	$31,904	$48,788	$97,447

7.	RECLAMATION BONDS

As at May 31, 2014 the Company has not commenced development of any mineral properties and accordingly a reasonable estimate of the timing of the cash flows cannot be made. The Company has posted non-interest bearing bonds totalling $522,332 (USD 481,767) (2013 - $496,378 (USD 478,760)) with the Nevada Division of Minerals in the State of Nevada as security for these obligations. Fair value cannot be reasonably determined and accordingly the bonds have been recorded at historical cost, adjusted for current exchange rates.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS

The Company had the following activity related to capitalized acquisition costs:

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 8(b))	(note 8(a))	(notes 8(e))	(note 8(c))	(note 8(d))	(note 8(f))

Balance, May 31, 2012	$368,879	$524,219	$1,369,680	$310,623	$310,623	$10,000	$2,894,024

Acquisition costs
Cash payments (notes 8e)(ii)(1) and 8e)(ii)(3))	-	-	533,164	-	-	-	533,164
Write-off of capitalized acquisition costs	-	-	-	-	-	(10,000)	(10,000)
Currency translation adjustments	1,392	1,980	21,058	1,173	1,173	-	26,776

Balance, May 31, 2013	370,271	526,199	1,923,902	311,796	311,796	-	3,443,964

Acquisition costs
Cash payments (notes 8e)(ii)(1) and 8e)(ii)(4))	-	-	1,135,989	-	-	-	1,135,989
Gain from disposition	-	-	-	-	1,840,480	-	1,840,480
Proceeds on sale of capitalized acquisition costs	-	-	-	-	(2,152,276)	-	(2,152,276)
Write-off of capitalized acquisition costs	(395,485)	-	-	-	-	-	(395,485)
Currency translation adjustments	25,214	24,056	108,919	14,254	-	-	172,443

Balance, May 31, 2014	$-	$550,255	$3,168,810	$326,050	$-	$-	$4,045,115

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

The following table presents costs incurred for exploration and evaluation activities for the year ended May 31, 2014:

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 8(b))	(note 8(a))	(notes 8(e))	(note 8(c))	(note 8(d))	(note 8(f))	2014

Exploration costs:
Aircraft services	$-	$-	$-	$-	$1,778	$-	$1,778
Assay	-	-	1,774,143	440	-	-	1,774,583
Drilling	-	-	2,719,667	-	-	-	2,719,667
Equipment rental	-	-	254,094	-	840	-	254,934
Field costs	-	13,572	333,334	561	8	2,817	350,292
Geological/Geophysical	-	12,287	1,097,613	12,647	32,073	31	1,154,651
Land maintenance & tenure	3,371	242,543	301,320	20,701	95,735	-	663,670
Permits	-	-	7,256	-	-	-	7,256
Professional fees	-	-	-	-	7,341	-	7,341
Studies	-	-	1,066,969	-	-	-	1,066,969
Transportation	-	1,526	-	1,755	-	-	3,281
Travel	-	8,601	229,671	-	4,442	-	242,714

	3,371	278,529	7,784,067	36,104	142,217	2,848	8,247,136
Cost Recovery	-	-	-	-	(95,957)	-	(95,957)

Total expenditures for the year	$3,371	$278,529	$7,784,067	$36,104	$46,260	$2,848	$8,151,179

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

The following table presents costs incurred for exploration and evaluation activities for the year ended May 31, 2013:

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 8(b))	(note 8(a))	(notes 8(e))	(note 8(c))	(note 8(d))	(note 8(f))	2013

Exploration costs:
Aircraft services	$1,863	$7,573	$-	$-	$9,801	$74,193	$93,430
Assay	-	3,864	968,061	-	591	100,808	1,073,324
Drilling	-	-	1,597,604	10,201	-	-	1,607,805
Equipment rental	-	578	132,780	-	-	-	133,358
Field costs	414	12,820	302,210	303	1,302	20,414	337,463
Geological/Geophysical	953	26,654	713,785	1,246	18,436	53,898	814,972
Land maintenance & tenure	6,117	302,609	464,597	34,034	121	14,923	822,401
Permits	-	-	281,424	-	-	-	281,424
Professional fees	-	10,438	-	-	39,285	-	49,723
Studies	-	-	2,984,170	-	-	-	2,984,170
Transportation	-	-	-	1,829	-	3,000	4,829
Travel	1,182	6,741	280,375	1,539	4,273	44,052	338,162

	10,529	371,277	7,725,006	49,152	73,809	311,288	8,541,061
Cost Recovery	-	-	-	-	(150,405)	-	(150,405)

Total expenditures for the year	$10,529	$371,277	$7,725,006	$49,152	$(76,596)	$311,288	$8,390,656

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

a)	Chisna Property, Alaska

The Chisna property is located in the eastern Alaska Range, Alaska, and is comprised of unpatented mineral claims owned 100% by the Company and fee simple lands leased from Ahtna Incorporated.

On November 2, 2009, ITH and Talon Gold Alaska, Inc. (ITH’s wholly-owned Alaskan subsidiary) (“Talon Gold”) entered into an agreement (as amended) with Ocean Park Ventures Corp. (“OPV”). Pursuant to the agreement, an Alaskan subsidiary of OPV (“Subco”) and Raven Gold formed a joint venture (the “OPV/Raven JV”) for the purpose of exploring and developing the Chisna property.

On November 7, 2012, OPV withdrew from the joint venture and thereby returned 100% of the Chisna Project to the Company.

On March 24, 2010, Raven Gold entered into a Mineral Exploration Agreement with Option to Lease with Ahtna Incorporated (“Ahtna”), an Alaska Native Regional Corporation, concerning approximately 26,516 hectares of fee simple lands in the Athell Area of Alaska surrounding or adjacent to some of the blocks of mineral claims owned by Raven Gold (the “Ahtna Agreement”).

The key terms of the Ahtna Agreement include the following:

•	exclusive right to explore, and the option to enter into a mining lease to develop and mine, the subject lands for a six-year period
•	annual option payments of USD 1.00 – USD 1.25 per acre
•
minimum exploration expenditures of USD 4.00 – USD 8.00 per acre, provided that if the agreement is not terminated at the end of any option year, the exploration expenditures for the next year become a firm commitment

•	at the end of the third year, Raven Gold will release at least 50% of the original lands subject to the agreement
•	preferential contracting, hiring and training practice for Ahtna shareholders or designees
•	scholarship contributions to the Ahtna Heritage Foundation (USD 10,000/year, subject to increase for inflation)
•	all surface work subject to Ahtna archaeological and cultural clearance

Upon Raven Gold having expended an aggregate of USD 1,000,000 (including 2,500 feet of core drilling) and having completed a feasibility study over some or all of the land subject to the exploration agreement within the six year term of the Ahtna Agreement, Raven Gold has the option to enter into a mining lease. The key terms of the mining lease include:

•	exclusive mining rights for an initial term of ten years and so long thereafter as commercial production continues
•	minimum exploration expenditures of USD 4.00 – USD 9.00 per acre subject to the lease until commercial production is achieved, escalating over time
•	advance minimum royalty payments of USD 6.00 – USD 12.00 per acre escalating over time (50% deductible from production royalties)
•
NSR production royalties for gold and silver scaled from 2.5% (gold price USD 550 per ounce or less) to 14% (gold price USD 1,900 per ounce or higher). 2.5% on base metals and 3% on all minerals other than gold, silver or base metals

•
in the event Raven Gold acquires rights to minerals within the area subject to the lease, the acquired minerals lands are subject to a production royalty in favour of Ahtna of 2% of the gross value of any gold and silver and a NSR of 1% on base metals

•
Ahtna is also entitled to receive an amount by which 20% of the net profits realized by Raven Gold from its mining operations on Ahtna minerals (10% in the case of non-Ahtna minerals) in any year exceed the aggregate royalties paid by Raven Gold to Ahtna in that year

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

a)	Chisna Property, Alaska (cont’d)

•
Ahtna has the right to acquire a working interest in the lands subject to the lease, which is to be greater than or equal to 10% but not more than 15%, upon Raven Gold having made a production decision, and in consideration, Ahtna will be required to fund ongoing operations after such exercise in an amount equal to 200% of Ahtna’s percentage share of the pre-production expenditures incurred by Raven Gold (not including advance minimum royalty payments to Ahtna).

As at May 31, 2014, the Ahtna Agreement is in good standing and the Company has made the required option payments, and completed the minimum exploration expenditures and contributions.

b)	West Pogo Property, Alaska

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of unpatented mineral claims owned 100% by the Company.

On March 5, 2012, Raven Gold granted to Alix Resources Corp. (“Alix”) the right to earn an interest in the West Pogo Property. In order to earn a 60% interest in the project, Alix is required to incur USD 5,000,000 in work expenditures on the project (with year one being USD 250,000) and pay annual payments of USD 25,000 (paid USD 25,000 on March 19, 2012) to Raven Gold, all over 5 years. Raven Gold will retain a 2 – 3% NSR royalty on the project, with Alix having the right to purchase 1% of the royalty for USD 1,000,000. Alix has the right to purchase Raven Gold’s interest in the project by converting each 10% of interest into an additional 1% NSR. Alix did not make the required 2013 option payment and the joint venture has been terminated and the project returned 100% to Raven Gold.

During the year ended May 31, 2014, the Company wrote off the West Pogo property, as there has been a delay in exploration work on the property for an extended period of time.

c)	LMS Property, Alaska

The LMS property consists of unpatented mineral claims owned 100% by the Company.

d)	Terra Property, Alaska

The Terra Property consists of State of Alaska unpatented lode mining claims held by the Company and State of Alaska unpatented lode mining claims leased from an individual. The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008 (paid), USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015 (paid USD 100,000 on each of February 2, 2010, March 21, 2011, March 22, 2012, and March 21, 2013), and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties). The lessor is entitled to receive a NSR production royalty on gold equal to 3.0% if the gold price is USD 450 per ounce or lower and 4% if the gold price is USD 450 per ounce or higher, plus a NSR royalty of 4% on all other mineral products other than gold. 1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

d)	Terra Property, Alaska (cont’d)

On February 26, 2010, ITH signed a letter of intent (“LOI”) to enter into a joint venture with American Mining Corporation (“AMC”), a private Nevada corporation, on the Terra Property. Pursuant to the LOI, an Alaskan subsidiary of AMC and Raven Gold were to form a joint venture with the aim of developing the Terra Property to production. On May 17, 2010, AMC assigned the Terra Project LOI to Terra Mining Corporation (“TMC”), a company incorporated under the laws of British Columbia. On September 15, 2010, Raven Gold and Terra Gold Corporation (a US subsidiary of TMC) (“TGC”) entered into the formal joint venture agreement (as amended) to give effect to the joint venture (“Terra JV”). On March 1, 2011, TMC was acquired by, and became a wholly owned subsidiary of, WestMountain Index Advisor, Inc. a public company based in Denver, Colorado (“WestMountain”).

Effective September 15, 2010, TGC will have an initial 51% interest in the Terra Property, subject to TGC funding an aggregate of USD 6,000,000 in direct exploration and development expenditures on or before December 31, 2013 with initial USD 1,000,000 being required prior to December 31, 2011. As part of the funding, TGC will pay Raven Gold an aggregate of USD 200,000 as payment for the camp and equipment previously constructed by ITH and acquired by Raven Gold (USD 33,000 received February 16, 2012, USD 67,000 received March 5, 2012 and USD 100,000 received on January 4, 2013).

TGC is required to pay to ITH, the former holder of the Terra Property, an aggregate of USD 300,000 (USD 300,000 received by ITH) in stages to December 31, 2012. TGC/TMC are required to deliver to ITH an aggregate of 750,000 common shares of TMC (now 750,000 WestMountain common shares) prior to December 31, 2012 (750,000 common shares received by ITH).

TGC has granted Raven Gold a sliding scale NSR royalty between 0.5% and 5% on all precious metal production for the Terra Property and a 1% NSR royalty on all base metal production.

If TGC fails to fund any portion of the initial first year commitment and eventual three year commitment, or if the required payments and shares are not delivered to ITH, Raven Gold will be entitled to terminate the agreement and retain 100% of the property.

After it has completed its initial USD 6,000,000 contribution, TGC will have the option to increase its interest in the project by 29% (to a total of 80%) by funding an additional USD 3,050,000 of development work. To exercise such option, TGC/TMC will be required to pay ITH an additional USD 150,000 and deliver an additional 250,000 common shares of WestMountain.

Following TGC having completed its initial contribution (if it does not elect to acquire an additional 29% interest) or having earned an 80% interest (if it does), each party will be required to contribute it’s pro rata share of further expenditures. Should the interest of Raven Gold be diluted below 10% as a consequence of it not funding its proportionate share of the joint venture expenditures, the residual interest of Raven Gold interest will be converted to an additional property wide 1% NSR royalty on all metals produced.

On February 14, 2014, Raven Gold completed the sale of its minority interest in the Terra Property to TGC for USD 1,800,000 (received) and 200,000 common shares (valued using the closing market value of USD$0.80 and foreign exchange rate of 1 USD to 1.09810 CAD on February 14, 2014, the date the sale was completed) of WestMountain (received on March 11, 2014 and valued at $175,696). As a result, there was a net gain on sale of $1,840,480 during the year ended May 31, 2014 (2013 - $nil).

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

e)	North Bullfrog Project, Nevada

The Company’s North Bullfrog project consists of certain leased patented lode mining claims and federal unpatented mining claims owned 100% by the Company.

(i)	Interests acquired from Redstar Gold Corp.

On October 9, 2009, a US subsidiary of ITH at the time (Corvus Nevada) completed the acquisition of all of the interests of Redstar Gold Corp. (“Redstar”) and Redstar Gold U.S.A. Inc. (“Redstar US”) in the North Bullfrog project, which consisted of the following leases:

(1)
Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) 12 patented mining claims referred to as the “Connection” property. The ten-year, renewable mining lease requires advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 (paid) and USD 16,200 for every year thereafter (paid to September 30, 2013). Redstar has an option to purchase the property (subject to the NSR royalty below) for USD 1,000,000 at any time during the life of the lease. Production is subject to a 4% NSR royalty, which may be purchased by the lessee for USD 1,250,000 per 1% (USD 5,000,000 for the entire royalty).

(2)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mining claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 4,000 on execution, USD 3,500 on each of May 8, 2007, 2008 and 2009 (paid), USD 4,500 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2014). The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

(3)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and an arm’s length private Nevada corporation, Redstar has leased 2 patented mining claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of May 8, 2007, 2008 and 2009 (paid), USD 3,000 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2014). The lessor is entitled to receive a 3% NSR royalty on all production, which may be purchased by the lessee for USD 850,000 per 1% (USD 2,550,000 for the entire royalty).

(4)
Pursuant to a mining lease made and entered into as of May 16, 2006 between Redstar and an arm’s length individual, Redstar has leased 12 patented mineral claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 20,500 on execution and USD 20,000 on each anniversary thereafter (paid to May 16, 2014). The lessor is entitled to receive a 4% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 4,000,000 for the entire royalty).

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(i)	Interests acquired from Redstar Gold Corp. (cont’d)

(5)
Pursuant to a mining lease made and entered into as of May 22, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mineral claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 8,000 on execution, USD 4,800 on each of May 22, 2007, 2008 and 2009 (paid), USD 7,200 on May 22, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 22, 2014). The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

(6)
Pursuant to a mining lease made and entered into as of June 16, 2006 between Redstar and an arm’s length individual, Redstar has leased one patented mineral claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of June 16, 2007, 2008 and 2009 (paid), USD 3,000 on June 16, 2010 and each anniversary thereafter, adjusted for inflation (paid to June 16, 2013 and subsequently to June 16, 2014). The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

As a consequence of the acquisition of Redstar and Redstar US’s interest in the foregoing leases, Corvus Nevada is now the lessee under all of such leases. The Company acquired all of the shares of Corvus Nevada on August 26, 2010 upon the completion of the Arrangement.

(ii)	Interests acquired directly by Corvus Nevada

(1)
Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between Corvus Nevada and a group of arm’s length limited partnerships, Corvus Nevada has leased (and has the option to purchase) patented mining claims referred to as the “Mayflower” claims which form part of the North Bullfrog project. The terms of the lease/option are as follows:

¤
Terms: Initial term of five years, commencing December 1, 2007, with the option to extend the lease for an additional five years. The lease will continue for as long thereafter as the property is in commercial production or, alternatively, for an additional three years if Corvus Nevada makes advance minimum royalty payments of USD 100,000 per year (which are recoupable against actual production royalties).

¤
Lease Payments: USD 5,000 (paid) and 25,000 common shares of ITH (delivered) following regulatory acceptance of the transaction; and an additional USD 5,000 and 20,000 common shares on each of the first through fourth lease anniversaries (paid and issued). Pursuant to an agreement with the lessors, in lieu of the 20,000 ITH shares due December 1, 2010, Corvus Nevada paid USD 108,750 on November 10, 2010 and delivered 46,250 common shares of the Company on December 2, 2010. If Corvus Nevada elects to extend the lease for a second five-year term, it will pay USD 10,000 and deliver 50,000 common shares of ITH upon election being made, and an additional 50,000 common shares of ITH on each of the fifth through ninth anniversaries (USD 10,000 paid on October 31, 2012 and 50,000 common shares of ITH delivered on October 25, 2012 paid with cash of $126,924; and USD 10,000 paid on November 13, 2013 and 50,000 common shares of ITH delivered on November 25, 2013 paid with cash of $35,871).

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(ii)	Interests acquired directly by Corvus Nevada (cont’d)

¤
Work Commitments: USD 100,000 per year for the first three years (incurred), USD 200,000 per year for the years 4 – 6 (incurred) and USD 300,000 for the years 7 – 10. Excess expenditures in any year may be carried forward. If Corvus Nevada does not incur the required expenditures in year one, the deficiency is required to be paid to the lessors.

¤
Retained Royalty: Corvus Nevada will pay the lessors a NSR royalty of 2% if the average gold price is USD 400 per ounce or less, 3% if the average gold price is between USD 401 and USD 500 per ounce and 4% if the average gold price is greater than USD 500 per ounce.

(2)
Pursuant to a mining lease and option to purchase made effective March 1, 2011 between Corvus Nevada and an arm’s length individual, Corvus Nevada has leased, and has the option to purchase, 2 patented mineral claims which form part of the North Bullfrog project holdings. The lease is for an initial term of 10 years, subject to extension for an additional 10 years (provided advance minimum royalties are timely paid), and for so long thereafter as mining activities continue on the claims. The lessee is required to pay advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 20,000 on execution (paid), USD 25,000 on each of March 1, 2012 (paid), 2013 (paid) and 2014 (paid), USD 30,000 on March 1, 2015 and each anniversary thereafter, adjusted for inflation. The lessor is entitled to receive a 2% NSR royalty on all production. The lessee may purchase the royalty for USD 1,000,000 per 1%. If the lessee purchases the entire royalty (USD 2,000,000) the lessee will also acquire all interest of the lessor in the subject property.

(3)
Pursuant to a purchase agreement made effective March 28, 2013, Corvus Nevada has agreed to purchase the surface rights of five patented mining claims owned by two arm’s length individuals for USD 160,000 payable on closing (March 28, 2013). The terms include payment by Corvus Nevada of a fee of USD 0.02 per ton of overburden to be stored on the property, subject to payment for a minimum of 12 million short tons. The minimum tonnage fee (USD 240,000) bears interest at 4.77% per annum from closing and is evidenced by a promissory note due on the sooner of the commencing of use of the property for waste materials storage or December 31, 2015. As a result, the Company recorded $406,240 (USD 400,000) in acquisition costs with $157,408 paid in cash and the remaining $248,832 (USD 240,000) in promissory note payable (note 9) during the year ended May 31, 2013.

(4)
In December 2013, SoN completed the purchase of a parcel of land approximately 30 km north of the North Bullfrog project which carries with it 1,600 acre feet of irrigation water rights. The cost of the land and associated water rights was cash payment of $1,100,118 (USD 1,034,626).

f)	Gerfaut Property, Quebec

On February 2, 2012, the Company signed an agreement (“Gerfaut Agreement”) with respect to an option/joint venture with Les Ressources Tectonic Inc. (“LRT”), an arm’s length private company, whereby the Company may acquire up to an 80% interest in the Gerfaut Property (“Gerfaut claims”), consisting of mineral claims located in Northern Quebec.

During the year ended May 31, 2013, the Company terminated the Gerfaut Agreement.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

8.	CAPITALIZED ACQUISITION COSTS (cont’d)

Acquisitions

The acquisition of title to mineral properties is a detailed and time-consuming process. The Company has taken steps, in accordance with industry norms, to verify title to mineral properties in which it has an interest. Although the Company has taken every reasonable precaution to ensure that legal title to its properties is properly recorded in the name of the Company (or, in the case of an option, in the name of the relevant optionor), there can be no assurance that such title will ultimately be secured.

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries. The Company has determined as of May 31, 2014, the disturbances to earth are minimal, therefore has not recorded a provision for environmental expenditures.

9.	PROMISSORY NOTE PAYABLE

As at March 28, 2013 the Company issued a promissory note payable of USD 240,000 (May 31, 2013 – $248,832 (USD 240,000)) bearing interest at 4.77% per annum due on the sooner of the commencing of use of the property for waste materials storage as stated in note 8(e)(ii)(3) or December 31, 2015. At May 31, 2014, the promissory note payable was translated to $260,208.

10.	SHARE CAPITAL

Authorized

Unlimited common shares without par value.

Share issuances

During the year ended May 31, 2014:

a)
On November 25, 2013, the Company closed a non-brokered private placement equity financing and issued 5,230,000 common shares at a price of $1.00 per share for gross proceeds of $5,230,000. A finder’s fee equal to 5% of the proceeds raised from the sale of 420,000 common shares was paid, amounting to $21,000. In connection with the financing, the Company paid an additional $19,312 in share issuance costs.

b)	An aggregate of 70,000 shares were issued on exercise of 70,000 stock options for gross proceeds of $48,300.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

10.	SHARE CAPITAL (cont’d)

Share issuances (cont’d)

During the year ended May 31, 2013:

a)
On April 2, 2013 the Company closed a non-brokered private placement equity financing and issued 8,300,000 common shares at a price of $0.87 per share for gross proceeds of $7,221,000. In connection with the financing, the Company paid $17,192 in share issuance costs.

b)
On November 1, 2012, the Company closed a non-brokered private placement equity financing and issued 3,250,001 common shares at a price of $1.07 per share for gross proceeds of $3,477,501. A finder’s fee equal to 4% of the proceeds raised from the sale of 733,477 common shares was paid, amounting to $31,393. In connection with the financing, the Company paid an additional $14,290 in share issuance costs.

c)	An aggregate of 3,329,766 common shares were issued on exercise of 3,329,766 stock options for gross proceeds of $2,550,209.

d)	An aggregate of 325,000 common shares were issued on exercise of 325,000 warrants for gross proceeds of $357,500.

Warrants

Warrants transactions are summarized as follows:

	2014		2013
	Number of Warrants	Number of Warrants	Number of Warrants	Weighted Average Exercise Price

Balance, beginning of the year	-	$-	325,000	$1.10
Exercised (Agents’ Warrants)	-	$-	(325,000)	(1.10)

Balance, end of the year	-	$-	-	$-

Stock options

Stock options awarded to employees and non-employees by the Company are measured and recognized in the Consolidated Statement of Comprehensive Loss over the vesting period.

The Company has adopted an incentive stock option plan (the “2010 Plan”). The essential elements of the 2010 Plan provide that the aggregate number of common shares of the Company’s share capital that may be made issuable pursuant to options granted under the 2010 Plan (together with any other shares which may be issued under other share compensation plans of the Company) may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options. Options granted under the 2010 Plan will have a maximum term of ten years. The exercise price of options granted under the 2010 Plan will not be less than the greater of the market price of the common shares (as defined by the Toronto Stock Exchange (“TSX”), currently defined as the 5 day volume weighted average price for the 5 trading days immediately preceding the date of grant) or the closing market price of the Company’s common shares for the trading day immediately preceding the date of grant), or such other price as may be agreed to by the Company and accepted by the TSX. Options granted under the 2010 Plan vest immediately, unless otherwise determined by the directors at the date of grant.

Pursuant to the 2010 Plan, on August 16, 2013, the Company granted incentive stock options to officers, directors, consultants and employees of the Company to purchase 2,470,000 common shares in the share capital of the Company. The options are exercisable on or before August 16, 2018 at a price of $0.76 per share. The options will vest as to one-third on August 16, 2013, one-third on August 16, 2014, and the balance on August 16, 2015.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

10.	SHARE CAPITAL (cont’d)

Stock options (cont’d)

On September 27, 2012, the Company granted incentive stock options to a consultant of the Company to purchase 150,000 common shares in the share capital of the Company. The options are exercisable on or before September 27, 2014 at a price of $1.08 per share. The options will vest as to one-quarter on September 27, 2012, one-quarter on January 27, 2013, one-quarter on May 27, 2013, and the balance on September 27, 2013.

On September 19, 2012, the Company granted incentive stock options to consultants and employees of the Company to purchase 2,995,000 common shares in the share capital of the Company. The options are exercisable on or before September 19, 2017 at a price of $0.96 per share. The options will vest as to one-third on September 19, 2012, one-third on September 19, 2013, and the balance on September 19, 2014.

A summary of the status of the stock option plan as of May 31, 2014 and 2013, and changes during the years are presented below:

	2014		2013
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of the year	4,075,234	$0.88	4,300,000	$0.72
Granted	2,470,000	0.76	3,145,000	0.97
Exercised	(70,000)	(0.69)	(3,329,766)	(0.77)
Forfeited	(300.000)	(0.81)	-	-
Expired	-	-	(40,000)	(0.82)

Balance, end of the year	6,175,234	$0.84	4,075,234	$0.88

The weighted average share price for the options exercised during the year ended May 31, 2014 was $0.76 (May 31, 2013 - $1.07). The weighted average remaining contractual life of options outstanding at May 31, 2014 was 3.46 years (2013 – 3.90 years).

Stock options outstanding are as follows:

	2014			2013
Expiry Date	Exercise Price	Number of Options	Exercisable at Year- End	Exercise Price	Number of Options	Exercisable at Year- End

May 30, 2013 (extended to August 17, 2013)	$-	-	-	$0.69	70,000	70,000
September 27, 2014	$1.08	150,000	150,000	$1.08	150,000	37,500
July 29, 2016	$0.50	483,334	483,334	$0.50	583,334	362,334
November 17, 2016	$0.67	210,000	210,000	$0.67	210,000	138,600
May 29, 2017	$0.92	300,000	300,000	$0.92	300,000	99,000
September 19, 2017	$0.96	2,561,900	1,628,370	$0.96	2,761,900	755,250
August 16, 2018	$0.76	2,470,000	822,510	$-	-	-

		6,175,234	3,594,214		4,075,234	1,462,684

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

10.	SHARE CAPITAL (cont’d)

Stock-based compensation

The Company uses the fair value method for determining stock-based compensation for all options granted during the years. The fair value of options granted was $1,449,654 (2013 - $2,425,846), determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

For the year ended May 31,	2014	2013

Risk-free interest rate	1.96%	1.40%
Expected life of options	5 years	4.86 years
Annualized volatility	100%	100%
Dividend yield	0%	0%
Exercise price	$0.76	$0.97

Fair value per share	$0.59	$0.77

Annualized volatility was determined by reference to historic volatility of similar entities following a comparable period in their lives.

Stock-based compensation has been allocated as follows:

For the year ended May 31,	2014	2013

Consulting	$464,638	$295,415
Exploration expenditures – Geological/geophysical	63,670	44,904
Investor relations	371,459	269,663
Professional fees	69,761	87,713
Wages and benefits	876,741	471,088

	$1,846,269	$1,168,783

11.	RELATED PARTY TRANSACTIONS

During the year ended May 31, 2014, the Company entered into the following transactions with related parties:

For the year ended May 31,	2014	2013

Consulting fees to CFO	$97,000	$87,000
Wages and benefits to CEO, President and COO	752,850	724,461
Directors fees (included in consulting fees)	99,774	72,500
Fees to Vice President of Corporate Communications (included in investor relations)	172,500	125,000
Professional fees to Vice President	84,907	90,340
Stock-based compensation to related parties	1,590,465	938,697

	$2,797,496	$2,037,998

As at May 31, 2014, included in accounts payable and accrued liabilities was $27,462 (2013 – $20,481) in expenses owing to companies related to officers and officers of the Company.

These amounts were unsecured, non-interest bearing and had no fixed terms or terms of repayment. Accordingly, fair value could not be readily determined.

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

11.	RELATED PARTY TRANSACTIONS (cont’d)

The Company has entered into a retainer agreement dated June 1, 2011 with Lawrence W. Talbot Law Corporation (“LWTLC”), a company with officers in common, pursuant to which LWTLC agrees to provide legal services to the Company. Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $72,000 (plus applicable taxes and disbursements). The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice). An officer of the Company is a director and shareholder of LWTLC.

The Company has also entered into change of control agreements during the year with officers of the Company. In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from two times to three times) of the sum of the annual base salary then payable to the officer, the aggregate amount of bonus(es) (if any) paid to the officer within the calendar year immediate preceding the Effective Date of Termination, and an amount equal to the vacation pay which would otherwise be payable for the one year period next following the Effective Date of Termination.

12.	GEOGRAPHIC SEGMENTED INFORMATION

The Company operates in one industry segment, the mineral resources industry, and in two geographical segments, Canada and the United States. All current exploration activities are conducted in the United States and Canada. The significant asset categories identifiable with these geographical areas are as follows:

	Canada	United States	Total

May 31, 2014
Capitalized acquisition costs	$-	$4,045,115	$4,045,115
Property and equipment	$4,057	$93,390	$97,447

May 31, 2013
Capitalized acquisition costs	$-	$3,443,964	$3,443,964
Property and equipment	$5,796	$58,846	$64,642

For the year ended May 31,	2014	2013

Net loss for the year – Canada	$(3,460,777)	$(2,800,511)
Net loss for the year – United States	(8,204,197)	(9,662,369)

Net loss for the year	$(11,664,974)	$(12,462,880)

13.	SUPPLEMENTAL CASH FLOW INFORMATION

For the year ended May 31,	2014	2013

Supplemental cash flow information
Interest paid (received)	$-	$-
Income taxes paid (received)	$-	$-
Non-cash transactions
Change in promissory note payable included in capitalized acquisition costs	$-	$248,832

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

14.	SUBSIDIARIES

Significant subsidiaries are:

	Country of Incorporation	Principal Activity	The Company’s effective interest for 2014	The Company’s effective interest for 2013

Corvus Gold (USA) Inc.	USA	Holding company	100%	100%
Raven Gold Alaska Inc.	USA	Exploration company	100%	100%
Corvus Gold Nevada Inc.	USA	Exploration company	100%	100%
SoN Land & Water LLC	USA	Exploration company	100%	-

15.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the years ended May 31:

	2014	2013

Loss before income taxes	$(11,664,974)	$(12,462,880)
Statutory Canadian corporate tax rate	26.00%	25.00%

Income tax recovery at statutory rates	$(3,032,894)	$(3,115,720)
Stock-based compensation	480,030	292,196
Non-deductible items	-	7,204
Effect of tax rate change	-	(34,594)
Difference in tax rates in other jurisdictions	(582,381)	(903,346)
Tax benefits not realized	3,135,245	3,754,260

Income tax recovery	$-	$-

The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	2014	2013

Deferred income tax assets (liabilities)
Mineral properties	$10,845,000	$8,999,000
Property and equipment	14,000	6,000
Marketable securities	11,000	-
Share issuance costs	48,000	72,000
Non-capital losses available for future periods	3,983,000	2,144,000

	14,901,000	11,221,000
Valuation allowance	(14,901,000)	(11,221,000)

Net deferred tax assets	$-	$-

CORVUS GOLD INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
YEAR ENDED MAY 31, 2014 AND 2013

15.	INCOME TAXES (cont’d)

At May 31, 2014, the Company has available non-capital tax losses for Canadian income tax purposes of approximately $4,644,000 and net operating loss for US tax purposes of approximately $7,623,000 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

	Canada	United States

2029	$-	$1,036,000
2030	-	2,000
2031	379,000	154,000
2032	1,089,000	1,319,000
2033	1,443,000	1,741,000
2034	1,733,000	3,371,000

	$4,644,000	$7,623,000

In addition, the Company has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $33,231,000 and in Canada of approximately $333,000, which may be deductible for tax purposes. Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 7, 2014, the date the consolidated financial statements became available to be issued. There were no subsequent events since May 31, 2014.

COMMON SHARES
PROSPECTUS

[●], 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table lists the costs and expenses payable by the Company in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts. All amounts shown are estimates except for the SEC registration fee, and all of the fees and expenses will be borne by the Company.

Securities and Exchange Commission registration fee	$743
Legal fees and expenses	130,000*
TSX listing fee/ BCSC & OSC fees	24,712*
Accounting fees and expenses	15,000*
Printing and engraving expenses, EDGAR expenses	12,000*
Travel and miscellaneous expenses	4,576*
Contingencies	11,000*
Total	$198,031*

*Estimated. Amounts shown in USD. Canadian $ converted at a rate of USD 1.00 = CAD 1.0926, being the USD-CAD exchange rate as quoted by the Bank of Canada at noon on August 6, 2014.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the BCBCA noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a Director or officer of the Company,
(2)	is or was a director or officer of another corporation

(i) at a time when the corporation is or was an affiliate of the Company, or

(ii) at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or
(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(2)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(3)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(4)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or
(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;
(5)	make any other order the court considers appropriate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Unregistered Sales of Securities Fiscal 2011

On November 30, 2010 the Company closed a brokered private placement equity financing (the “First 2010 Offering”) and issued 6,500,000 Common Shares at a price of $0.88 per common share for gross proceeds of $5,720,000. In connection with the First 2010 Offering, the agents received a cash commission equal to 5% of the gross proceeds raised through the First 2010 Offering, amounting to $286,000 in share issuance costs. As well, the Agents received Agents’ Warrants equal to 5% of Common Shares issued in the First 2010 Offering, being 325,000 Agents’ Warrants. Each Agents’ Warrant was exercisable to acquire one Common Share at a price of $1.10 until November 30, 2012. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

On November 30, 2010 the Company closed a non-brokered private placement equity financing (the “Second 2010 Offering”) and issued 1,500,000 Common Shares at a price of $0.88 per common share for gross proceeds of $1,320,000. A finder’s fee equal to 5%

of the proceeds raised from the sale of 500,000 Common Shares in the Second 2010 Offering was paid, amounting to $22,000. In connection with the Second 2010 Offering, the Company paid an additional $116,140 in share issuance costs. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

On December 2, 2010, the Company issued 46,250 Common Shares in connection with the lease on the Mayflower property (part of the NBP), with a fair value of $43,475. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

Unregistered Sales of Securities Fiscal 2012

On May 17, 2012, the Company closed a non-brokered private placement equity financing and issued 8,250,000 Common Shares at a price of $0.67 per common share for gross proceeds of $5,527,500. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

Unregistered Sales of Securities Fiscal 2013

On November 1, 2012, the Company closed a non-brokered private placement equity financing (the “2012 Offering”) and issued 3,250,001 Common Shares at a price of $1.07 per share for gross proceeds of $3,477,501. A finder’s fee equal to 4% of the proceeds raised from the sale of 733,477 Common Shares sold in the 2012 Offering was paid, amounting to $31,393. In connection with the 2012 Offering, the Company paid an additional $14,290 in share issuance costs. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

On April 2, 2013 the Company closed a non-brokered private placement equity financing (the “First 2013 Offering”) and issued 8,300,000 Common Shares at a price of $0.87 per share for gross proceeds of $7,221,000. In connection with the First 2013 Offering, the Company paid $17,192 in share issuance costs. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

An aggregate of 3,329,766 Common Shares were issued on exercise of 3,329,766 stock options for gross proceeds of $2,550,209. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

An aggregate of 325,000 Common Shares were issued on exercise of 325,000 warrants for gross proceeds of $357,500. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

Unregistered Sales of Securities Fiscal 2014

On November 26, 2013, the Company closed a non-brokered private placement equity financing (the Second 2013 Offering”) and issued 5,230,000 Common Shares at a price of $1.00 per share for gross proceeds of $5,230,000. A finder’s fee equal to 5% of the proceeds raised from the sale of 420,000 Common Shares in the Second 2013 Offering was paid, amounting to $21,000. In connection with the financing, the Company paid an additional $19,312 in share issuance costs. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

An aggregate of 70,000 Common Shares were issued on exercise of 70,000 stock options for gross proceeds of $48,300. The securities were offered and sold in reliance on the exemptions from registration available under Regulation S and to accredited investors under Rule 506 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

The exhibits filed with this Registration Statement are set forth on the “Exhibit Index” set forth elsewhere herein.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 7th day of August, 2014.

CORVUS GOLD INC.

By:	/s/ Jeffrey Pontius
Name:	Jeffrey Pontius
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Jeffrey A. Pontius Jeffrey A. Pontius		Chief Executive Officer (Principal Executive Officer and Authorized U.S. Representative)	August 7, 2014

/s/ Peggy Wu Peggy Wu		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 7, 2014

/s/ Rowland Perkins* Rowland Perkins		Chairman of the Board	August 7, 2014

/s/ Steve K. Aaker* Steve K. Aaker		Director	August 7, 2014

/s/ Anton J. Drescher* Anton J. Drescher		Director	August 7, 2014

/s/ Ed Yarrow* Ed Yarrow		Director	August 7, 2014

/s/ Catherine Gignac* Catherine Gignac		Director	August 7, 2014

* As Attorney-in-Fact

By:	/s/ Jeffrey A. Pontius Jeffrey A. Pontius

EXHIBIT INDEX

Exhibit	Description
2.1*	Arrangement Agreement and Plan of Arrangement with International Tower Hill Mines Ltd.
3.1*	Notice of Articles, dated April 13, 2010
3.2*	Articles, dated April 12, 2010
5.1*	Opinion of Gowling Lafleur Henderson LLP
10.1+*	2010 Incentive Stock Option Plan
10.2+*	Employment agreement made as of June 1, 2011 between Corvus Nevada and Jeffrey Pontius
10.3+*	Employment agreement made as of June 1, 2011 between Corvus Nevada and Russell Myers
10.4+*	Employment agreement made as of October 26, 2011 between Corvus Nevada and Carl Brechtel
21.1*	List of Subsidiaries
23.1	Consent of Crowe MacKay LLP
23.2*	Consent of Gowling Lafleur Henderson LLP (Contained in Exhibit 5.1 hereto)
23.3*	Consent of Scott Wilson
23.4*	Consent of Gary Giroux
23.5*	Consent of Herbert C. Osborne
24.1*	Power of Attorney (previously contained on the signature page of this registration statement)

* Previously submitted.
+ Indicates management contract or compensatory plan.